Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

dated as of September 17, 2017

by and among

ITRON, INC.,

IVORY MERGER SUB, INC.

And

SILVER SPRING NETWORKS, INC.

(i)

(ii)

(iii)

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger is made and entered into as of September 17, 2017 (the “Agreement Date”) (as amended, restated, modified or supplemented from time to time, this “Agreement”), among Itron, Inc., an entity formed under the laws of the State of Washington (“Parent”), Ivory Merger Sub, Inc., a corporation organized under the laws of the State of Delaware as a direct or indirect, wholly-owned Subsidiary of Parent (“Acquisition Sub”) and Silver Spring Networks, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Article I.

W I T N E S S E T H:

WHEREAS, it is proposed that Acquisition Sub will merge with and into the Company (the “Merger”) in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and each share of Common Stock, par value $0.001 per share of the Company (the “Company Common Stock”) (other than Cancelled Company Shares and Dissenting Company Shares), will thereupon be cancelled and converted into the right to receive cash in an amount equal to $16.25 (the “Merger Consideration”), and the Company will survive the Merger as a wholly-owned (direct or indirect) subsidiary of Parent, all upon the terms and subject to the conditions set forth herein;

WHEREAS, the Company Board has (i) determined that the terms of the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, the Company and its stockholders, (ii) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (iii) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Merger and the other transactions contemplated by this Agreement upon the terms and subject to the conditions contained herein and (iv) resolved to recommend that the holders of Shares adopt this Agreement in accordance with the DGCL (collectively, the “Company Board Recommendation”);

WHEREAS, the board of directors of Parent has (i) declared it advisable to enter into this Agreement, and (ii) approved the execution and delivery by Parent and by Acquisition Sub, respectively, of this Agreement, the performance by Parent and Acquisition Sub, respectively, of their respective covenants and agreements contained herein and the consummation of the Merger and the other transactions contemplated by this Agreement upon the terms and subject to the conditions contained herein;

WHEREAS, as a condition to and inducement of Parent’s willingness to enter into this Agreement, simultaneously with the execution of this Agreement, certain stockholders of the Company have executed and delivered to Parent a Voting Agreement in substantially the form attached hereto as Exhibit A, dated as of the date hereof, pursuant to which such stockholders have, among other matters, agreed to vote their Shares in favor of, and otherwise support, the Merger and the other transactions contemplated hereby, each on the terms and subject to the conditions set forth in the Voting Agreement; and

WHEREAS, Parent, Acquisition Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and the transactions contemplated hereby to prescribe certain conditions with respect to the consummation of the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent and the Company hereby agree as follows:

ARTICLE I

DEFINITIONS & INTERPRETATIONS

1.1    Certain Definitions. For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

“2003 Plan” shall mean the Company’s 2003 Stock Option Plan, as amended.

“2012 Plan” shall mean the Company’s 2012 Equity Incentive Plan, as amended.

“Acceptable Confidentiality Agreement” shall mean an agreement that is either (i) in effect as of the execution and delivery of this Agreement or (ii) executed, delivered and effective after the execution, delivery and effectiveness of this Agreement, in either case containing provisions that require any counter-party(ies) thereto (and any of its(their) Representatives named therein) that receive material non-public information of or with respect to the Company to keep such information confidential and use such information only in connection with the evaluation of a negotiated transaction; provided that the provisions thereof are no less restrictive in the aggregate to such counter-party(ies) (and any of its(their) Representatives named therein) than the terms of the Confidentiality Agreement. Notwithstanding the foregoing, an “Acceptable Confidentiality Agreement” need not contain any “standstill” or other similar provisions.

“Acceptable Non-Exclusive License” shall mean providing a non-exclusive license (A) for third party products or services to access and interoperate with Parent’s, the Company’s, or their respective Subsidiaries’ networks or related access points on terms and in a manner no less favorable than available with respect to their own similar products or services or (B) of the assets, product lines, operations, or businesses of any of Parent or the Company or any of their respective Subsidiaries, in each case with respect to the license described in this clause (B) only, that individually or in the aggregate, generated total collected revenues equal to or less than $30 million in Parent’s or the Company’s fiscal year 2016, as applicable.

“Acquisition Proposal” shall mean any inquiry, offer, proposal, or indication of interest (other than an inquiry, offer or proposal by Parent or Acquisition Sub) to engage in, or that otherwise could reasonably be expected to lead to, an Acquisition Transaction.

“Acquisition Transaction” shall mean any transaction or series of related transactions (other than the transactions contemplated by this Agreement or other transactions with Parent or Acquisition Sub) involving: (i) any direct or indirect purchase or other acquisition, after the Agreement Date, by any Person or “group” (as defined in or under Section 13(d) of the

Exchange Act), whether from the Company and/or any other Person(s), of Shares representing 15% or more of the Shares or securities of the Company representing 15% or more of the voting power of the Company, in each case outstanding after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) that, if consummated in accordance with its terms, would result in such Person or “group” beneficially owning 15% or more of the of the Shares or securities of the Company representing 15% or more of the voting power of the Company, in each case after giving effect to the consummation of such tender or exchange offer; (ii) any direct or indirect purchase or other acquisition by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) of 15% or more of the consolidated assets or businesses of the Company and its Subsidiaries, taken as a whole (measured by the fair market value thereof as of the date of such sale, transfer, acquisition or disposition); (iii) any merger, consolidation, recapitalization, business combination, share exchange, joint venture or other similar transaction involving the Company pursuant to which any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), other than the Company Stockholders (as a group) immediately prior to the consummation of such transaction (provided that no Person shall be so excluded if they are acquiring Company Common Stock in such a transaction acting as part of a “group” (as defined in or under Section 13(d) of the Exchange Act)), would hold shares of Company Common Stock representing 15% or more of the shares of Company Common Stock outstanding after giving effect to the consummation of such transaction or 15% or more of the consolidated assets or businesses of the Company and its Subsidiaries, taken as a whole (measured by the fair market value thereof); (iv) a liquidation, dissolution or other winding up of the Company or (v) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated revenues or earnings and Shares (or voting power of securities of the Company) involved is 15% or more.

“Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.

“Antitrust Laws” shall mean the Sherman Antitrust Act of 1890, the Clayton Act of 1914, the HSR Act, the Federal Trade Commission Act, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the transactions contemplated by this Agreement.

“Business Day” shall mean any day, other than a Saturday, Sunday and any day which is a legal holiday under the Laws of the State of California or the State of Washington or is a day on which banking institutions located in the State of California or the State of Washington are authorized or required by Law or other governmental action to close.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commercially Available Software” shall mean “shrink wrap,” “click through,” “browse wrap” or generally available commercial off-the-shelf Software that has not been modified or customized by a third party for the Company or any of its Subsidiaries and that is licensed pursuant to a non-negotiated Contract not requiring a physical signature, including Open Source Materials.

“Company Balance Sheet” shall mean the consolidated balance sheet of the Company and its Subsidiaries at June 30, 2017 as set forth in the Company Quarterly Report on Form 10-Q filed by the Company with the SEC prior to the Agreement Date for the quarter ended such date.

“Company Balance Sheet Date” shall mean the date of the Company Balance Sheet.

“Company Board” shall mean the Board of Directors of the Company.

“Company Capital Stock” shall mean the Company Common Stock and the Company Preferred Stock.

“Company ESPP” shall mean the Company’s 2012 Employee Stock Purchase Plan.

“Company Intellectual Property Rights” shall mean (i) all Company-Owned Intellectual Property Rights, and (ii) all Intellectual Property Rights licensed to the Company or any of its Subsidiaries.

“Company Material Adverse Effect” shall mean any change, effect, event, condition, state of facts, or development (each, a “Change,” and collectively, “Changes”), individually or in the aggregate, and taken together with all other Changes, (x) that prevents, or would reasonably be expected to prevent, consummation of the Merger by the Company or performance by the Company of its material obligations under this Agreement or (y) that has had, or would reasonably be expected to have, a material adverse effect on the business, operations, financial condition, assets or results of operations of the Company and its Subsidiaries, taken as a whole; provided that no Change (by itself or when aggregated or taken together with any and all other Changes) directly or indirectly resulting from, attributable to or arising out of any of the following shall be taken into account when determining whether a Company Material Adverse Effect has occurred or may, would or could occur:

(i) general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally;

(ii) conditions (or changes in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (A) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

(iii) conditions (or changes in such conditions) in the industries in which the Company and its Subsidiaries conduct business;

(iv) political conditions (or changes in such conditions) in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world;

(v) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world;

(vi) changes in Law or other legal or regulatory conditions (or the interpretation thereof by a Governmental Authority) or Changes in GAAP or other accounting standards (or the interpretation thereof by a Governmental Authority);

(vii) the announcement of this Agreement or the pendency of the transactions contemplated hereby, including (A) the identity of Parent, (B) the loss or departure of officers or other employees of the Company or any of its Subsidiaries, (C) the termination or potential termination of (or the failure or potential failure to renew or enter into) any Contracts with customers, suppliers, distributors or other business partners, and (D) any other negative development (or potential negative development) in the Company’s relationships with any of its customers, suppliers, distributors or other business partners, each of subclauses (A) through (D) solely to the extent resulting from such announcement or pendency;

(viii) except for the compliance by the Company and its Subsidiaries with the provisions of Section 5.1(a), any action taken or required to be taken or refrained from being taken by the Company that is required or prohibited, respectively, by the terms of this Agreement; any action taken or refrained from being taken by the Company which Parent has expressly approved, consented to or requested in writing following the Agreement Date; and

(ix) changes in the Company’s stock price or the trading volume of the Company’s stock, in and of itself, or any failure by the Company to meet any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures would otherwise be separately excepted from this definition);except (x) to the extent any such Change described in clauses (i) through (vi) above has a disproportionate impact on the Company and its Subsidiaries, taken as a whole, in comparison to other companies that operate in the industries in which the Company and its Subsidiaries operate, in which case such disproportionate impact shall be taken into account when determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur and (y) that the matters addressed by clauses (vii) and (viii) above will not apply with respect to any representation or warranty that by its terms is intended to address the consequences of the execution of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement, including the accuracy of the representations and warranties set forth in Section 3.4 (Non-Contravention), or any condition to the parties’ obligations to effect the Closing pursuant to Article VII related thereto.

“Company Options” shall mean any options to purchase Shares, including but not limited to those outstanding under any of the Stock Plans.

“Company-Owned Intellectual Property Rights” shall mean all Registered Intellectual Property Rights listed in Section 3.15(a) of the Company Disclosure Letter and all other Intellectual Property Rights owned by the Company or any of its Subsidiaries.

“Company Product” shall mean all products or services produced, marketed, licensed, sold, distributed or performed by or on behalf of the Company or any of its Subsidiaries, and all products or services currently under development by the Company or any of its Subsidiaries that are currently planned for development and commercial release by the Company or any of its Subsidiaries, or otherwise currently planned to be offered for sale by the Company or any of its Subsidiaries, within the 12-month period following the Agreement Date.

“Company 2015 PSUs” shall mean any performance stock units of the Company granted during the 2015 calendar year, including but not limited to those outstanding under any of the Stock Plans.

“Company 2017 PSUs” shall mean any performance stock units of the Company granted during the 2017 calendar year, including but not limited to those outstanding under any of the Stock Plans.

“Company PSUs” shall mean any performance stock units of the Company, including but not limited to those outstanding under any of the Stock Plans.

“Company Registered Intellectual Property Rights” shall mean all of the currently issued or pending items of Registered Intellectual Property Rights owned by, assigned to, filed in the name of, or applied for by the Company or any of its Subsidiaries.

“Company RSUs” shall mean any restricted stock units of the Company, including those outstanding under any of the Stock Plans.

“Company Stockholders” shall mean holders of shares of Company Capital Stock, in their respective capacities as such.

“Compliant” shall mean (i) no audit opinion with respect to any financial statements contained in the Required Information shall have been withdrawn, amended or qualified, and the Company’s independent registered accounting firm has consented to or otherwise authorized the use in the Financing of their audit opinions related to the audited financial statements included in the Required Information, (ii) the Required Information is and remains throughout the Marketing Period in compliance in all material respects with all requirements of Regulation S-X under the Securities Act to the extent applicable pursuant to the definition of Required Information, and (iii) the Company’s independent registered accounting firm that has reviewed or audited the financial statements and other financial information included in the Required Information and has confirmed that they are prepared to issue customary comfort letters (including negative assurance) with respect to any historical financial information of the Company included in any offering memorandum or prospectus upon any pricing date and the closing relating to the Financing occurring during the Marketing Period.

“Continuing Employee” shall mean each individual who is an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time and continues to be an employee of Parent or one of its Subsidiaries (including the Surviving Corporation and its Subsidiaries) immediately following the Effective Time.

“Contract” shall mean any contract, subcontract, instrument, warranty, option, note, bond, mortgage, indenture, lease, license, sublicense, sales and purchase order or other legally binding obligation, commitment, agreement, arrangement or understanding, in each case, whether written or oral, express or implied, in each case as amended and supplemented from time to time.

“Delaware Law” shall mean the DGCL and any other applicable Law (including common law) of the State of Delaware.

“DOJ” shall mean the United States Department of Justice.

“DOL” shall mean the United States Department of Labor.

“Environmental Law” shall mean any applicable Law relating to (i) Releases or threatened Releases or Hazardous Materials; (ii) manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Materials; or (iii) protection of worker human health and safety with respect to exposures of Hazardous Materials.

“Environmental Permits” shall mean all permits, licenses, or registrations required under applicable Environmental Laws.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” shall mean any Person (whether or not incorporated) that, together with any other Person, is or has within the last six years been considered a single employer under Section 414 of the Code or Section 4001 of ERISA.

“Exchange Act” shall mean the Securities Exchange Act of 1934.

“Exchange Ratio” shall mean the quotient obtained by dividing (a) the Merger Consideration by (b) the Parent Stock Price.

“Export Control Laws” shall mean (i) all U.S. import and export Laws (including those Laws under the authority of U.S. Departments of Commerce (Bureau of Industry and Security) codified at 15 CFR, Parts 700 – 799; Homeland Security (Customs and Border Protection) codified at 19 CFR, Parts 1 – 199; State (Directorate of Defense Trade Controls) codified at 22 CFR, Parts 103, 120 – 130; and Treasury (Office of Foreign Assets Control) codified at 31 CFR, Parts 500 – 599) and (ii) all comparable applicable Laws outside the United States in countries in which the Company or one of its Subsidiaries is licensed to do business.

“Financing Sources” shall mean the Persons that have entered into or will enter into agreements with Parent in connection with the Financing, and any joinder agreements or definitive agreements entered into pursuant thereto, including the agents, arrangers, lenders, and other entities that are part of the Financing, together with their respective Affiliates, officers, directors, employees, agents, representatives, and advisors; provided that, neither Parent nor any of its Affiliates shall be Financing Sources.

“FTC” shall mean the United States Federal Trade Commission.

“GAAP” shall mean generally accepted accounting principles, as applied in the United States.

“Governmental Authority” shall mean any government, any transnational governmental organization, any governmental or regulatory entity or body, department, commission, board, agency, instrumentality, taxing authority, political subdivision, bureau, stock exchange, official and any self-regulatory organization (including FINRA and the NYSE) and any court, tribunal or judicial or arbitral body, in each case whether federal, state, county, provincial, and whether local or foreign.

“Government Bid” shall mean any quotation, bid, or proposal submitted to any Governmental Authority or any proposed prime contractor or higher tier subcontractor of any Governmental Authority in connection with any proposed Government Contract.

“Government Contract” shall mean any prime Contract, subcontract, letter Contract, purchase order or delivery order executed or submitted to or on behalf of any Governmental Authority or any prime contractor or higher-tier subcontractor, or under which any Governmental Authority or any such prime contractor or subcontractor otherwise has or may acquire any right or interest.

“Hazardous Materials” shall mean any chemical, substance or waste defined and regulated by a Governmental Authority as “hazardous,” “toxic,” “radioactive” or a “pollutant” under applicable Environmental Laws.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” shall mean, with respect to any Person, (i) all indebtedness of such Person, whether or not contingent, for borrowed money, (ii) all obligations of such Person for the deferred purchase price of property or services (other than obligations incurred in the ordinary course of business or pursuant to Employee Plans in favor of persons who at the time of such incurrence were employees or contractors of the Company or any of its Subsidiaries in their capacity as such), including any potential future earn-out, purchase price adjustment, release of “holdback” or similar payment, (iii) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (iv) all obligations of such Person under currency, interest rate or other swaps, and all hedging and other obligations of such Person under other derivative instruments, (v) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (vi) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (vii) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (viii) all Indebtedness of others referred to in clauses (i) through (vii) guaranteed directly or indirectly in any manner by such Person and (ix) all Indebtedness referred to in clauses (i) through (viii) secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Liens on property (including accounts and Contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

“Intellectual Property Rights” mean the rights associated with the following under the Laws of any jurisdiction in the world: (i) patents, utility models, and applications therefor (including provisional applications) and all reissues, revisions, renewals, extensions, provisionals, continuations, and continuations in part, thereof, including any identified invention disclosures (“Patents”), (ii) copyrights, copyright registrations and applications therefor and all other rights in works of authorship or otherwise corresponding thereto, each of the foregoing inclusive of mask works, (iii) trademarks, service marks, trade names, trade dress rights and similar designations of origin and rights therein and goodwill associated therewith (“Trademarks”), and (iv) rights in domain names, uniform resource locators, and web site addresses, (v) moral rights, (vi) rights in confidential or proprietary know how and information and trade secrets (“Trade Secrets”) and databases and data collections, and (vii) all other intellectual property rights of any kind or nature.

“Intervening Event” shall mean an material event or change in circumstance occurring or arising after the Agreement Date that (a) was not known or reasonably foreseeable to the Company Board on the Agreement Date (or if known, the magnitude or material consequences of which were not known by the Company Board as of the Agreement Date), which event or change in circumstance becomes known to the Company Board prior to the receipt of the Requisite Stockholder Approval and (b) does not relate to (i) any Acquisition Proposal or Acquisition Transaction, (ii) any events, changes or circumstances relating to Parent or any of its Affiliates, (iii) clearance of the Merger under any Antitrust Laws, (iv) the fact, in and of itself, that the Company meets or exceeds any internal or public expectations, estimates or projections of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself (it being understood, however, that any underlying cause thereof that is not separately excluded from this definition of “Intervening Event” may be taken into account for purposes of determining whether an Intervening Event has occurred), (v) any change in the price or trading volume of the Company Common Stock (it being understood, however, that any underlying cause thereof that is not separately excluded from this definition of “Intervening Event” may be taken into account for purposes of determining whether an Intervening Event has occurred) or (vi) any events, changes or circumstances relating to the launch of any product that is in development by the Company or any of its Subsidiaries as of the Agreement Date.

“IRS” shall mean the United States Internal Revenue Service.

“IT Systems” shall mean those computer systems, hardware, servers, databases, software, computing or data storage services and related infrastructure, used by or at the direction of the Company or its Subsidiaries. IT Systems further include any communications equipment, field devices (e.g., field sensors, meters, or other “Internet of Things” devices), computers, network devices or other technology necessary or used in connection with the business of the Company.

“Knowledge” with respect to (a) the Company, with respect to any fact or matter in question, shall mean the actual knowledge, after reasonable inquiry of Company employees having primary administrative responsibility for the matters covered by the applicable representation, of (i) any “named executive officer” (within the meaning of Item 402 of Regulation S-K promulgated under the Securities Act) of the Company as of the Agreement Date and (ii) any individual identified on Schedule 1 of the Company Disclosure Letter and (b) Parent, with respect to any fact or matter in question, shall mean the actual knowledge of such entity’s executive officers.

“Law” shall mean any and all applicable federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, ordinance, code, rule, regulation, ruling or other legal requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Legal Proceeding” shall mean any action, investigation, audit, subpoena, lawsuit, litigation, arbitration, hearing, or proceeding (including civil, criminal, administrative or appellate proceeding) commenced, brought or conducted or heard by or before or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Lien” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Marketing Period” shall mean the first period of 15 consecutive Business Days throughout which and on the first and last day of which Parent shall have the Required Information and such Required Information is and remains Compliant for such period; provided that (a) such period shall not include any date from and including November 22, 2017 through and including November 27, 2017, and (b) if such period has not ended on or before December 21, 2017, it shall not commence before January 2, 2018. If the Required Information is not Compliant throughout and on the first and last day of the Marketing Period, then a new 15 consecutive Business Day period will commence upon Parent receiving updated Required Information that is Compliant and the other conditions set forth in this definition having been met. If, on or after the requirements in the first sentence above have been met, the Company in good faith reasonably believes that it has provided the Required Information, then the Company may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the Company shall be deemed to have complied with such obligation to provide such Required Information on the date specified in the notice (which date shall not be earlier than the date of such notice) and, if the other requirements relating to the commencement of the Marketing Period have been met, the Marketing Period shall be deemed to commence on the fifth Business Day following the date of Parent’s receipt of such notice unless Parent in good faith reasonably believes the Company has not completed the delivery of such Required Information or that such Required Information is not Compliant and, not later than 5 p.m. local time in San Jose, California five Business Days following the date of receipt of such notice, delivers a written notice to the Company to that effect (stating what Required Information has not been delivered or the reasons why such Required Information is not Compliant) (an “Objection Notice”).

“M&A Litigation” shall mean any litigation or other Legal Proceeding commenced or threatened after the Agreement Date against the Company or any of its Subsidiaries or any of its or their directors (in their capacity as such) by any Company Stockholders or any holders of any capital or equity interest in any Subsidiary of the Company (on their own behalf or on behalf of the Company or any of its Subsidiaries or otherwise as a class action) relating to this Agreement, the process leading to this Agreement or the transactions contemplated hereby, including (but not limited to) actual or threatened claims based on alleged breach of fiduciary duties, improper or insufficient disclosure, and/or appraisal demands and proceedings.

“Non-Plan Award” shall mean any compensatory equity award granted by the Company or any of its Subsidiaries to an individual service provider thereto (including but not limited to inducement awards, as such term is defined under Nasdaq’s interpretive memorandum 5635-1) other than pursuant to the 2003 Plan, the 2012 Plan, or the Greenbox Technology Inc. 2007 Stock Plan.

“NYSE” shall mean the New York Stock Exchange.

“Open Source Materials” shall mean any Software or other technology licensed, distributed, or otherwise made available under any license that meets the Open Software Initiative’s definition of “open source,” available online at http://www.opensource.org/osd.html, such as (by way of example only) the GNU General Public License, GNU Lesser General Public License, Apache License, Mozilla Public License, BSD License, MIT License, Common Public License, any version or derivative of any of the foregoing licenses (“Open Source License Terms”).

“Order” shall mean any order, judgment, decision, decree, injunction, ruling, award, settlement, stipulation, or writ of any Governmental Authority of competent jurisdiction (whether temporary, preliminary or permanent) that is binding on any Person or its property under applicable Law.

“Parent Common Stock” shall mean the common stock, no par value, of Parent.

“Parent Stock Price” shall mean the volume-weighted average of the trading prices of Parent Common Stock on the NASDAQ Global Select Market (as reported in The Wall Street Journal, or, if not reported thereby, any other authoritative source), for the 10 trading days ending with, and including, the trading day that is the Closing Date.

“Permitted Liens” shall mean any of the following: (i) Liens for Taxes, assessments and governmental charges or levies either not yet delinquent or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established on the consolidated financial statements of the Company and its Subsidiaries in accordance with GAAP; (ii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other like Liens arising or incurred in the ordinary course of business for sums that are not a liability material to the Company and its Subsidiaries, taken as a whole, and that are not yet delinquent and for which appropriate reserves have been established on the consolidated financial statements of the Company and its Subsidiaries in accordance with GAAP; (iii) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (iv) pledges and deposits to secure the performance of bids, trade Contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business consistent with past practice; (v) recorded and unrecorded defects, imperfections or irregularities in title, easements, encumbrances, covenants and rights of way of real property, and other similar restrictions, zoning, building and other similar codes or restrictions, and matters that would be disclosed by a survey of such leased or owned real property, in each case that do not interfere with the use, operation or value of such leased or owned real property; (vi) Liens the existence of which are disclosed in the notes to the consolidated financial statements of the Company included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016; (vii) Liens that do not materially and adversely affect the use, operation or value of the property subject thereto; (viii) statutory, common law or contractual liens of landlords; and (ix) Liens described in Section 1.1 of the Company Disclosure Letter. With respect to Intellectual Property and Intellectual Property Rights, “Permitted Liens” include only the items described in (i), (vi), and Pre-Existing Rights. “Pre-Existing Rights” shall mean, only, (1) Commercially Available Software and (2) non-exclusive licenses entered into in the ordinary course of business, and the licenses, releases, covenants, authorizations, standstills and other immunities under the Intellectual Property Rights expressly granted pursuant to Out-bound Licenses listed in Section 3.15(b)(ii) of the Company Disclosure Letter.

“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Authority.

“Personal Information” shall mean information from or about an individual that is Processed by or at the direction of Company or any of its Subsidiaries that: (i) alone or in combination with other information identifies or can be used to identify an individual (including, to the extent applicable, names, signatures, addresses, telephone numbers, e-mail addresses and other unique identifiers); or (ii) can be used to authenticate an individual (including, to the extent applicable, employee identification numbers, government-issued identification numbers, passwords or PINs, financial account numbers, credit report information, biometric or health data and answers to security questions).

“Privacy and Security Laws” shall mean Laws regarding collecting, accessing, using, disclosing, electronically transmitting, securing, sharing, transferring, storing, or other Processing of Personal Information, including federal, state or foreign Laws or regulations regarding (i) data privacy and information security, (ii) data breach notification (as applicable), and/or (iii) trespass, computer crime and other Laws to the extent governing unauthorized access to or use of Personal Information.

“Process” shall mean any operation or set of operations which is performed upon data, whether or not by automatic means, such as collection, recording, protection, organization, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, blocking, erasure or destruction.

“Registered Intellectual Property Rights” shall mean all Intellectual Property Rights that are the subject of an application, certificate, filing, registration, or other document issued by, filed with, or recorded by, any Governmental Authority in any jurisdiction.

“Release” shall have the same meaning as under the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. Section 9601 (22).

“Required Information” shall mean (i) the audited consolidated financial statements of the Company and its Subsidiaries for each of the three most recently completed fiscal years ending at least 90 days prior to the commencement of the Marketing Period, (ii) the unaudited interim financial statements of the Company and its Subsidiaries for each interim period ended since the last audited financial statements and at least 45 days prior to the commencement of the Marketing Period (which shall have been reviewed by the Company’s independent accountants as provided in SAS 100), (iii) all historical financial information relating to the Company and its Subsidiaries reasonably necessary to permit Parent to prepare a pro forma consolidated balance sheet and related pro forma statements of income and cash flows of Parent for the fiscal year most recently ended for which audited financial statements are provided and for the four-quarter period ending on the last day of the most recent fiscal quarter ending at least 45 days prior to the commencement of the Marketing Period (provided that it is understood that the pro forma adjustments and any assumptions underlying the pro forma adjustments to be made are the responsibility of Parent) and (iv) any other historical information with respect to the Company that is reasonably requested by Parent and is of a type and form that is customary to be included in a confidential information memorandum in connection with syndication of credit facilities or in an offering memorandum to issue and sell high-yield debt securities in an exempt offering pursuant to Rule 144A under the Securities Act, in each case in connection with the Financing; provided that in the case of clause (iii), such information has been reasonably requested in writing by Parent (which request shall indicate that such information shall be included in the Required Information); provided, further, that the Required Information shall exclude (A) any information that would not be required to be included in a registration statement on Form S-1 under Regulation S-K or (B) Compensation Discussion and Analysis required by Regulation S-K Item 402(b), or other information required by Regulation S-K Item 402, or other information or financial data customarily excluded from a Rule 144A offering memorandum.

“Revenue Recognition Rule” shall mean ASC 606, Revenue from Contracts with Customers.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933.

“Shares” shall mean shares of Company Common Stock, par value $0.001 per share.

“Software” shall mean computer software, computer programs, applications (including mobile apps) and databases in any form, including Internet web sites, web content and links, source code, object code, operating systems and specifications, data, databases, database management code, utilities, graphical user interfaces, menus, images, icons, forms, methods of processing, software engines, platforms, development tools, library functions, compilers, and data formats, all versions, updates, corrections, enhancements and modifications thereof, and all related documentation, developer notes, comments and annotations.

“Stock Plans” shall mean the 2003 Plan, the 2012 Plan, the Greenbox Technology Inc. 2007 Stock Plan and each Non-Plan Award.

“Subsidiary” of any Person shall mean, with respect to such Person, any entity (a) of which such Person or any other Subsidiary of such Person is a general partner (in the case of a partnership) or managing member (in the case of a limited liability company), (b) of which voting power to elect a majority of the board of directors, board of managers or others performing similar functions with respect to such organization is held by such Person or by any one or more of such Person’s Subsidiaries, (c) at least 50% of the outstanding equity interests or voting interests of which are beneficially owned by such Person, or (d) any that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated under the Exchange Act.

“Superior Proposal” shall mean any unsolicited bona fide written Acquisition Proposal made by a third party for an Acquisition Transaction that (a) did not arise out of or result from a breach of the provisions of Section 5.2 and (b) is on terms that the Company Board shall have determined in good faith (after consultation with its financial advisor and its outside legal counsel), taking into account all relevant legal, financial, Tax, regulatory and other aspects of such Acquisition Proposal (including the identity of the third party making such Acquisition Transaction) and the timing and likelihood of consummation of such Acquisition Transaction, is more favorable from a financial point of view to the Company Stockholders (in their capacity as such) than the Merger, after also taking into account any changes to the terms of this Agreement offered by Parent in response to such Acquisition Proposal; provided that for purposes of the reference to an “Acquisition Proposal” in this definition of a “Superior Proposal,” all references to “15%” in the definition of “Acquisition Transaction” shall be deemed to be references to “50%.”

“Tax” or “Taxes” shall mean (and “Taxable” and “Taxing” shall correlatively mean) (i) any and all U.S. federal, state and local, and non-U.S. taxes, or other taxes or similar duties, governmental fees or other like assessments or charges of any kind, including taxes based upon or measured by net or gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise, license, severance, stamp, premium, wind fall profits, environmental, customs, capital stock, social security, unemployment, disability, registration, estimated, alternative, and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, whether disputed or not, (ii) liability for the payment of any amounts of the type described in clause (i) of this as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any taxable period and (iii) liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to indemnify or pay any other Person.

“Tax Return” shall mean any return, report or statement required to be filed with respect to any Tax (including any attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes the Company or any of its Subsidiaries.

“Treasury Regulations” shall mean the regulations promulgated under the Code by the U.S. Department of the Treasury.

“Willful Breach” shall mean, with respect to any breaches or failures to perform any of the covenants or other agreements contained in this Agreement, a material breach that is a consequence of an act or failure to act undertaken by the breaching party with knowledge (after reasonable inquiry) that such party’s act or failure to act would reasonably be expected to result in or constitute a breach of this Agreement.

1.2    Additional Definitions. The following capitalized terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
401(k) Plan	6.11(d)
Acquisition Sub	Preamble
Adjusted Option	2.7(d)
Adjusted RSU	2.7(e)
Agreement	Preamble
Agreement Date	Preamble
Applicable Anti-Corruption Laws	3.20(c)
Assets	3.14
Burdensome Condition	6.2(b)(iv)
Cancelled Company Shares	2.7(a)(ii)
Capitalization Date	3.6(a)
Certificate of Merger	2.2
Certificates	2.8(c)
Closing	2.3
Closing Date	2.3
Collective Bargaining Agreement	3.18(a)
Company	Preamble
Company Board Recommendation	Recitals
Company Board Recommendation Change	6.5(b)
Company Common Stock	Recitals
Company Disclosure Letter	Article III
Company Preferred Stock	3.6(a)
Company Related Parties	8.3(b)(iv)
Company SEC Reports	3.8
Company Stockholder Meeting	6.4(a)
Competing Acquisition Transaction	8.3(b)(i)
Confidentiality Agreement	6.8
Consent	3.5

Term	Section Reference
Current D&O Insurance	6.10(b)
D&O Runoff Insurance	6.10(b)
Delaware Courts	9.9
DGCL	Recitals
Dissenting Company Shares	2.7(c)(i)
Effective Time	2.2
Employee Plans	3.17(a)
Enforceability Limitations	3.2(b)
Exchange Fund	2.8(b)
Existing Parent Credit Agreement	6.16(b)
Fairness Opinion	3.26
Fee Letters	4.10(a)
Financing	4.10(a)
Financing Commitments	4.10(a)
Government Officials	3.20(d)
In-bound License	3.15(b)
Indemnified Persons	6.10(a)
Initial HSR Filing	6.2(a)
International Employee Plans	3.17(a)
Intervening Event Notice	6.5(c)(ii)(C)
ITAR	3.20(h)
Leased Real Property	3.13(b)
Leases	3.13(b)
Lenders	4.10(a)
Major Supplier	3.30(b)
Material Contract	3.12(a)
Maximum Amount	6.10(b)
Merger	Recitals
Merger Consideration	Recitals
Non-Employee Director Option	2.7(d)(iv)
Non-Employee Director RSU	2.7(e)
Open Source License Terms	Open Source Materials definition
Out-bound License	3.15(b)
Parent	Preamble
Parent Plan	6.11(a)(iii)(A)
Parent Related Parties	8.3(b)(iv)
Patent	Intellectual Property Rights definition
Payment Agent	2.8(a)
Permits	3.19
Pre-Existing Rights	Permitted Liens definition
Proxy Statement	3.28

Term	Section Reference
Required Amount	4.10(d)
Representatives	3.28
Requisite Stockholder Approval	3.3
Significant Customer	3.30(a)
Subsidiary Securities	3.7(c)
Superior Proposal Amendment Notice	6.5(c)(i)(C)
Superior Proposal Notice	6.5(c)(i)(C)
Surviving Corporation	2.1
Termination Date	8.1(b)(i)
Termination Fee	8.3(b)(i)
Trademarks	Intellectual Property Rights definition
Trade Secrets	Intellectual Property Rights definition
Transaction Severance Benefits	6.11(a)(iv)
Uncertificated Shares	2.8(c)

1.3    Certain Interpretations.

(a)    Unless otherwise indicated, all references herein to Articles, Sections, Annexes, Exhibits or Schedules, shall be deemed to refer to Articles, Sections, Annexes, Exhibits or Schedules of or to this Agreement, as applicable.    The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b)    Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”

(c)    The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(d)    Unless otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(e)    Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

(f)    References to any statute or regulation are to such statute or regulation, as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, include any rules and regulations promulgated under such statute) and to any section of any statute or regulation include any successor to such section except that, for purposes of any representations or warranties in this Agreement that are made as of a specific date, references to any such statute or regulation (and, in the case of any statute, include any rules and regulations promulgated under such statute) will be deemed to refer to such statute or regulation (and, in the case of any statute, include any rules and regulations promulgated under such statute) in effect as of such date.

(g)    References to any Governmental Authority include any successor to such Governmental Authority.

(h)    References to “$,” “U.S. dollars” and “dollars” are to the currency of the United States of America.

(i)    Except for the dollar threshold set forth in Section 1.3(p), any dollar or percentage thresholds set forth herein shall not be used as a benchmark for the determination of what is or is not “material” or a “Company Material Adverse Effect” under this Agreement.

(j)    When used herein, the word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such word or phrase shall not simply mean “if.”

(k)    All references to a Person are also to such Person’s successors and permitted assigns.

(l)    Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive.

(m)    Although the same or similar subject matters may be addressed in different provisions of this Agreement, the parties hereto intend that, except as expressly provided in this Agreement, each such provision shall be read separately, be given independent significance and not be construed as limiting any other provision of this Agreement (whether or not more general or more specific in scope, substance or content).

(n)    The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(o)    Documents or other information or materials will be deemed to have been “made available” by the Company if such documents, information or materials have been (i) posted to and maintained on an electronic data room maintained by the Company with Merrill Datasite, or (ii) delivered or provided by electronic copy (including by electronic mail) to Parent or its Affiliates or Representatives, in each case by 5 p.m. in San Jose, California on the second Business Day prior to the execution and delivery of this Agreement.

(p)    When used herein, the phrase “liability material to the Company and its Subsidiaries, taken as a whole” shall mean any liability of the Company or its Subsidiaries or loss or damage of the Company or its Subsidiaries in an amount equal to or greater than $3,500,000 and any restriction, covenant, Order, or non-monetary relief that would reasonably be expected to materially and adversely affect the Company and its Subsidiaries taken as a whole.

ARTICLE II

THE MERGER

2.1    The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, at the Effective Time, Acquisition Sub shall be merged with and into the Company, the separate corporate existence of Acquisition Sub shall thereupon cease and the Company shall continue as the surviving corporation of the Merger. The Company, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation.”

2.2    The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Acquisition Sub and the Company shall cause the Merger to be consummated under the DGCL by filing a certificate of merger in such form as required by, and executed in accordance with, the DGCL (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the time of such filing and acceptance by the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by Parent, Acquisition Sub and the Company and specified in the Certificate of Merger, being referred to herein as the “Effective Time”).

2.3    The Closing. The consummation of the Merger shall take place at a closing (the “Closing”) to occur at the offices of Fenwick & West LLP, Mountain View, California, on a date and at a time to be agreed upon by Parent, Acquisition Sub and the Company, which date shall be no later than the fifth Business Day after the satisfaction of the last to be satisfied of the conditions set forth in Article VII (other than those conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction (or waiver, if permitted by applicable Law) of such conditions), or at such other location, date and time as Parent, Acquisition Sub and the Company shall mutually agree upon in writing; provided that if the Marketing Period has not ended at the time of the satisfaction of the last to be satisfied of the conditions set forth in Article VII (other than those conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction (or waiver, if permitted by applicable Law) of those conditions), the Closing shall not occur until the earlier to occur of (a) a date during the Marketing Period specified by Parent on three Business Days’ written notice to the Company (it being understood that such date may be conditioned upon the simultaneous completion of the Financing and, if the Financing is not completed for any reason at such time, such notice shall automatically be deemed withdrawn) and (b) the second Business Day following the final day of the Marketing Period or, if the final day of the Marketing Period is within two Business Days prior to the Termination Date, then on the Termination Date (subject in each case to the satisfaction (or waiver, if permitted by applicable Law) of all of the conditions set forth in Article VII for the Closing as of the date determined pursuant to this proviso). The date upon which the Closing shall actually occur pursuant hereto is referred to herein as the “Closing Date.”

2.4    Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of the Company and Acquisition Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Acquisition Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.5    Certificate of Incorporation and Bylaws.

(a)    Certificate of Incorporation. At the Effective Time, subject to the provisions of Section 6.10(a) the certificate of incorporation of the Company shall be amended and restated in its entirety to read identically to the certificate of incorporation of Acquisition Sub, as in effect immediately prior to the Effective Time, and such amended and restated certificate of incorporation shall become the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation (subject to the provisions of Section 6.10(a)); provided that at the Effective Time the certificate of incorporation of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be “Silver Spring Networks, Inc.”

(b)    Bylaws. At the Effective Time, subject to the provisions of Section 6.10(a), the bylaws of Acquisition Sub, as in effect immediately prior to the Effective Time, shall become the bylaws of the Surviving Corporation, except that all references therein to Acquisition Sub shall be automatically amended and shall become references to the Surviving Corporation, until thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws (subject to the provisions of Section 6.10(a)).

2.6    Directors and Officers.

(a)    Directors. At the Effective Time, the directors of Acquisition Sub immediately prior to the Effective Time shall become the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

(b)    Officers. At the Effective Time, the officers of the Company immediately prior to the Effective Time shall become the initial officers of the Surviving Corporation (other than as set forth in Schedule 2.6, as such Schedule may be updated by Parent at any time prior to the Effective Time), each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly appointed.

2.7    Effect on Capital Stock.

(a)    Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Acquisition Sub, the Company, or the holders of any of the following securities, the following shall occur:

(i)    Company Common Stock. Each Share that is outstanding immediately prior to the Effective Time (other than (A) Cancelled Company Shares and (B) any Dissenting Company Shares) shall be canceled and extinguished and automatically converted into the right to receive cash in an amount equal to the Merger Consideration, without interest thereon, upon the surrender of the certificate formerly representing such Share (or, in the case of Uncertificated Shares, surrender of such Uncertificated Shares) in the manner provided in Section 2.8 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit in the manner provided in Section 2.10). Notwithstanding the foregoing, Shares subject to outstanding Company RSUs, Company 2015 PSUs or Company 2017 PSUs shall be treated in accordance with Section 2.7(e), Section 2.7(f) and Section 2.7(g), respectively.

(ii)    Excluded Company Common Stock. Each Share owned by Parent, Acquisition Sub or the Company, or by any direct or indirect wholly-owned Subsidiary of Parent or Acquisition Sub or by any direct or indirect Subsidiary of the Company, in each case immediately prior to the Effective Time (“Cancelled Company Shares”), shall be cancelled and extinguished without any conversion thereof or consideration paid therefor.

(iii)    Capital Stock of Acquisition Sub. Each share of common stock of Acquisition Sub that is outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each certificate evidencing ownership of such shares of common stock of Acquisition Sub shall thereafter evidence ownership of shares of common stock of the Surviving Corporation.

(b)    Adjustment to the Merger Consideration. The Merger Consideration shall be equitably adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock but excluding, for the avoidance of doubt, the granting or other issuance of Company Options, Company RSUs or Company PSUs in the ordinary course of business), reorganization, reclassification, recapitalization, combination, exchange of shares or other like change with respect to Company Common Stock occurring on or after the Agreement Date and prior to the Effective Time, and to provide to the converting holders herein the same economic effect as contemplated by this Agreement prior to such action, provided, that nothing in this Section 2.7(b) shall be construed as permitting the Company to take any action or enter into any transaction otherwise prohibited by this Agreement.

(c)    Statutory Rights of Appraisal.

(i)    Notwithstanding anything to the contrary set forth in this Agreement, all Shares that are issued and outstanding immediately prior to the Effective Time and held by Company Stockholders who shall neither have voted in favor of the Merger nor consented thereto in writing and who shall have properly and validly perfected their statutory rights of appraisal in respect of such Shares in accordance with Section 262 of the DGCL (collectively, “Dissenting Company Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration pursuant to Section 2.7(a), but shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Company Shares. At the Effective Time, the Dissenting Company Shares shall no longer be outstanding and shall automatically be cancelled and cease to exist, and each Company Stockholder who holds Dissenting Company Shares shall cease to have any rights with respect thereto, except the right to receive payment of the appraised value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL; provided that all Dissenting Company Shares held by Company Stockholders who shall have failed to perfect or who shall have effectively withdrawn or lost their rights to appraisal of such Dissenting Company Shares under such Section 262 of the DGCL shall no longer be considered to be Dissenting Company Shares and shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without interest thereon, upon surrender of the certificate or certificates that formerly evidenced such Shares in the manner provided in Section 2.8.

(ii)    The Company shall provide Parent (A) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by the Company in respect of Dissenting Company Shares and (B) the opportunity to consult with the Company concerning, and to participate in all negotiations and proceedings with respect to, demands for appraisal under Delaware Law in respect of Dissenting Company Shares. The Company shall not, except with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), voluntarily make any payment with respect to any demands for appraisal, or settle or offer to settle any such demands for payment, in respect of Dissenting Company Shares.

(d)    Company Options.

(i)    Unvested In-the-Money Company Options. Upon the terms and subject to the conditions set forth in this Agreement, and without any action on the part of Parent, Acquisition Sub, the Company or any holder of a Company Option, each Company Option, other than a Non-Employee Director Option, that remains outstanding and unvested as of immediately prior to the Effective Time and that has a per share exercise price that is less than the Merger Consideration, and that is held by a then-current service provider, shall be assumed by Parent at the Effective Time and shall be converted into and become an option to acquire Parent Common Stock (each, an “Adjusted Option”), on the same terms and conditions as were applicable under the corresponding Company Option immediately prior to the Effective Time, as follows:

(A)    the number of shares of Parent Common Stock subject to each Adjusted Option shall be determined by multiplying the number of Shares that were subject to the corresponding unvested Company Option immediately prior to the Effective Time by the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock;

(B)    the per share exercise price for the Parent Common Stock issuable upon exercise of each Adjusted Option shall be determined by dividing the applicable per share exercise price of the corresponding Company Option, as in effect immediately prior to the Effective Time, by the Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent; and

(C)    any restriction on the exercise of any Adjusted Option shall continue in full force and effect and the term, exercisability, vesting schedule, accelerated vesting rights, and other provisions of such Company Option shall otherwise remain unchanged as a result of the assumption of such Company Option, in each case except to the extent otherwise provided in any Stock Plan, or any stock option, employment, change of control or other agreement between the holder of a Company Option and the Company; provided that Parent’s board of directors or a committee thereof shall succeed as to the authority and responsibility of the Company Board or any committee thereof with respect to any Adjusted Option.

The adjustments to the exercise price and the number of shares of Parent Common Stock subject to the Adjusted Options determined under the mechanic set forth in this Section 2.7(d)(i) shall be determined in a manner consistent with the requirements of Section 424 and Section 409A of the Code.

(ii)    Vested In-the-Money Company Options. Upon the terms and subject to the conditions set forth in this Agreement, and without any action on the part of Parent, Acquisition Sub, the Company or any holder of a Company Option, each Company Option that remains outstanding and is vested as of immediately prior to the Effective Time and that has a per share exercise price that is less than the Merger Consideration, shall not be assumed by Parent and shall instead be cancelled at the Effective Time in exchange for a payment by Parent of an amount in cash equal to the product of (x) the aggregate number of Shares subject to such vested Company Option multiplied by (y) the excess of the Merger Consideration over the applicable per share exercise price under such vested Company Option. As of the Effective Time, each holder of a vested Company Option shall cease to have any rights with respect thereto, except the right to receive the foregoing consideration.

(iii)     Out-of-the-Money Company Options. Upon the terms and subject to the conditions set forth in this Agreement, and without any action on the part of Parent, Acquisition Sub, the Company or any holder of a Company Option, each Company Option that remains outstanding as of immediately prior to the Effective Time, whether vested or unvested, and that has a per share exercise price that is equal to or greater than the Merger Consideration shall, as of immediately prior to the Effective Time, become vested and exercisable by the holder thereof and, each such Company Option shall, to the extent not exercised as of the Effective Time, be cancelled at the Effective Time with no payment made therefor.

(iv)    Unvested In-the-Money Non-Employee Director Options. Upon the terms and subject to the conditions set forth in this Agreement, and without any action on the part of Parent, Acquisition Sub, the Company or any holder of a Company Option, each Company Option that is held by a non-employee member of the Company Board, that is outstanding and unvested as of immediately prior to the Effective Time, and that has a per share exercise price that is less than the Merger Consideration (each, a “Non-Employee Director Option”), shall not be assumed by Parent and shall instead be cancelled at the Effective Time in exchange for a payment by Parent of an amount in cash equal to the product of (x) the aggregate number of Shares subject to such Non-Employee Director Option multiplied by (y) the excess of the Merger Consideration over the per share exercise price under such Non-Employee Director Option. As of the Effective Time, each holder of a Non-Employee Director Option shall cease to have any rights with respect thereto, except the right to receive the foregoing consideration.

(e)    Company Restricted Stock Units.

(i)     Unvested RSUs. Upon the terms and subject to the conditions set forth in this Agreement, and without any action on the part of Parent, Acquisition Sub, the Company or any holder of Company RSUs, each unvested Company RSU, other than a Non-Employee Director RSU, that remains outstanding as of immediately prior to the Effective Time (including each Company 2017 PSU as to which the performance criteria has been satisfied or deemed satisfied under Section 2.7(g) of this Agreement and that is held by a then-current service provider) shall be assumed by Parent at the Effective Time, (each, an “Adjusted RSU”) and shall be converted into a restricted stock unit to receive, on substantially the same terms and conditions as were applicable under the corresponding Company RSU immediately prior to the Effective Time, a number of shares of Parent Common Stock equal to the number of Shares that were subject to the corresponding Company RSU immediately prior to the Effective Time multiplied by the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock. Any restriction on the settlement of any Adjusted RSU shall continue in full force and effect and the term, settlement terms, vesting schedule (subject to any vesting acceleration terms contained in an applicable Employee Plan set forth on Section 3.17(k) of the Company Disclosure Letter) and other material provisions of the corresponding Company RSU or Company 2017 PSU shall otherwise remain unchanged in all material respects as a result of the assumption and conversion of such Adjusted RSU, except that Parent’s board of directors or a committee thereof shall succeed as to the authority and responsibility of the Company Board or any committee thereof with respect to any Adjusted RSU.

(ii)    Vested RSUs. Upon the terms and subject to the conditions set forth in this Agreement, and without any action on the part of Parent, Acquisition Sub, the Company or any holder of Company RSUs, each Company RSU (or portion thereof) that remains outstanding and is fully vested as of immediately prior to the Effective Time shall not be assumed by Parent and shall be cancelled and automatically be converted at the Effective Time into the right to receive the Merger Consideration in cash for each Share subject to such Company RSU. As of the Effective Time, each holder of a vested Company RSU shall cease to have any rights with respect thereto, except to receive the Merger Consideration in cash for each share subject to such vested Company RSU.

(iii)    Non-Employee Director RSUs. Any Company RSU held by a non-employee member of the Company Board that is outstanding as of immediately prior to the Effective Time (each, a “Non-Employee Director RSU”), whether vested or unvested, shall not be assumed by Parent and shall instead become fully vested as of immediately prior to the Effective Time and then cancelled and automatically be converted at the Effective Time into the right to receive the Merger Consideration in cash for each Share subject to such Non-Employee Director RSU. As of the Effective Time, each holder of a Non-Employee Director RSU shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in cash for each Share subject to such Non-Employee Director RSU.

(f)    Company 2015 PSUs. Effective as of immediately prior to the Effective Time, all outstanding Company 2015 PSUs shall terminate without the payment of any consideration therefor and the holders of such terminated Company 2015 PSUs shall cease to have any rights with respect thereto.

(g)    Company 2017 PSUs. Immediately prior to the Effective Time, the performance conditions of the Company 2017 PSUs that are outstanding as of immediately prior the Effective Time shall be deemed satisfied at 100% of the target level of achievement (notwithstanding any contrary provision in any agreement or document governing or evidencing the relevant Company 2017 PSU and regardless of whether the Effective Time occurs in 2017 or 2018). Upon the terms and subject to the conditions set forth in this Agreement, and without any action on the part of Parent, Acquisition Sub, the Company or any holder of Company 2017 PSUs, (i) the portion of each Company 2017 PSU that remains outstanding and unvested as to service-based vesting conditions as of immediately prior to the Effective Time shall be treated as an Adjusted RSU in accordance with Section 2.7(e) and (ii) the portion of each Company 2017 PSU (if any) that is outstanding and vested as to both performance conditions and service-based conditions as of immediately prior to the Effective Time shall be cancelled and automatically be converted at the Effective Time into the right to receive the Merger Consideration in cash for each Share subject to such fully-vested Company 2017 PSU, and as of the Effective Time, the holder thereof shall cease to have any rights with respect thereto, except to receive the Merger Consideration in cash for each Share subject to such fully-vested Company 2017 PSU.

(h)    Company ESPP. From and after the Agreement Date, the Company will not establish any new offering period under the Company ESPP. Participation in the Company ESPP shall be limited to those employees who were participants on the Agreement Date and each individual participating in any current purchase period will not be permitted to (i) increase his or her payroll contribution rate pursuant to the Company ESPP from the rate in effect immediately prior to the Agreement Date; or (ii) make separate non-payroll contributions to the Company ESPP that has the effect of increasing his or her contribution rate in effect immediately prior to the Agreement Date, except, in each case, as may be required by applicable Law. Prior to the Effective Time, the Company will take all action that may be necessary to, effective upon the consummation of the Merger, (A) cause any Purchase Period (as defined in the Company ESPP) that would otherwise be outstanding at the Effective Time to be terminated no later than three Business Days prior to the Closing Date; (B) make any adjustments that may be necessary or advisable to reflect the shortened Purchase Period, but otherwise treat such shortened Purchase Period as a fully effective and completed Purchase Period for all purposes pursuant to the Company ESPP; (C) cause the exercise (as of no later than three Business Days prior to the Closing Date) of each outstanding purchase right pursuant to the Company ESPP; and (D) provide that no further Purchase Period or purchase offer period will commence pursuant to the Company ESPP after the Effective Time. Notwithstanding any restrictions on transfer of stock in the Company ESPP, all Shares purchased under the Company ESPP shall be treated identically to all other Shares in the Merger and the payment described in Section 2.7(a). On such exercise date, the Company will apply the funds credited as of such date pursuant to the Company ESPP within each participant’s payroll withholding account to the purchase of whole Shares in accordance with the terms of the Company ESPP. Immediately prior to and effective as of the Effective Time (but subject to the consummation of the Merger), the Company will terminate the Company ESPP.

(i)    Further Actions. Prior to the Effective Time, (i) the Company shall take all actions reasonably necessary to (x) effect the transactions contemplated by Sections 2.7(d), (e), (f), (g) and (h) under all Company Option, Company RSU, and Company PSU agreements, the Stock Plans, the Company ESPP, and any other plan or arrangement of the Company, including delivering all required notices and obtaining any required Consent, (y) terminate, without consideration therefor, all outstanding compensatory equity awards that are not Adjusted RSUs or Adjusted Options as of the Effective Time (including awards held by then-former service providers), and (z) ensure that, after the Effective Time, no Person shall have any right with respect to outstanding equity-based awards of the Company or otherwise to acquire any equity interest (including any “phantom” stock or stock appreciation rights) in the Company, any of its

Subsidiaries, or the Surviving Corporation except, as to this clause (z), as provided in Sections 2.7(d), (e) and (g), and (ii) if requested by Parent, the Company Board shall adopt any resolutions as may be necessary to terminate any or all of the Stock Plans, effective as of the Effective Time.

2.8    Exchange of Certificates.

(a)    Payment Agent. Prior to the Effective Time, Parent shall select a bank or trust company reasonably acceptable to the Company to act as the payment agent for the Merger (the “Payment Agent”).

(b)    Exchange Fund. At or promptly following the Closing, but on the Closing Date, Parent shall deposit (or cause to be deposited) with the Payment Agent, for payment to the holders of Shares pursuant to the provisions of this Article II, an amount of cash equal to the aggregate consideration to which holders of Company Common Stock (other than Cancelled Shares, Dissenting Shares and Shares subject to Company Options, Company RSUs and Company PSUs) become entitled under this Article II. Until disbursed in accordance with the terms and conditions of this Agreement, such funds shall be invested by the Payment Agent, as directed by Parent or the Surviving Corporation (such cash amount being referred to herein as the “Exchange Fund”). Any interest and other income resulting from such investments shall be paid to Parent. To the extent that there are any losses with respect to any investments of the Exchange Fund, or the Exchange Fund diminishes for any reason below the level required for the Payment Agent to promptly pay the cash amounts contemplated by this Article II, Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Payment Agent to make such payments contemplated by this Article II.

(c)    Payment Procedures. Promptly following the Effective Time, Parent and the Surviving Corporation shall cause the Payment Agent to mail to each holder of record (as of immediately prior to the Effective Time) of (i) a certificate or certificates (the “Certificates”) which immediately prior to the Effective Time represented outstanding Shares and (ii) uncertificated Shares (the “Uncertificated Shares”), in each case, whose Shares were converted into the right to receive the Merger Consideration pursuant to Section 2.7 (A) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Payment Agent), and/or (B) instructions for use in effecting the surrender of the Certificates and Uncertificated Shares in exchange for the Merger Consideration payable in respect thereof pursuant to the provisions of this Article II. Upon surrender of Certificates for cancellation to the Payment Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of Shares represented by such Certificate that were converted into the right to receive the Merger Consideration pursuant to Section 2.7, by (y) the Merger Consideration (less any applicable withholding Taxes payable in respect thereof), and the Certificates so surrendered shall forthwith be canceled. Upon receipt of an “agent’s message” by the Payment Agent (or such other evidence, if any, of transfer as the Payment Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the holders of such Uncertificated Shares shall be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of Shares represented by such holder’s transferred Uncertificated Shares that were converted into the right to receive the Merger Consideration pursuant to Section 2.7, by (y) the Merger Consideration (less any applicable withholding Taxes payable in respect thereof), and the transferred Uncertificated Shares so surrendered shall forthwith be canceled. The Payment Agent shall accept such Certificates and transferred Uncertificated Shares upon compliance with such reasonable terms and conditions as the Payment Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates and Uncertificated Shares on the Merger Consideration payable upon the surrender of such Certificates and Uncertificated Shares pursuant to this Section 2.8. Until so surrendered, outstanding Certificates and Uncertificated Shares shall be deemed from and after the Effective Time, to evidence only the right to receive the Merger Consideration, without interest thereon, payable in respect thereof pursuant to the provisions of this Article II.

(d)    Transfers of Ownership. In the event that a transfer of ownership of Shares is not registered in the stock transfer books or ledger of the Company, or if the Merger Consideration is to be paid in a name other than that in which the Certificates or Uncertificated Shares surrendered in exchange therefor are registered in the stock transfer books or ledger of the Company, the Merger Consideration may be paid to a Person other than the Person in whose name the Certificate or Uncertificated Share so surrendered is registered in the stock transfer books or ledger of the Company only if such Certificate or Uncertificated Shares is properly endorsed and otherwise in proper form for surrender and transfer and the Person requesting such payment has paid to Parent (or any agent designated by Parent) any transfer Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or Uncertificated Shares, or established to the satisfaction of Parent (or any agent designated by Parent) that such transfer Taxes have been paid or are otherwise not payable.

(e)    Required Withholding. Each of the Payment Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any cash amounts payable pursuant to this Agreement to any holder or former holder of Shares, Company Options, Company RSUs, Company PSUs and purchase rights under the Company ESPP such amounts as are required to be deducted or withheld therefrom under applicable Tax Laws. To the extent that such amounts are so deducted, withheld and remitted to the applicable Governmental Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f)    No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Payment Agent, Parent, the Surviving Corporation or any other party hereto shall be liable to a holder of Shares for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g)    Distribution of Exchange Fund to Parent. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates or Uncertificated Shares on the date that is nine months after the Effective Time shall be delivered to Parent upon demand, and any holders of Shares that were issued and outstanding immediately prior to the Merger who have not theretofore surrendered their Certificates or Uncertificated Shares representing such

Shares for exchange pursuant to the provisions of this Section 2.8 shall thereafter look for payment of the Merger Consideration payable in respect of the Shares represented by such Certificates or Uncertificated Shares solely to Parent, as general unsecured creditors thereof, for any claim to the applicable Merger Consideration to which such holders may be entitled pursuant to the provisions of this Article II.

2.9    No Further Ownership Rights in Company Common Stock. From and after the Effective Time, all Shares shall no longer be outstanding and shall automatically be cancelled, retired and cease to exist, and each holder of a Certificate or Uncertificated Shares theretofore representing any Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration payable therefor upon the surrender thereof in accordance with the provisions of Section 2.8. The Merger Consideration paid in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares. From and after the Effective Time, there shall be no further registration of transfers on the records of the Surviving Corporation of Shares that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

2.10    Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Payment Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to Section 2.7; provided that Parent or the Payment Agent may, in its discretion and as condition to the payment of such Merger Consideration, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such customary and reasonable amount as it may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.11    Necessary Further Actions. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Acquisition Sub, the directors and officers of the Surviving Corporation and Acquisition Sub shall take all such lawful and necessary action.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as disclosed in any Company SEC Reports filed by the Company with the SEC after December 31, 2015 and prior to the Agreement Date that are publicly available (but (A) without giving effect to any amendment thereof filed with the SEC on or after the Agreement Date and (B) excluding any disclosure contained in such Company SEC Reports under the heading “Risk Factors”, “Cautionary Note Regarding Forward-Looking Statements” or similar heading and other disclosures that are similarly predictive, cautionary or forward-looking in nature) or (ii) as set forth in the disclosure letter previously delivered by the Company to Parent (the “Company Disclosure Letter”) (with each exception set forth in the Company Disclosure

Letter being identified by reference to, or grouped under a heading referring to, a specific individual section or subsection of this Agreement and relating only to such section or subsection) (it being understood and hereby agreed that any disclosure in the Company Disclosure Letter relating to one Section or subsection shall also apply to any other Sections and subsections if and to the extent that it is reasonably apparent on the face of such disclosure (without reference to the underlying documents referenced therein) that such disclosure also relates to such other Sections or subsections), the Company hereby represents and warrants to Parent and Acquisition Sub as follows:

3.1    Organization; Good Standing. The Company is a corporation duly organized, validly existing and in good standing under Delaware Law, and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. The Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect. The Company is not in violation of its certificate of incorporation or bylaws. The Company has made available to Parent correct and complete copies of its certificate of incorporation and bylaws as amended as of the Agreement Date.

3.2    Corporate Power; Enforceability.

(a)    The Company has the requisite corporate power and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party, to perform its covenants and obligations hereunder and thereunder and, subject to obtaining the Requisite Stockholder Approval, to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement and all other agreements and documents contemplated hereby to which the Company is a party, the performance by the Company of its covenants and obligations hereunder and thereunder, and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, and no additional corporate proceedings on the part of the Company or any of its Subsidiaries are necessary to authorize the execution and delivery by the Company of this Agreement and all other agreements and documents contemplated hereby to which it is a party, the performance by the Company of its covenants and obligations hereunder and thereunder, or the consummation of the transactions contemplated hereby and thereby, other than obtaining the Requisite Stockholder Approval and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL.

(b)    This Agreement has been and all other agreements and documents contemplated hereby to which the Company is or will be a party have been or will be, respectively, duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Acquisition Sub, constitutes (or will constitute) a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally, and (ii) is subject to general principles of equity (clauses (i) and (ii), collectively, the “Enforceability Limitations”).

3.3    Requisite Stockholder Approval. The affirmative vote of the holders of a majority of the outstanding Shares in favor of the adoption of this Agreement (the “Requisite Stockholder Approval”) is the only vote of the holders of any class or series of Company Capital Stock, or any subscription, warrant, right, convertible or exchangeable security or other similar Contract relating to any Company Capital Stock, that is necessary to adopt this Agreement and consummate the Merger.

3.4    Non-Contravention. The execution and delivery by the Company of this Agreement and all other agreements and documents contemplated hereby to which it is a party, the performance by the Company of its covenants and obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of the certificate of incorporation or bylaws of the Company or any equivalent organization or governing documents of any of its Subsidiaries; (b) subject to obtaining such Consents set forth in Section 3.5 of the Company Disclosure Letter, violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of purchase, amendment, payment, cancellation, termination or acceleration under, or impair the Company’s or any of its Subsidiaries’ rights under, or alter their respective obligations or alter the material rights or obligations of any third party under, any Contract to which the Company or any of its Subsidiaries is a party or under any Permit of the Company or any of its Subsidiaries; (c) assuming the Consents referred to in Section 3.5 are obtained or made and, in the case of the consummation of the Merger, subject to obtaining the Requisite Stockholder Approval, violate or conflict with any Law, Order, or rule of the NYSE applicable to the Company or any of its Subsidiaries or by which any of their properties or assets are bound; or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries, except in the case of each of clauses (b), (c) and (d) above, for such violations, conflicts, defaults, terminations, accelerations or Liens which would not reasonably be expected to result in a liability material to the Company and its Subsidiaries, taken as a whole, or prevent or materially delay the consummation by the Company of the transactions contemplated hereby or the performance by the Company of its covenants and obligations hereunder. The Company has made available to Parent correct and complete copies of the minutes (or, in the case of minutes that have not yet been finalized, drafts thereof) of all meetings of stockholders, the Company Board, and each committee of the Company Board and the governing body of each of its Subsidiaries held since December 31, 2015, other than the minutes of those meetings of the Company Board and committees thereof at which the negotiation and execution of this Agreement or any prior negotiations with any third parties in respect of any similar transactions were discussed, and such minutes contain a complete (except as redacted) and correct, in all material respects, record of the meetings and other corporate actions held or taken.

3.5    Required Governmental Approvals. No consent, approval, Order or authorization of, filing or registration with, Permit of, waiting period termination or expiration of, or notification to (any of the foregoing being referred to herein as a “Consent”), any Governmental Authority is required on the part of the Company (including on behalf of or in respect of any of its Subsidiaries) in connection with the execution and delivery by the Company of this Agreement and all other agreements and documents contemplated hereby to which it is a party, the performance by the Company of its covenants and obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby, except:

(a)    the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware as required by the DGCL and such filings with Governmental Authorities to satisfy the applicable Laws of states in which the Company and its Subsidiaries are qualified to do business;

(b)    such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act;

(c)    Consents required under, and compliance with any other applicable requirements of the HSR Act and any other applicable Antitrust Laws; and

(d)    such other Consents, the failure of which to obtain would not reasonably be expected to result in a liability material to the Company and its Subsidiaries, taken as a whole, or prevent or materially delay the consummation by the Company of the transactions contemplated hereby or the performance by the Company of its covenants and obligations hereunder.

3.6    Company Capitalization.

(a)    The authorized capital stock of the Company consists of (i) 1,000,000,000 Shares and (ii) 10,000,000 shares of preferred stock, par value $0.001 per share, (“Company Preferred Stock”). As of 5:00 p.m., Eastern time, on August 31, 2017 (the “Capitalization Date”): (i) 53,978,007 Shares were issued and outstanding (with no Shares held by the Company as treasury shares); (ii) no shares of Company Preferred Stock were issued and outstanding; and (iii) no Shares were held by the Company in its treasury or by any of its Subsidiaries. Such issued and outstanding Shares have been duly authorized and validly issued, are fully paid and nonassessable, are free of preemptive rights, and were issued in compliance with Law. During the period from the Capitalization Date to the Agreement Date, (A) there have been no issuances by the Company of shares of capital stock of the Company other than issuances of Company Common Stock pursuant to the exercise of Company Options or under the Company ESPP and vesting of Company RSUs and Company PSUs outstanding on the Capitalization Date, and (B) there have been no issuances or grants of Company Options, Company RSUs, Company PSUs or subscriptions, warrants, rights, convertible or exchangeable securities or rights under any other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company.

(b)    As of the Capitalization Date, (i) there were outstanding Company Options to purchase (A) 2,929,428 Shares pursuant to the Stock Plans (other than the Non-Plan Awards) and (B) 435,000 Shares pursuant to Non-Plan Awards, (ii) there were (A) 3,048,513 Shares subject to issuance pursuant to Company RSUs granted and outstanding pursuant to the Stock Plans (other than Non-Plan Awards) and (B) 166,313 Shares subject to issuance pursuant to Company RSUs granted and outstanding pursuant to Non-Plan Awards, (iii) there were (A) 878,447 Shares subject to issuance pursuant to Company PSUs granted and outstanding pursuant to the Stock Plans (other than Non-Plan Awards) and (B) 151,000 Shares subject to issuance pursuant to Company PSUs granted and outstanding pursuant to Non-Plan Awards, (iv) 20,573,862 Shares were reserved for issuance under the Stock Plans (other than Non-Plan Awards) (including upon exercise of the Company Options, Company RSUs and Company PSUs), and (v) 671,000 Shares were available for future issuance under the Company ESPP. All Shares subject to issuance under any Company Options, Stock Plans, Company RSUs, Company ESPP, and Company PSUs, upon issuance prior to the Effective Time, if any, under the terms and conditions specified in the instruments under which they are issuable, will be duly authorized and validly issued, fully paid and nonassessable, free of preemptive rights, and issued in material compliance with Law.

(c)    Section 3.6(c) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the Capitalization Date, of all outstanding Company Options, Company RSUs, Company PSUs, and other rights to purchase or receive Shares granted under the Stock Plans and the Company ESPP, any sub-plan thereto or otherwise, and, for each such Company Option, Company RSU, Company PSU and other right, the number of Shares subject thereto, the grant and expiration dates, the exercise price or purchase price, of an ongoing offering period, if applicable, the name of the holder thereof, the Stock Plan (including any sub-plan) or other governing document under which the grant was made, the portion that is vested as of the close of business on the Capitalization Date, and the vesting schedule of such Company Option, Company RSU, Company PSU or ESPP purchase right or other right. Each grant of a Company Option, Company RSU, Company PSU, ESPP purchase right and other right was properly approved by the Company Board (or a duly authorized committee or subcommittee thereof) in compliance in all material respects with Law, recorded on the Company’s financial statements in accordance with GAAP consistently applied, validly issued, and no such grants involved determining the purchase price per share other than as equal to the trading price of the Company’s Common Stock on the date the Company took action to approve the grant. There are no equity award plans, agreements, or similar arrangements other than the Stock Plans and the Company ESPP.

(d)    There are no outstanding contractual obligations of the Company to redeem, purchase, otherwise acquire, or dispose of any outstanding shares of capital stock of the Company. Other than the Company Common Stock, there are no outstanding bonds, debentures, notes or other indebtedness or securities of the Company having the right to vote (or, other than the outstanding Company Options, convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth in Section 3.6(a), Section 3.6(b) and Section 3.6(c) and except for Shares issued since the Capitalization Date pursuant to the exercise of Company Options and settlement of vested Company RSUs and Company PSUs outstanding on the Capitalization Date, (i) no shares of capital stock or other voting securities (including voting debt) of the Company are issued, reserved for issuance or outstanding, and (ii) there are no outstanding securities, options, restricted shares, stock appreciation rights, performance shares, performance share units, phantom stock, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of the its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities (including voting debt) of the Company or of any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

(e)    Except as contemplated by this Agreement or described in this Section 3.6, there are no (i) voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any equity security of any class of the Company, (ii) registration rights, preemptive rights, anti-dilutive rights or rights of first refusal with respect to any equity security of any class of the Company or (iii) rights agreement, “poison pill” anti-takeover plan or other similar agreement to which the Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any equity security of any class of the Company.

3.7    Subsidiaries.

(a)    Section 3.7(a) of the Company Disclosure Letter contains a complete and accurate list of the name, jurisdiction of organization, capitalization, entity classification for U.S. federal Tax purposes, list of directors and officers, and schedule of stockholders of each Subsidiary of the Company. Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its respective organization (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company’s Subsidiaries has the requisite corporate power and authority to carry on its respective business as it is presently being conducted and to own, lease or operate its respective properties and assets. Each of the Company’s Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect. Other than the Subsidiaries of the Company listed in Section 3.7(a) of the Company Disclosure Letter, there are no other Persons that are material to the business of the Company through which the Company or any of its Subsidiaries conducts business and in which the Company or any of its Subsidiary owns, of record or beneficially, any direct or indirect equity or other interest or right (contingent or otherwise) to acquire the same. The Company has made available to Parent correct and complete copies of the certificates of incorporation and bylaws (or comparable organizational documents) of each of its Subsidiaries, in each case as amended as of the Agreement Date. None of the Company’s Subsidiaries is in violation of its certificate of incorporation, bylaws or other applicable constituent documents.

(b)    All of the outstanding capital stock of, or other equity or voting interest in, each Subsidiary of the Company (i) have been duly authorized, validly issued, are fully paid and nonassessable and (ii) are owned, directly or indirectly, by the Company, free and clear of all Liens (other than Permitted Liens) and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest). No vote of the holders of any Subsidiary Securities is required in connection with this

Agreement and the consummation of the transactions contemplated hereby. Neither the Company or any of its Subsidiaries is a participant in (nor is any part of their businesses conducted through) any joint venture, partnership, strategic alliance, or Contract the primary purpose of which is a profit, loss, risk or revenue sharing arrangement, that would reasonably be expected to result in a liability material to the Company and its Subsidiaries, taken as a whole.

(c)    There are no outstanding (i) shares of capital stock of or other equity or voting interests in, or any securities of any Subsidiary of the Company convertible into or exchangeable for shares of capital stock of or other equity or voting interests in, any Subsidiary of the Company, (ii) options, warrants or other rights to acquire from any Subsidiary of the Company or from the Company, or that obligates any Subsidiary of the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (iii) obligations of any Subsidiary of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, any Subsidiary of the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of the Subsidiaries of the Company, being referred to collectively as “Subsidiary Securities”), or (iv) other obligations by any Subsidiary of the Company to make any payments based on the price or value of any shares of any Subsidiary of the Company (including any share appreciation rights, performance units, contingent value rights, “phantom” shares or similar securities or rights). Neither the Company nor any of its Subsidiaries is a party to any Contract that obligates the Company or any of its Subsidiaries to repurchase, redeem, otherwise acquire, or dispose of any outstanding Subsidiary Securities.

(d)    Other than with respect to its Subsidiaries, neither the Company nor any of its Subsidiaries owns any equity interests in any other Person, or has any obligation or has made any agreement to acquire any equity interests in, provide funds to, or make any investment (in the form of a loan, capital contribution, or otherwise) in any other Person.

3.8    Company SEC Reports and Listing Requirements. Since December 31, 2013, the Company has timely filed or otherwise furnished (as applicable) all forms, reports, schedules, statements, and documents with the SEC that have been required to be filed or furnished (as applicable) by it under applicable Laws (all such forms, reports, schedules, statements, and documents, as amended and supplemented, and together with all exhibits and schedules thereto, the “Company SEC Reports”). As of their respective effective dates (in the case of the Company SEC Report that is a registration statement filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Company SEC Reports) (or, if amended or superseded by a filing prior to the Agreement Date, on the date of such amended or superseded filing), (a) each Company SEC Report complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date such Company SEC Report was filed, and (b) each Company SEC Report did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC. No executive officer of the Company has failed to make the certifications required of him or her under

Section 302 or Section 906 of the Sarbanes-Oxley Act with respect to any Company SEC Report, except as disclosed in certifications filed with the Company SEC Reports. Neither the Company nor any of its executive officers has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications. The Company is in compliance in all material respects with all listing and governance requirements of the NYSE and all rules, regulations, and requirements of the Sarbanes-Oxley Act and the SEC. As of the date of this Agreement, no enforcement Action has been initiated or investigations threatened against the Company by the SEC and, to the Knowledge of the Company, none of the Company SEC Reports is the subject of ongoing SEC review or outstanding SEC comment.

3.9    Company Financial Statements.

(a)    The consolidated financial statements of the Company and its Subsidiaries filed with the Company SEC Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP consistently applied during the periods and at the dates involved (except as may be indicated in the notes thereto or, with respect to any unaudited interim financial statements, as permitted by the SEC’s rules and forms), and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations, cash flows, and stockholders’ equity for the periods then ended (subject, in the case of unaudited interim financial statements, to normal year-end adjustments, the effect of which, individually and in the aggregate, is not material).

(b)    The Company has established and maintains disclosure controls and procedures (as such terms are defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act), which are effective in ensuring that information required to be disclosed by the Company in the Company SEC Reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms.

(c)    The Company has established and maintains a system of internal controls over financial reporting (as such term is defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act), which are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made in accordance with appropriate authorizations of management and the Company Board in all material respects and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries.

(d)    Since December 31, 2013, neither the Company nor, to the Knowledge of the Company, the Company’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company and its Subsidiaries, in each case which has not been subsequently remediated, (ii) any fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company and its Subsidiaries or (iii) any substantive written, or to the Knowledge of the Company, oral, complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices. To the Knowledge of the Company, no current or former attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported any evidence of any material violation of securities Laws, breach of fiduciary duty, or similar violation by the Company or any Subsidiary or any of their respective officers, directors, employees, or agents, in each case, in such capacities, to the Company Board or any committee thereof or to any director or officer of the Company or any of its Subsidiaries. To the Knowledge of the Company, no employee of the Company or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable legal requirements of the type described in Section 806 of the Sarbanes-Oxley Act by the Company or any of its Subsidiaries. Since December 31, 2013, none of the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any director, officer, employee, contractor, subcontractor, or agent of the Company or any of its Subsidiaries, has discharged, demoted, suspended, threatened, harassed, or in any other manner discriminated against an employee, contractor, subcontractor, or agent of the Company or any of its Subsidiaries in the terms and conditions of his or her employment or engagement because of any lawful act of such employee, contractor, subcontractor, or agent described in Section 806 of the Sarbanes-Oxley Act.

(e)    The Company has adopted a code of ethics, as defined by Item 406(b) of Regulation S-K under the Securities Act, for senior financial officers, applicable to its principal financial officer, controller or principal accounting officer, or Persons performing similar functions. The Company has promptly disclosed any change in or waiver of the Company’s code of ethics with respect to any such Persons, as required by Item 5.05 of Form 8-K. To the Knowledge of the Company, there have been no violations of provisions of the Company’s code of ethics by any such Persons.

(f)    Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement, or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose, “off-balance sheet arrangement”, or limited purpose entity or Person, on the other hand (such as any arrangement described in Section 303(a)(4) of Regulation S-K under the Securities Act)) where the result, purpose or effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s consolidated financial statements or any Company SEC Report.

3.10    No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities, other than (a) liabilities reflected or otherwise reserved against in the Company Balance Sheet (including the notes thereto), (b) liabilities arising under this Agreement or incurred in connection with the transactions contemplated by this Agreement, (c) liabilities incurred since the Company Balance Sheet Date in the ordinary course of business consistent with past practice, (d) liabilities under executory Contracts to which the Company or any of its Subsidiaries are bound, other than as a result of a breach thereof, and (e) liabilities that would not have, individually or in the aggregate, a Company Material Adverse Effect.

3.11    Absence of Certain Changes.

(a)    Since the Company Balance Sheet Date through the Agreement Date, (i) except for the negotiation and entering into of this Agreement, the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course consistent with past practice, and (ii) there has not been or occurred any Company Material Adverse Effect that is continuing.

(b)    Since the Company Balance Sheet Date through the Agreement Date, neither the Company nor any of its Subsidiaries has taken any action that would be prohibited by clauses (i), (iv), (v), (vi), (vii), (x), (xi), (xii), (xiii), (xiv), (xv), (xix) or (xxi) (solely with respect to the foregoing clauses) of Section 5.1(b) if proposed to be taken after the Agreement Date.

3.12    Material Contracts.

(a)    Section 3.12 of the Company Disclosure Letter contains a complete and accurate list of all Material Contracts to or by which the Company or any of its Subsidiaries is a party as of the Agreement Date, broken down by category in accordance with the descriptions below. True and complete copies of all such Material Contracts (including all exhibits, schedules and amendments thereto, and an accurate description of the material terms of any oral Material Contracts) have been (x) publicly filed with the SEC without redaction or (y) made available to Parent. For all purposes of and under this Agreement, a “Material Contract” shall mean any of the following to which the Company or any of its Subsidiaries is a party as of the Agreement Date:

(i)    any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC);

(ii)    any Contract that:

(A)     limits, curtails, or restricts the freedom, right, or ability of the Company, any of its Subsidiaries, or any current or future Affiliates thereof, in each case, in any geographic area, to (1) compete, conduct activities or any line of business, (2) solicit any Person or group of Persons, (3) own, operate, or provide any asset, product, or service, (4) sell, supply, license, distribute, transfer, or pledge any asset, product, or service, or (5) collect, receive, derive, store, transmit, transfer (including cross-border transfers), disclose, or use personally identifiable information (other than end user names/addresses, electricity usage data and related information inherent in smart meter activity), in each case under clauses (A)(3) and (A)(4) in a manner that would reasonably be expect to result in a liability material to the Company and its Subsidiaries, taken as a whole; or

(B)    in a manner that is material or reasonably would be expected to be material to the operations of the Company and its Subsidiaries taken as a whole, grants the other party or any third Person: (1) exclusive supply, distribution, purchase, or other similar rights; (2) “most favored nation” or similar status; (3) any type of special discount rights or rebates; (4) any right of first refusal, first notice or first negotiation; (5) material guaranteed availability of supply or services for a period greater than six months; (6) price guarantees for a period greater than six months; or (7) right to require the Company or any of its Subsidiaries to purchase all or any portion of the Company’s or any of its Subsidiaries’ requirements, or similar provision;

(iii)    any Contract containing confidentiality clauses or use restrictions, other than (A) standard (i.e., having terms customary in the Company’s industry) non-disclosure, confidentiality, material transfer and consulting Contracts or standard confidentiality clauses or use restrictions contained in any Contracts entered into in the ordinary course of business, (B) any In-bound License, or (C) any Out-bound License;

(iv)    any Contract listed in Section 3.15(b)(i) or Section 3.15(b)(ii) of the Company Disclosure Letter;

(v)    any Contract with a Major Supplier;

(vi)    any employment Contract with persons working in the United States that is not terminable at will or for convenience by the Company on less than 30 days’ notice, or any Contract under which the Company or any of its Subsidiaries has contractual severance, termination or post-termination payment obligations to a current or former service provider in excess of $225,000 per annum;

(vii)    any Contract (A) relating to the disposition or acquisition by the Company or any of its Subsidiaries of assets or any business obligating the Company or any of its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution, or otherwise) in any Person (including any Subsidiary of the Company), (x) whose value is in excess of $500,000 (other than inventory purchases and capital equipment purchases in the ordinary course of business consistent with past practices) or (y) that contains ongoing obligations that would reasonably be expected to result in a liability material to the Company and its Subsidiaries, taken as a whole, or (B) that involves original equipment manufacturing, joint marketing, material joint development, a joint venture, limited liability company, partnership, collaboration, strategic alliance or similar agreements with a third Person that includes the sharing of profits, losses, costs, or liabilities;

(viii)    any Contract (A) involving Indebtedness of the Company or any of its Subsidiaries under which the Company and its Subsidiaries, taken as a whole, are liable for a principal amount in excess of $250,000 (which, for the avoidance of doubt, shall not include agreements between the Company and any wholly-owned Subsidiary of the Company or between wholly-owned Subsidiaries of the Company), (B) obligating the Company or any of its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution, or otherwise) in any Person or (C) providing for future capital expenditures by the Company or any of its Subsidiaries in excess of $250,000 in the aggregate over the 18-month period following the Agreement Date;

(ix)    any Government Contract, excluding standard insertion orders and standard non-disclosure agreements, or Contract terms and conditions of which or any information or data contained therein are deemed classified;

(x)    any financial derivatives master agreement or confirmation, currency or interest rates hedging agreements, or futures account opening agreements and/or brokerage statements, evidencing financial, currency or interest rate hedging or similar trading activities;

(xi)    any mortgage, pledge, security agreement, deed of trust or other Contract granting a Lien on any material property or assets of the Company or any of its Subsidiaries;

(xii)    any Collective Bargaining Agreement;

(xiii)    any Contract that restricts or otherwise limits the payment of dividends or other distributions on equity securities;

(xiv)    any Contract providing for indemnification of any director or officer by the Company or any of its Subsidiaries;

(xv)    any Lease involving payments in excess of $500,000 per annum and any Contract that is a lease of personal property involving payments in excess of $150,000 per annum;

(xvi)    any Contract (other than Contracts granting or governing equity awards or employment or service relationships) giving the other party the right to terminate such Contract or exercise material rights with respect to such Contract as a result of this Agreement or the consummation of the Merger;

(xvii)    [Intentionally omitted;]

(xviii)    any Contract relating to the settlement of any civil, administrative or judicial Legal Proceeding or investigation within the past three years;

(xix)    other than standard configuration, maintenance and support, or training services provided to end-customers in the ordinary course of business ancillary to sales of Company Products, each Contract that involves performance of Software development, consulting or other similar services commitments by the Company or any of its Subsidiaries, on its face explicitly providing for either (A) recurring annual payments to the Company or any of its Subsidiaries after the Agreement Date of $100,000 or more or (B) aggregate payments or potential aggregate payments to the Company and its Subsidiaries after the Agreement Date of $500,000 or more;

(xx)    any Contract (other than Contracts of employment, consulting, or for individual independent contractors entered into in the ordinary course) providing for the development of any Software, content (including textual content and visual, photographic, or graphical content), technology, or Intellectual Property Rights for the Company or any of its Subsidiaries that is material to the Company and its Subsidiaries, taken as a whole;

(xxi)    any Contract with (A) a Significant Customer and (B) any of the 25 largest distributors or resellers (including as an original equipment manufacturer or value-added reseller) of any of the Company Products (determined on the basis of aggregate sales made through such distributors or resellers over the four consecutive fiscal quarters period ended June 30, 2017);

(xxii)    any Contract under which the Company or any of its Subsidiaries has agreed or is required to provide any third party with rights in or access to Company source code (including on a contingent basis), or to provide for Company source code to be put in escrow;

(xxiii)    any Contract providing for indemnification of any Person (A) relating to any current or former business of the Company, any of its Subsidiaries, or any predecessor Person, other than indemnification obligations of the Company or any of its Subsidiaries pursuant to the provisions of a Contract entered into by the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice or that would not reasonably be expected to result in a liability material to the Company and its Subsidiaries, taken as a whole, or (B) with respect to claims involving infringement or misappropriation of any Intellectual Property Rights of any third Person, which Contract does not provide the Company or any of its Subsidiaries with the right to (x) assume control of the defense and settlement of any such claim, (y) require the indemnified Person to implement a non-infringing substitute provided by the Company or any of its Subsidiaries for any Company Product that is the subject of any such claim, and (z) terminate the indemnified Person’s right to use any Company Product that is the subject of any such claim if the Company or any of its Subsidiaries is unable to provide a non-infringing substitute or otherwise abate the infringement or alleged infringement;

(xxiv)    any Contract under which the Company or any of its Subsidiaries is authorized to market, distribute, or resell any product, service, or Intellectual Property Rights of any third party, other than Contracts entered into in the ordinary course of business;

(xxv)    any Contract requiring the Company or any of its Subsidiaries to (A) make any community investment or utilize local content or “value add” in a Company Product, (B) hire or retain employees or non-employee service providers from, or establish a physical presence in, a locality, or similar commitments; and

(xxvi)    any Contract that (A) otherwise does not fit within any of the descriptions set forth in the foregoing clauses (i) through (xxv) above, and (B) by its terms, calls for aggregate payment or receipt by the Company or its Subsidiaries under such Contract of more than $500,000 over the remaining term of such Contract (other than payments between the Company and any wholly-owned Subsidiary of the Company or between wholly-owned Subsidiaries of the Company).

(b)    Each Material Contract is valid, binding, and enforceable on the Company (and/or each such Subsidiary of the Company party thereto) and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, in accordance with its terms, subject to the Enforceability Limitations, and neither the Company nor any of its Subsidiaries that is a party thereto, nor, to the Knowledge of the Company, any other party thereto, is in material breach of, or material default under, any such Material Contract, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto. As of the Agreement Date, neither the Company nor any of its Subsidiaries has received any written notice of termination, cancellation, or non-renewal of or any intent or threat to terminate, cancel, or not renew any Material Contract or received any written notice of breach or default in any material respect under any Material Contract which breach has not been cured.

3.13    Real Property.

(a)    Neither the Company nor any of its Subsidiaries owns any real property, nor has the Company or any of its Subsidiaries ever owned any real property.

(b)    Section 3.13(b) of the Company Disclosure Letter contains a complete and accurate list of all of the existing leases, subleases, or other agreements (collectively, the “Leases”) under which the Company or any of its Subsidiaries, as of the Agreement Date, uses or occupies or has the right to use or occupy, now or in the future, any real property (such property, the “Leased Real Property”) the Lease for which is not terminable by the Company or its Subsidiary upon notice of 60 days or less, including the address for each parcel of Leased Real Property. With respect to each of the Leases listed or required to be listed in Section 3.13(b) of the Company Disclosure Letter:

(i)    the Company and/or its Subsidiaries have and own valid leasehold estates in the Leased Real Property, free and clear of all Liens other than Permitted Liens, enjoy peaceful and undisturbed possession of the Leased Real Property and to the Knowledge of the Company, no Person other than the Company or its Subsidiaries has any right (whether by lease, sublease, license, or otherwise) to use or occupy all or any portion of the Leased Real Property;

(ii)    neither the Company nor any of its Subsidiaries has received written notice of any actual or, to the Knowledge of the Company, threatened, condemnation, or eminent domain proceedings, or notice of termination or cancellation or material breach or default that affect any Leased Real Property or any part thereof, and neither of the Company nor any of its Subsidiaries has received any written notice of the intention of any Governmental Authority or other Person to take all or any part thereof pursuant to any such proceeding;

(iii)    except for renewal and expansion provisions as set forth in the Leases, neither the Company nor any of its Subsidiaries owns, holds, is obligated under or is a party to, any option, right of first refusal or offer or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein; and

(iv)    the Leased Real Property constitutes all of the real property used by the Company and its Subsidiaries in the operation of the business of the Company and its Subsidiaries, and such Leased Real Property is sufficient in all material respects for the conduct of the business of the Company and its Subsidiaries as currently conducted and as currently proposed to be conducted by the Company.

(c)    Section 3.13(c) of the Company Disclosure Letter contains a complete and accurate list of all of the existing Leases granting to any Person, other than the Company or any of its Subsidiaries, any right to use or occupy, now or in the future, any portion of the Leased Real Property.

3.14    Personal Property and Assets. The machinery, equipment, furniture, fixtures and other tangible personal property and assets owned, leased or used by the Company or any of its Subsidiaries (the “Assets”) are, in the aggregate, sufficient and adequate to carry on their respective businesses in all material respects as presently conducted, and the Company and its Subsidiaries are in possession of and have good title to, or valid leasehold interests in or valid rights under Contract to use, such Assets that are material to the Company and its Subsidiaries, taken as a whole, free and clear of all Liens other than Permitted Liens, except as would not, individually or in the aggregate, reasonably be expected to result in a liability material to the Company and its Subsidiaries, taken as a whole. No representation is made under this Section 3.14 with respect to any real property, intellectual property, or Intellectual Property Rights.

3.15    Intellectual Property.

(a)    Section 3.15(a) of the Company Disclosure Letter lists, as of the Agreement Date, (i) all Company Registered Intellectual Property Rights and listing for each the type of Intellectual Property Right, the jurisdiction in which each item of Company Registered Intellectual Property Rights has been issued, filed, or recorded, the application, filing, registration or grant numbers and dates, the current status (e.g., issued or pending); and (ii) any claims, suits, actions, or Legal Proceedings pending with respect to any Company Registered Intellectual Property Rights (other than examination proceedings with respect to applications for Company Registered Intellectual Property Rights). Each of the Company Registered Intellectual Property Rights is subsisting and to the Company’s Knowledge has not been held invalid or unenforceable in any Legal Proceeding or by any Governmental Authority as of the Agreement Date.

(b)    Section 3.15(b)(i) of the Company Disclosure Letter sets forth each Contract pursuant to which the Company or any of its Subsidiaries has received any licenses in, under, or to any Intellectual Property Rights incorporated into the Company Products (each an “In-bound License”); provided that In-bound Licenses will not include (i) non-exclusive licenses of commercially available Intellectual Property Rights, such as off-the-shelf Software agreements, (ii) non-exclusive licenses to Software and materials licensed on standard terms as Open Source Materials, (iii) licenses to content, Trademarks or other Intellectual Property Rights granted to the Company or any of its Subsidiaries by their customers that are incidental to the marketing, operation, licensing, sale or provision of the Company Products, or (iv) licenses as would not be material to a Company Product or line of business. The Company and each of its Subsidiaries are in compliance with all In-bound Licenses. Section 3.15(b)(ii) of the Company Disclosure Letter sets forth each Contract pursuant to which the Company or any of its Subsidiaries have granted licenses in, under, or to any Company-Owned Intellectual Property

Rights (each an “Out-bound License”); provided that Out-bound Licenses will include any sales, transfers and covenants not to sue and any restrictions on the right of the Company or any of its Subsidiaries to use any Company-Owned Intellectual Property (except as would not, individually or in the aggregate, reasonably be expected to result in a liability material to the Company and its Subsidiaries, taken as a whole), but will not include (i) non-disclosure agreements entered into in the ordinary course of business that do not contain an express license grant by the Company or (ii) non-exclusive licenses, including terms of use, terms of service, Software as a service or “SaaS” licenses or end user license agreements, granted or entered into in the ordinary course of business or in connection with the marketing or sale of any Company Products or incidental to the provision of services to the Company or its Subsidiaries.

(c)    The Company or its Subsidiaries own the Company-Owned Intellectual Property Rights free and clear of all Liens other than Permitted Liens, such Permitted Liens including non-exclusive licenses entered into the ordinary course of business, and the licenses, releases, covenants, authorizations, standstills, and other immunities under Intellectual Property Rights expressly granted pursuant to Out-bound Licenses listed in Section 3.15(b)(ii) of the Company Disclosure Letter. To the Knowledge of the Company, as of the Agreement Date, the Company or its Subsidiaries have sufficient rights to use all Intellectual Property Rights necessary and material to the conduct of the Company’s or its Subsidiaries’ business. No Person who has licensed Intellectual Property or Software to the Company or any of its Subsidiaries has ownership or license rights to any improvements, derivative works or other modifications made by the Company or any of its Subsidiaries that are included in any Company Products, except as would not impair the Company’s ability to develop, market, use, license, sell or otherwise distribute any Company Product.

(d)    The Company and its Subsidiaries have taken commercially reasonable steps to protect their rights in (i) Company-Owned Intellectual Property, including material confidential information and Trade Secrets or (ii) any Trade Secrets or confidential information of third parties provided to them under obligations of confidentiality and, to the Knowledge of the Company, the Company and its Subsidiaries are not in material breach of the terms of any Contract with respect to the confidentiality or use of confidential information provided to them by third parties. Without limiting the foregoing, the Company and each of its Subsidiaries has a policy of requiring each Person engaged in the development of any Intellectual Property Rights for the Company or any of its Subsidiaries to execute a proprietary information and confidentiality agreement protecting such Trade Secrets and confidential information. The Company and its Subsidiaries have enforced such policy, except as would not, individually or in the aggregate, reasonably be expected to result in a liability material to the Company and its Subsidiaries, taken as a whole. No Company-Owned Intellectual Property has been permitted to lapse into the public domain, except as would not reasonably be expected to materially impair the Company’s ability to develop, market, use, license, sell, or otherwise distribute any Company Product or, individually or in the aggregate, reasonably be expected to result in a liability material to the Company and its Subsidiaries, taken as a whole; provided that this sentence shall not be deemed to refer to such events resulting from Company product releases that necessarily reveal the underlying trade secrets of the Company.

(e)    To the Knowledge of the Company, the conduct of the Company’s or its Subsidiaries’ business does not infringe upon, misappropriate or otherwise violate the

Intellectual Property Rights of a third Person. No present or former employee, officer or director of the Company or any of its Subsidiaries, or agents, consultants or (sub)contractors holds any right, title or interest, directly or indirectly, in whole or in part, in or to any material Company-Owned Intellectual Property Rights.

(f)    As of the Agreement Date, no Legal Proceeding by any third party is pending and served against the Company or any of its Subsidiaries, nor, except as would not, individually or in the aggregate, reasonably be expected to result in a liability material to the Company and its Subsidiaries, taken as a whole, has any of them received any written claim or notice since December 31, 2014, in each case with respect to any warranty or indemnification claim relating to any Company Product or with respect to the breach of any Contract under which any such Company Product has been supplied or provided, in each case, which remains unresolved.

(g)    Except as set forth in Section 3.15(g) of the Company Disclosure Letter, and except as would not be material to the Company and its Subsidiaries, taken as a whole, the execution and delivery of this Agreement by the Company, the performance of the Company of its obligations hereunder or the consummation of the Merger will not cause: (i) any loss, forfeiture, termination or impairment of, or creation of a right of termination with respect to the Company’s or any of its Subsidiaries’ ownership or right to use any Company-Owned Intellectual Property Rights; (ii) violate or result in the material breach, modification, cancellation, termination, or suspension of any material In-bound License or material Out-bound License; or (iii) result in the release of any source code or other proprietary confidential Software of the Company or any of its Subsidiaries or in the granting of any right or licenses to any Company-Owned Intellectual Property Rights to any third party.

(h)    Except as would not reasonably be expected to result in a liability material to the Company and its Subsidiaries, taken as a whole (i) no Company-Owned Intellectual Property Right in a Company Product is subject to any Open Source License Terms and, to the Knowledge of the Company, the Company and its Subsidiaries are in material compliance with internal policies regarding Open Source Materials and their use; and (ii) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries is subject to the “copyleft” provisions of the GNU General Public License or any similar Open Source License Term.

(i)    To the Knowledge of the Company, with respect to the Company Products and all services provided by the Company or its Subsidiaries, (i) the Company is in compliance in all material respects with all applicable contractual commitments relating to any express or implied warranties relating thereto, and such Company Products and services comply in all material respects with the Company’s or its Subsidiaries’ published product specifications and with all regulations, certification standards and other requirements of any applicable Governmental Authority or Person, except for such non-conformities with the foregoing for which an adequate reserve has been made on the Company Balance Sheet (including making all disclosures to, and obtaining any necessary Consents from, users, customers, employees, contractors, and other applicable Persons, and filing any required registrations with the applicable data protection Governmental Authorities); and (ii) the Company has no liability for replacement or modification of any Company Products or other damages in connection therewith, other than in the ordinary course of business consistent with past practice.

(j)    The Company and its Subsidiaries have taken commercially reasonable measures to ensure that Personal Information is protected against loss, damage, and unauthorized access, use, modification, or other misuse. To the Knowledge of the Company, except as would not, individually or in the aggregate, reasonably be expected to result in a liability material to the Company and its Subsidiaries, taken as a whole, (i) the Company and its Subsidiaries have been and are in compliance in all material respects with all applicable Laws, and the public-facing privacy policies posted on their websites relating to (A) the privacy of users of Company Products and all of the Company’s and its Subsidiaries’ websites, and (B) the collection, use, storage and disclosure of any personally identifiable information collected or stored by the Company or its Subsidiaries or by third parties acting on Company’s or its Subsidiaries’ behalf or having authorized access to the Company’s or its Subsidiaries’ records, including personally identifiable information with respect to the Company’s or its Subsidiaries’ employees, and (ii) since December 31, 2015, there has been no unauthorized access to, unauthorized disclosure of, or other misuse of any such personally identifiable information collected by the Company or its Subsidiaries.

(k)    To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received any written notice from any third party in the since December 31, 2013, (i) claiming that the operation of the Company or any of its Subsidiaries or the sale or distribution of any Company Product (A) infringes or misappropriates the Intellectual Property Rights of any third party or (B) constitutes unfair competition or trade practices under applicable Laws, or (ii) expressly offering to license to the Company or any of its Subsidiaries third-party Patents in order to avoid infringement of those Patents. Neither the Company nor any of its Subsidiaries has, to the Knowledge of the Company, received, since December 31, 2013, any written notice of a Legal Proceeding challenging the legality, validity, enforceability, or ownership (excluding, for the avoidance of doubt, office actions issued with respect to Registered Intellectual Property Rights applications) of any material Company-Owned Intellectual Property. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has sent to a third party since December 31, 2013 any notice of any pending or threatened Legal Proceeding involving any Company-Owned Intellectual Property.

(l)    To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has any Contract that will, as a result of this Agreement, any of the agreements or documents contemplated hereby, or the consummation of the transactions contemplated hereby and thereby, cause: (i) Parent or any of its Subsidiaries to grant to any Person any material Intellectual Property Rights owned by, or licensed to, Parent or any Parent Subsidiary, the Company or any of its Subsidiaries, or (ii) Parent or any of its Subsidiaries, or the Company or any of its Subsidiaries to pay any royalties or other material amounts to any Person in excess of those payable by any of them, respectively, in the absence of this Agreement, the agreements and documents contemplated hereby, or the consummation of the transactions contemplated hereby and thereby, in each case of this clause (ii) that would reasonably be expected to, individually or in the aggregate, result in a liability material to the Company and its Subsidiaries, taken as a whole or liability to Parent or its Subsidiaries taken as a whole.

(m)    To the Knowledge of the Company, Section 3.15(m) of the Company Disclosure Letter lists the only agreements with standards bodies under which the Company or any of its Subsidiaries is subject to any obligation to grant licenses, covenant not to assert Patents, or other similar obligation with respect to any material Company-Owned Intellectual Property Rights.

3.16    Tax Matters.

(a)    The Company and each of its Subsidiaries (i) have timely filed (taking into account any valid extensions of time in which to file) all income Tax Returns and all other material Tax Returns required to be filed by any of them and all such Tax Returns are complete and accurate in all material respects, and (ii) have paid, or have adequately reserved the payment of, all material Taxes required to be paid through the Company Balance Sheet Date and not yet due (whether or not shown on any Tax Return). Neither the Company nor any of its Subsidiaries has executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any material Tax beyond the Closing Date.

(b)    The Company and each of its Subsidiaries has timely withheld or collected and timely paid over to the appropriate Governmental Authority (or each is properly holding for such timely payment) all material Taxes required by Law to be withheld or collected by it in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c)    Neither the Company nor any of its Subsidiaries has any material liability for Taxes of any other Person (other than the Company or any of its Subsidiaries), including any obligation to indemnify or otherwise succeed to the liability of any other Person for Taxes, as a transferee or successor, or pursuant to any Law (including Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), Contract, or otherwise.

(d)    The Company and its Subsidiaries have documented their transfer pricing methodology in substantial compliance with Section 6662 of the Code and any similar provision of applicable Law.

(e)    Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any material item of deduction from, Taxable income for any Taxable period ending after the Closing as a result of any (i) change in method of accounting under Section 481 of the Code (or any similar provision of state, local or foreign Law), (ii) intercompany transaction or excess loss account under Section 1502 of the Code and the Treasury Regulations thereunder (or any similar provision of state, local or non-U.S. Law), (iii) closing agreement as described under Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law), (iv) installment sale or open transaction disposition; (v) any prepaid amount, or (vi) an election under Section 108(i) of the Code.

(f)    No audit of any material Tax Return of the Company or any of its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries been notified in writing of any request for such an audit.

(g)    Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for Tax-free treatment under Section 355 of the Code.

(h)    Neither the Company nor any of its Subsidiaries has engaged in a “reportable transaction,” as set forth in Treasury Regulation § 1.6011-4(b).

(i)    None of the Company nor any of its Subsidiaries is (i) a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company), or (ii) a party to any Tax sharing, indemnification or allocation agreement (other than any such agreement with service providers, customers, vendors, creditors or lessors entered into in the ordinary course of business, the principal purpose of which is not to address Tax matters).

(j)    Neither the Company nor its Subsidiaries have received from any Governmental Authority any written notice of proposed adjustment, deficiency or underpayment with respect to a material amount of Taxes which has not since been satisfied by payment, been withdrawn or otherwise resolved, and there is no proceeding pending or threatened in writing against or with respect to the Company or any of its Subsidiaries in respect of any Tax.

(k)    There are no Tax rulings or requests for Tax rulings relating to Taxes in effect or pending with any Governmental Authority relating to the Company or any of its Subsidiaries.

(l)    Neither the Company nor any of its Subsidiaries is subject to any gain recognition agreement under Section 367 of the Code.

(m)    To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has, nor has it ever had (during any Taxable period remaining open for the assessment of Tax by any applicable Governmental Authority under its applicable statute of limitations) any or material permanent establishment (as defined in the applicable tax treaty) outside the jurisdiction of its organization.

(n)    The Company has provided copies of all draft analyses regarding the application of Section 382 of the Code in its possession.

(o)    There are no material Liens for Taxes (other than Permitted Liens) on any assets of the Company or any of its Subsidiaries.

(p)    No written claim has ever been made by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to Tax by that jurisdiction.

3.17    Employee Plans.

(a)    Section 3.17(a) of the Company Disclosure Letter sets forth a correct and complete list of each material Employee Plan. “Employee Plan” shall mean each (i) “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and (ii) employment, consulting, bonus, stock option, stock purchase, equity, equity-based, benefit, incentive compensation, profit sharing, savings, retirement, disability, vacation, paid time off, deferred compensation, consulting, severance, termination, retention, change of control, sick leave, disability, death benefit, insurance, hospitalization, medical, dental, life, employee loan, educational assistance, and other similar fringe, welfare or other employee benefit plan, program, agreement, Contract, policy or binding arrangement (whether or not in writing and whether or not covering a single individual or group of individuals), in each case, which is sponsored, maintained, contributed to, or required to be contributed to for the benefit of any current or former employee, non-employee service provider, individual independent contractor, or director of the Company, any of its Subsidiaries or any of their ERISA Affiliates, or any of their dependents or beneficiaries, or with respect to which the Company or any of its Subsidiaries has any material liability (including contingent liability), but excluding in all cases, offer letters, employment letters and individual consulting agreements in each case on the Company’s standard form for the relevant jurisdiction that may be terminated for convenience by the Company with less than 35 days of advance notice, or by the Company without liability for advance notice or severance in excess of any statutory requirements. “International Employee Plans” shall mean each Employee Plan that is maintained in any non-U.S. jurisdiction or provides compensation or benefits primarily for the benefit of any current or former employee or non-employee service provider of the Company, any of its Subsidiaries, or any of their ERISA Affiliates. With respect to each Employee Plan, to the extent applicable, the Company has made available to Parent complete and accurate copies of (A) the two most recent annual reports on Form 5500 required to have been filed with the IRS or DOL for each Employee Plan, including all schedules thereto; (B) the most recent determination or opinion letter, if any, from the IRS for any Employee Plan that is intended to qualify under Section 401(a) of the Code; (C) the current plan documents, including all amendments thereto, summary plan descriptions, and summaries of material modifications, or a written description of the terms of any Employee Plan that is not in writing; (D) any related trust agreements, insurance Contracts, insurance policies or other documents of any funding arrangements; (E) the most recent audited financial statements and/or actuarial valuation report; and (F) any filings, communications, and notices to or from the IRS, DOL, or other Governmental Authority relating to any material compliance issues in respect of any such Employee Plan. With respect to each International Employee Plan, to the extent applicable, the Company has made available to Parent complete and accurate copies of (x) the most recent annual report or similar compliance documents required to be filed with any Governmental Authority with respect to such plan and (y) any document comparable to the determination letter referenced under clause (B) above issued by a Governmental Authority relating to the satisfaction of Law necessary to obtain the most favorable Tax treatment.

(b)    No Employee Plan is, and none of the Company, any of its Subsidiaries, any of its or their ERISA Affiliates, or any of their respective predecessors has contributed to, contributes to, has been required to contribute to, or has otherwise participated in or has any liability, direct or indirect, with respect to (i) a “defined benefit plan” (as defined in Section 414 of the Code), (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) a “multiple employer plan” (as defined in Section 4063 or 4064 of ERISA), (iv) a plan subject to Section 302 of ERISA, Section 412, 430 or 4971 of the Code or Title IV of ERISA, (v) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA) or (vi) a plan maintained in connection with any trust described in Section 501(c)(9) of the Code. None of the Company, any of its Subsidiaries, or any of their ERISA Affiliates has incurred, either directly or indirectly, any material liability under Title IV or Section 302 of ERISA or the penalty, excise Tax or joint and several liability provisions of the Code relating to employee benefit plans that has not been satisfied in full. No event has occurred, and no condition exists that would reasonably be expected to subject the Company or any of its Subsidiaries, including by reason of its affiliation with any current or former ERISA Affiliate, to any material (1) Tax, penalty, fine, (2) lien or (3) other liability imposed by applicable Law, including ERISA and the Code.

(c)    Except as would not, individually or in the aggregate, reasonably be expected to result in a liability material to the Company and its Subsidiaries, taken as a whole, each Employee Plan has been established, maintained, operated and administered, in compliance with its terms and with all applicable Law, including the applicable provisions of ERISA and the Code. Since January 1, 2014, neither the Company nor any of its Subsidiaries has taken any corrective action or made a filing under any voluntary correction program of the IRS, the DOL, or any other Governmental Authority with respect to any Employee Plan, and neither the Company nor any of its Subsidiaries has any Knowledge of any plan defect that would qualify for correction under any such voluntary correction program.

(d)    Each Employee Plan that is subject to Section 409A of the Code is and has been operated, documented, and administered, in all material respects, in compliance with Section 409A of the Code.

(e)    There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened on behalf of or against any Employee Plan, the assets of any trust under any Employee Plan, or the plan sponsor, plan administrator or any fiduciary or any Employee Plan, other than routine claims for benefits.

(f)    None of the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any of their respective directors, officers, employees or agents has, with respect to any Employee Plan, engaged in or been a party to any non-exempt “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which could reasonably be expected to result in the imposition of a material penalty assessed pursuant to Section 502(i) of ERISA or a material Tax imposed by Section 4975 of the Code, in each case applicable to the Company, any of its Subsidiaries or any Employee Plan or for which the Company or any of its Subsidiaries has any indemnification obligation.

(g)    No Employee Plan provides for any post-employment or post-retirement welfare benefits to former employees or service providers of the Company or its ERISA Affiliates (or their respective beneficiaries or dependents) beyond their retirement or other separation from service, other than pursuant to Section 4980B of the Code or any similar Law (and, except as set forth on Section 3.17(g) of the Company Disclosure Letter, with the participant bearing the premium costs). With respect to each Employee Plan that is subject to Section 4980B of the Code, the Company and its Subsidiaries have complied in all material respects with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA. No Employee Plan that provides health insurance or medical coverage is self-funded or self-insured.

(h)    Each Employee Plan that is intended to be “qualified” under Section 401 of the Code may rely on a prototype opinion letter or has received a favorable determination letter from the IRS and, to the Knowledge of the Company, no fact, circumstance, or event has occurred or exists since the date of such favorable prototype opinion letter or determination letter that would reasonably be expected to affect the qualified status of any such Employee Plan.

(i)    Except as could not, individually or in the aggregate, result in a liability material to the Company and its Subsidiaries, taken as a whole, each International Employee Plan (1) that is intended to qualify for special Tax treatment, has met all requirements for such Tax treatment, (2) does not have unfunded liabilities or liabilities that could reasonably be imposed upon the assets of the Company or any Subsidiary by reason of such International Employee Plan, (3) is and has been operated in compliance with its terms, any applicable collective bargaining or other works council agreements, and all applicable Laws, and (4) if intended or required to be qualified, approved or registered with a Governmental Authority, is and has been so qualified, approved or registered and nothing has occurred that could reasonably be expected to result in the loss of such qualification, approval or registration, as applicable.

(j)    Except as would not, individually or in the aggregate, reasonably be expected to result in a liability material to the Company and its Subsidiaries, taken as a whole, all contributions, premiums and other payments required to be made with respect to any Employee Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Employee Plan, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been accrued or reserved for on the books and records of the Company in accordance with GAAP.

(k)    Except as set forth in Section 3.17(k) of the Company Disclosure Letter, the execution or delivery of this Agreement, all other agreements and documents contemplated hereby to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby will not, either alone or in connection with any termination of employment (whether voluntary, involuntary, with or without good reason, or with or without cause, as a result of disability, death, retirement, or otherwise) or any other employment-related event (1) result in any severance or payment or benefit becoming due or payable, or required to be provided, to any current or former director, officer, employee, or individual independent contractor of the Company or any of its Subsidiaries, (2) trigger or accelerate the time of payment or vesting or increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such current or former director, officer, employee, or individual independent contractor, (3) accelerate the timing of any funding obligation under any Employee Plan, or (4) result in the forgiveness of Indebtedness for the benefit of any current or former director, officer, employee or individual independent contractor of the Company or any of its Subsidiaries.

(l)    Neither the execution by the Company of this Agreement nor the consummation of the transactions contemplated hereby (either alone or upon the occurrence of any additional or subsequent event) could reasonably be expected to result in the payment of any amount that would, individually or in combination with any other payment, constitute an “excess parachute payment” within the meaning of Section 280G of the Code. No Employee Plan provides for, and no Person is entitled to receive any additional payment (including any Tax gross-up payment) from the Company or any of its Subsidiaries as a result of the imposition of additional Taxes under Sections 409A or 4999 of the Code.

3.18    Labor Matters.

(a)    (i) Except as set forth in Section 3.18(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement, labor union Contract, or works council or trade union agreement (each a “Collective Bargaining Agreement”), (ii) to the Knowledge of the Company, there are no activities or proceedings of any labor or trade union to organize any employees of the Company or any of its Subsidiaries; (iii) no Collective Bargaining Agreement is being negotiated by the Company or any of its Subsidiaries, and (iv) there is no strike, dispute, lockout, slowdown, walkout, work stoppage, picketing, hand billing, or slowdown against or affecting the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened that may interfere with the respective business activities of the Company or any of its Subsidiaries and no such strike, dispute, lockout, slowdown, walkout, work stoppage, picketing, hand billing, or slowdown has occurred since December 31, 2013.

(b)    Except as would not, individually or in the aggregate, reasonably be expected to result in a liability material to the Company and its Subsidiaries, taken as a whole, (i) the Company and its Subsidiaries have complied in all respects with local applicable Laws and Orders with respect to employment (including applicable Laws regarding wage and hour requirements, correct classification of independent contractors and of employees as exempt and non-exempt, immigration status, discrimination in employment, employee health and safety, immigration, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, collective bargaining, employee leave issues and unemployment insurance), and (ii) there are no unfair labor practice charges, claims, Legal Proceedings, charges, or other grievances currently pending relating to any current or former employee or individual independent contractor of the Company or any of its Subsidiaries).

(c)    Neither the Company nor any of its Subsidiaries is liable for any material payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits for employees (other than routine payments to be made in the ordinary course of business consistent with past practice). None of the Company or any of its Subsidiaries has any material liability by reason of an individual who performs or performed services for the Company or any of its Subsidiaries in any capacity being improperly excluded from participating in an Employee Plan.

(d)    To the Knowledge of the Company, no employee of the Company or any of its Subsidiaries is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation to any third party related to their employment with the Company or any Subsidiary.

(e)    Since December 31, 2013, neither the Company nor its Subsidiaries has taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar foreign, state or local applicable Law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar foreign, state or local applicable Law, or incurred any liability or obligation under WARN or any similar foreign, state or local applicable Law that remains unsatisfied.

(f)    As of the Agreement Date, the Company has not received any notice from any officer or director of the Company that he/she intends to resign from the Company or its Subsidiaries.

3.19    Permits. The Company and its Subsidiaries possess and are in compliance with, and since December 31, 2014, have been in compliance with, the terms of all material permits, licenses, certificates, authorizations, Consents, franchises, filings, variances, exemptions, waivers, approvals, Orders, registrations, clearances, and approvals from Governmental Authorities required to conduct their businesses as currently conducted (“Permits”), and no suspension modification, revocation, or cancellation of any such Permits is pending or, to the Knowledge of the Company, threatened.

3.20    Compliance with Laws.

(a)    Each of the Company and each of its Subsidiaries is and at all times since December 31, 2014 has been in compliance with all Laws and Orders applicable to the Company and its Subsidiaries, except for such violations or noncompliance that would not, individually or in the aggregate, reasonably be expected to result in a liability material to the Company and its Subsidiaries, taken as a whole.

(b)    To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has since December 31, 2013 received any written notice from any Governmental Authority alleging any violation or potential violation by the Company or any of its Subsidiaries of any applicable Law or Order and that remains outstanding or unresolved. To the Knowledge of the Company, no investigation by any Governmental Authority of the Company or any of its Subsidiaries is pending or threatened.

(c)    None of the Company, any of its Subsidiaries, any of their respective officers, directors, employees, nor, to the Knowledge of the Company, any of their respective Affiliates, agents, consultants, sales representatives, distributors, resellers, or any other Person acting on behalf of the Company or any of its Subsidiaries have, since December 31, 2014, directly or indirectly, taken any action which would cause them to be in violation of (i) the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder; (ii) the UK Bribery Act 2010; or (iii) any other applicable anti-corruption or anti-bribery Laws or Orders of any Governmental Authority (whether by virtue of jurisdiction or organization or conduct of business) (collectively, the “Applicable Anti-Corruption Laws”).

(d)    None of the Company, any of its Subsidiaries, any of their respective officers, directors, employees, nor, to the Knowledge of the Company, any of their respective Affiliates, agents, consultants, sales representatives, distributors, resellers, or any other Person acting on behalf of the Company or any of its Subsidiaries, have, since December 31, 2014, directly or indirectly, offered, paid, promised to pay, or authorized a payment, of any money or other thing of value (including any fee, gift, sample, travel expense or entertainment) to any of the following Persons for the purpose of corruptly influencing any act or decision of such Person in his official capacity, inducing such Person to do or omit to do any act in violation of the lawful duty of such Person, securing any improper advantage, or inducing such Person to use his influence with a foreign Governmental Authority or instrumentality thereof to affect or to influence any act or decision of such Governmental Authority or instrumentality, in order to assist the Company in obtaining or retaining business for or with, or directing the business to, any Person: (i) any Person who is an agent, representative, official, officer, director, or employee of any non-U.S. Governmental Authority or any department, agency, or instrumentality thereof (including officers, directors, and employees of state-owned, operated or controlled entities) or of a public international organization; (ii) any Person acting in an official capacity for or on behalf of any such government, department, agency, instrumentality, or public international organization; (iii) any political party or official thereof; (iv) any candidate for political or political party office (such recipients in paragraphs (i), (ii), (iii) and (iv) of this subsection, collectively, “Government Officials”); or (v) any other individual or entity while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any Government Official.

(e)    Since December 31, 2014, the Company and its Subsidiaries have devised and maintained a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed and access to assets is permitted only in accordance with the Company’s or its Subsidiaries’ applicable policies and procedures and management’s general or specific authorization, and (ii) transactions have been recorded as necessary to permit preparation of periodic financial statements and to maintain accountability for assets and has otherwise established reasonable and adequate internal controls and procedures intended to ensure compliance with Applicable Anti-Corruption Laws.

(f)    The books, records and accounts of the Company and its Subsidiaries have since December 31, 2014, accurately and fairly reflected, in reasonable detail, the transactions and dispositions of their respective funds and assets. Since December 31, 2014, there have been no false or fictitious entries made in the books, records or accounts of the Company or any of its Subsidiaries relating to any illegal payment or secret or unrecorded fund, and neither the Company nor any of its Subsidiaries has established or maintained a secret or unrecorded fund.

(g)    None of the Company nor any of its Subsidiaries have, since December 31, 2014, engaged in commercial bribery, or acceptance of or acquiescence in kickbacks or other unlawful means of obtaining business.

(h)    The Company and each of its Subsidiaries is, and at all times since December 31, 2014 has been, in compliance in all material respects with all applicable Export Control Laws. Without limiting the foregoing, (i) each of the Company and each of its Subsidiaries has obtained all licenses and other approvals required by any Export Control Law and all such licenses are or were in full force and effect at the relevant time; (ii) each of the Company and each of its Subsidiaries is in compliance in all material respects with the terms of such applicable export licenses or other approvals; (iii) as of the Agreement Date, there are no pending or, to the Knowledge of the Company, threatened claims against the Company or any of its Subsidiaries with respect to such export licenses or other approvals and (iv) to the Knowledge of the Company, there are no actions, conditions or circumstances pertaining to the Company’s or any of its Subsidiaries’ export transactions that would reasonably be expected to give rise to any future actions or material claims against the Company or any of its Subsidiaries. No approval is required under any Export Control Law for the transfer of any export licenses or approvals from the Company or any Subsidiary to Parent or any of its Affiliates, including Acquisition Sub, or otherwise in connection with the consummation of the transactions contemplated by this Agreement or by any other agreements contemplated hereby, other than export approvals that can be obtained expeditiously without material cost. Section 3.20(h) of the Company Disclosure Letter sets forth, for each of the Company Products and technology, the true, complete and accurate listing of the applicable export control classification number under the Commerce Control List (codified at 15 CFR Part 774), indicating the basis for each such classification. None of the Company Products, technology or activities of the Company or any of its Subsidiaries are subject to the International Traffic In Arms Regulations (set forth at 22 CFR Parts 121-130) (“ITAR”). Neither the Company nor any of its Subsidiaries is registered with the Directorate of Defense trade controls under ITAR or otherwise engaged in the production of any defense article or the provision of defense services as such terms are defined in the ITAR. Neither the Company nor any of its Subsidiaries is subject to the National Industrial Security Program administered by the Defense Security Service.

3.21    Environmental Matters.

(a)    The Company and each of its Subsidiaries are now and have been in compliance in all material respects with all applicable Environmental Laws, and possess and are now and have at all times since December 31, 2015, been, in all material respects, in compliance with all applicable Environmental Permits necessary to operate the business as presently operated.

(b)    Neither the Company nor any of its Subsidiaries has transported, produced, processed, manufactured, generated, used, treated, handled, stored, Released or disposed of any Hazardous Materials, except in compliance, in all material respects, with applicable Environmental Laws.

(c)    Neither the Company nor any of its Subsidiaries has exposed any employee or any third party to Hazardous Materials in violation of any Environmental Law, except as would not, individually or in the aggregate, reasonably be expected to result in a liability material to the Company and its Subsidiaries, taken as a whole.

(d)    Neither the Company nor any of its Subsidiaries has received from a Governmental Authority any written notification alleging that it is liable for any Release or threatened Release of Hazardous Materials at any location, except with respect to any such notification concerning any such Release or threatened Release, to the extent such matter has been resolved with the appropriate foreign, federal, state or local regulatory authority or otherwise with no ongoing corrective action liability or obligation on the part of the Company or any of its Subsidiaries.

(e)    Except as would not, individually or in the aggregate, reasonably be expected to result in a liability material to the Company and its Subsidiaries, taken as a whole, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened relating to the Company’s or its Subsidiaries’ non-compliance with Environmental Laws.

3.22    Litigation. As of the Agreement Date, there is no Legal Proceeding pending, or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries, in either such case, seeking monetary damages of $100,000 or more or any non-monetary relief. As of the Agreement Date, neither the Company nor any of its Subsidiaries is subject to any outstanding Order that would, individually or in the aggregate, reasonably be expected to result in a liability material to the Company and its Subsidiaries, taken as a whole. As of the Agreement Date, to the Knowledge of the Company, no director or officer of the Company or any of its Subsidiaries is subject to any Order that prohibits such individual from engaging or continuing any conduct, activity or practice relating to the business of the Company or any of its Subsidiaries. There are no internal investigations or internal inquiries that, during the past four years, have been conducted by or at the direction of the Company Board (or any committee thereof) concerning any financial, accounting, or other misfeasance or malfeasance issues or that could reasonably be expected to lead to a voluntary disclosure or enforcement action.

3.23    Insurance. The Company and its Subsidiaries have all material policies of insurance covering the Company, its Subsidiaries or any of their respective employees, properties or assets, including policies of life, property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, that is in a form and amount that is customarily carried by Persons conducting business similar to that of the Company and which the Company believes is adequate for the operation of its business. Section 3.23 of the Company Disclosure Letter contains a complete and accurate list of such insurance policy maintained by the Company and its Subsidiaries. All such insurance policies are in full force and effect, no notice of cancellation has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder, except for such defaults that would not, individually or in the aggregate, reasonably be expected to result in a liability material to the Company and its Subsidiaries, taken as a whole. As of the Agreement Date, there is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies and there has been no threatened termination of, or material premium increase with respect to, any such policies.

3.24    Related Party Transactions. Except for indemnification, compensation, employment, or other similar arrangements between the Company or any of its Subsidiaries, on the one hand, and any director or officer thereof, on the other hand, there are no, and since March 12, 2013 there have been no, transactions, agreements, arrangements, or understandings between the Company or any of its Subsidiaries, on the one hand, and any other Person that would be required to be disclosed pursuant to Item 404 of Regulation S-K under the Securities Act in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders.

3.25    Brokers. Except as set forth in Section 3.25 of the Company Disclosure Letter, there is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement.

3.26    Opinion of Financial Advisor. The Company Board has received the opinion (the “Fairness Opinion”) of Evercore Group L.L.C., financial advisor to the Company, to the effect that, as of the date of such opinion, and subject to and based upon the various qualifications and assumptions set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of shares of Company Common Stock entitled to receive such Merger Consideration. The Company has obtained the authorization of the Evercore Group L.L.C. to permit the inclusion of the Fairness Opinion in its entirety (as well as a description of the Fairness Opinion) and references thereto in the Proxy Statement.

3.27    Anti-Takeover Statutes. Assuming that the representations of Parent and Acquisition Sub set forth in Section 4.7 are accurate, the Company Board has (a) taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable Law are not applicable to this Agreement and all other agreements contemplated hereby and the transactions contemplated hereby and thereby and (b) duly and unanimously adopted resolutions (i) determining that the terms of the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, the Company and its stockholders, (ii) determining that it is in the best interests of the Company and its stockholders, and declaring it advisable, to enter into this Agreement, (iii) approving the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein, and the consummation of the Merger and the other transactions contemplated by this Agreement upon the terms and subject to the conditions contained herein and (iv) resolving to recommend that the holders of Shares adopt this Agreement in accordance with the DGCL. No other “fair price,” “moratorium,” “control share acquisition”, “business combination,” or other anti-takeover statute or similar statute or regulation applies to or purports to apply to the Merger, the Company, the Shares, or the other transactions contemplated hereby. None of the Company or any of its Subsidiaries has adopted a stockholder rights agreement, rights plan, “poison pill” or other similar agreement.

3.28    Proxy Statement. The proxy statement, letter to stockholders, notice of meeting and form of proxy accompanying the proxy statement that will be provided to the Company Stockholders in connection with the solicitation of proxies for use at the Company Stockholder Meeting (collectively, as amended or supplemented, and together with any other proxy materials relating to the Merger or the transactions contemplated by this Agreement and all other agreements and documents contemplated hereby, the “Proxy Statement”) will, when filed with the SEC, comply as to form in all material respects with the applicable requirements of the Exchange Act. The Proxy Statement will not, at the time the Proxy Statement is filed with the SEC, at the time the Proxy Statement is first sent to the Company Stockholders or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that notwithstanding the foregoing, no representation or warranty is made by the Company with respect to information supplied by Parent or Acquisition Sub or any of their directors, officers, employees, controlled Affiliates, or any investment banker, attorney, accountant, or other authorized agent or representative retained by any of them (collectively, “Representatives”) or supplied by any Affiliates of Parent or Acquisition Sub for inclusion or incorporation by reference in the Proxy Statement.

3.29    Absence of Indemnifiable Claims. As of the Agreement Date, there are no pending claims for any director or officer of the Company or any of its Subsidiaries to indemnification by the Company or any of its Subsidiaries under Law, the certificate of incorporation or bylaws of the Company, the governing documents of such Subsidiary of the Company, or any insurance policy or Contract maintained by the Company or such Subsidiary of the Company.

3.30    Customers and Suppliers.

(a)    As of the Agreement Date, the Company has no Knowledge of any outstanding material disputes concerning any Company Products or any services provided by the Company or any of its Subsidiaries with respect thereto with any of the 15 largest customers of the Company or its Subsidiaries based in revenues received in the four consecutive quarters ended June 30, 2017 or revenues expected by the Company to be received in the four consecutive quarters ended June 30, 2018 (each, a “Significant Customer”). As of the Agreement Date, the Company has not received any written, or to the Company’s Knowledge, oral notice from any Significant Customer that such customer will not continue as a customer of the Company or any of its Subsidiaries after the Effective Time or that any such customer intends to terminate or materially modify existing Contracts or arrangements with Company or any of its Subsidiaries.

(b)    As of the Agreement Date, the Company has no Knowledge of any outstanding material disputes with any supplier of the Company or any of its Subsidiaries who, in the four consecutive fiscal quarters period ended June 30, 2017 was one of the 15 largest recipients of payments by the Company and its Subsidiaries on a consolidated basis (each, a “Major Supplier”). As of the Agreement Date, neither the Company nor any of its Subsidiaries has received any written, or to the Company’s Knowledge, oral notice from any Major Supplier that it intends to terminate, not renew, or materially and adversely change the terms of (whether related to payment, price, or otherwise) its relationship with the Company or any of its Subsidiaries.

3.31    Privacy.

(a)    Except as would not, individually or in the aggregate, reasonably be expected to result in a liability material to the Company and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries has (i) at all times since December 31, 2013 complied in all respects with its published privacy, marketing and security policies and internal privacy, marketing and security policies and guidelines and all Privacy and Security Laws, including with respect to (A) notice, consent and opt-out requirements related to all Personal Information and (B) the Processing of Personal Information and (ii) taken commercially reasonable measures to ensure that Personal Information and IT Systems are protected against loss, damage, and unauthorized access, use, modification, or other misuse. Except as would not, individually or in the aggregate, reasonably be expected to result in a liability material to the Company and its Subsidiaries, taken as a whole, there has been no loss, damage, or unauthorized access, use, modification, or other misuse of any such Personal Information by third parties or the Company, any of its Subsidiaries, or any of their respective employees or contractors.

(b)    Except as would not, individually or in the aggregate, reasonably be expected to result in a liability material to the Company and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries have (i) complied in all respects with all third party privacy, marketing and security policies, procedures and guidelines and applicable contractual obligations related to privacy, marketing and security that are known to, and binding on, the Company or its Subsidiaries; and (ii) taken all commercially reasonable measures to ensure that all third-party service providers and clients have complied with (x) their privacy, marketing, and security contractual obligations to the Company or its Subsidiaries, (y) the Company’s disclosed privacy, marketing and security policies, procedures and guidelines, and (z) all applicable Privacy and Security Laws. The Company has implemented, maintained, and improves as reasonable, controls, policies, procedures and practices governing Personal Information and the Processing thereof that (x) comply with all applicable Privacy and Security Laws and Contracts of the Company or its Subsidiaries, and are commercially reasonable, (y) are consistently enforced and followed in the conduct of the business of the Company and its Subsidiaries, and (z) are the subject of routine training administered by the Company and its Subsidiaries to their respective officers, directors, employees, subcontractors, and agents.

(c)    Except as would not, individually or in the aggregate, reasonably be expected to result in a liability material to the Company and its Subsidiaries, taken as a whole, no Person (including any Governmental Authority) has made any claim or commenced any Legal Proceeding with respect to loss, damage, or unauthorized access, use, modification, or other misuse of any Personal Information or IT Systems by third parties, the Company, any of its Subsidiaries, or any of their respective employees or contractors.

(d)    The execution, delivery and performance of this Agreement and all other agreements and documents contemplated hereby and the consummation of the Merger and the other transactions contemplated hereby and thereby comply with the Company’s and each of its Subsidiaries’ applicable privacy, marketing, and security policies, procedures, contractual obligations, and guidelines, and with all Privacy and Security Laws as they pertain to the Personal Information Processed by the Company (including any such Laws in the jurisdictions where the applicable information is Processed).

(e)    Except as would not, individually or in the aggregate, reasonably be expected to result in a liability material to the Company and its Subsidiaries, taken as a whole, neither the Company nor its Subsidiaries has suffered a security breach which has compromised either the security, confidentiality or integrity of Personal Information or the physical, technical, administrative or organizational safeguards put in place by Company that relate to the protection of the security, confidentiality or integrity of Personal Information.

(f)    The Company and its Subsidiaries (including their contractors) maintain disaster recovery and business continuity plans, procedures, and facilities that are reasonable and customary for a business of substantially similar size that Processes similar Personal Information and that satisfy the Company’s and its Subsidiaries’ contractual and legal obligations. The Company has implemented reasonable and appropriate plans, controls, and programs that (i) identify internal and external risks to the security of Personal Information; (ii) implement, monitor, and improve adequate and effective administrative, electronic, and physical safeguards to control those risks; (iii) maintain notification procedures in compliance with applicable Laws in the case of any breach of security compromising data, including data containing Personal Information; and (iv) provides for the prevention of data loss.

3.32    Government Contracts Matters.

(a)    The Company and each of its Subsidiaries have complied in all material respects with Laws with respect to all Government Contracts and Government Bids.

(b)    All facts set forth in or acknowledged by the Company or any of its Subsidiaries in any certification, representation or disclosure statement submitted by the Company or any of its Subsidiaries with respect to any Government Contract or, to the Knowledge of the Company, any Government Bid were current, accurate and complete in all material respects as of the date indicated in such submission or as of such other date as required by the Government Contract, or to the Knowledge of the Company, any Government Bid.

(c)    None of the Company nor any of its Subsidiaries, and, to the Knowledge of the Company, no current employee of the Company or any of its Subsidiaries, has been excluded, debarred, or suspended from doing business with any Governmental Authority, or, to the Knowledge of the Company, threatened with exclusion, debarment or suspension by any Governmental Authority (or by the relevant contracting official of such authority), or been informed that any actions by the Company or any of its Subsidiaries could result in exclusion, debarment or suspension by any Governmental Authority, and, to the Knowledge of the Company, no circumstances exist that would warrant the institution of debarment or suspension proceedings against the Company, any of its Subsidiaries, or any employee of the Company or any of its Subsidiaries.

(d)    No negative determination of responsibility has been issued, or, to the Knowledge of the Company, threatened or proposed against and provided to the Company or any of its Subsidiaries in connection with any Government Contract or Government Bid.

(e)    In each case in which the Company or any of its Subsidiaries has delivered or otherwise provided any technical data, Software or other Intellectual Property Rights to any Governmental Authority in connection with any Government Contract, the Company or its Subsidiary, as applicable, has provided such technical data, computer Software and other Intellectual Property solely as a “commercial item” pursuant to the Company’s commercial terms and conditions.

3.33    Exclusivity of Representations; Non-Reliance.

(a)    Except for the representations and warranties expressly set forth in this Article III, (i) neither the Company nor any of its Subsidiaries (or any other Person) makes, or has made, any representation or warranty relating to the Company, its Subsidiaries or any of their businesses or operations or otherwise in connection with this Agreement or the transactions contemplated hereby, (ii) no Person has been authorized by the Company or any of its Subsidiaries to make any representation or warranty relating to the Company, its Subsidiaries or any of their businesses or operations or otherwise in connection with this Agreement or the transactions contemplated hereby, including as to the accuracy or completeness thereof, and if made, such representation or warranty must not be relied upon by Parent or any of its Affiliates or any Representatives of any of the foregoing as having been authorized by the Company or any of its Subsidiaries (or any other Person on their behalf), provided, that, such disclaimer of reliance in this clause (ii) shall not apply in the case of fraud, and (iii) except in the case of fraud, any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information provided or addressed to Parent or any of its Affiliates or the Representatives of any of the foregoing, including any materials or information made available in the electronic data room hosted by or on behalf of the Company in connection with the transactions contemplated hereby or in connection with presentations by the Company’s management, are not and shall not be deemed to be or include representations or warranties unless and to the extent any such materials or information is the subject of any express representation or warranty set forth in this Article III.

(b)    Except for the representations and warranties set forth in Article IV, the Company acknowledges and agrees that (i) neither Parent nor Acquisition Sub nor any other Person on behalf of either of them has made or is making any express or implied representation or warranty with respect to Parent or Acquisition Sub or any of their Affiliates or any of their respective businesses, operations, condition (financial or otherwise) or any other matter or with respect to any other information provided to the Company or any of its Affiliates or Representatives; and (ii) any such other representations and warranties are expressly disclaimed by Parent and Acquisition Sub, and neither the Company nor any Person on its behalf is entitled to rely on, or has relied on or is relying on, any such representation or warranty, if made.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB

Parent and Acquisition Sub hereby represent and warrant to the Company as follows:

4.1    Organization; Good Standing. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Washington, and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. Acquisition Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its respective properties and assets. Neither Parent nor Acquisition Sub is in violation of their respective organizational documents. Neither Parent nor Acquisition Sub is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

4.2    Corporate Power; Enforceability. Each of Parent and Acquisition Sub has the requisite corporate power and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby to which they are parties, to perform their respective covenants and obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Parent and Acquisition Sub of this Agreement and all other agreements and documents contemplated hereby to which they are parties, the performance by Parent and Acquisition Sub of their respective covenants and obligations hereunder and thereunder and the consummation by Parent and Acquisition Sub of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of Parent and Acquisition Sub, and no additional corporate proceedings on the part of Parent or Acquisition Sub are necessary to authorize the execution and delivery by Parent and Acquisition Sub of this Agreement and all other agreements and documents contemplated hereby to which they are parties, the performance by Parent and Acquisition Sub of their respective covenants and obligations hereunder and thereunder or the consummation by Parent and Acquisition Sub of the transactions contemplated hereby and thereby. This Agreement and all other agreements and documents contemplated hereby to which they are parties have been duly executed and delivered by each of Parent and Acquisition Sub and, assuming the due authorization, execution and delivery by the Company, constitute legal, valid and binding obligations of each of Parent and Acquisition Sub, enforceable against each in accordance with their terms, subject to the Enforceability Limitations.

4.3    Non-Contravention. The execution and delivery by Parent and Acquisition Sub of this Agreement and all other agreements and documents contemplated hereby to which they are parties, the performance by Parent and Acquisition Sub of their respective covenants and obligations hereunder and thereunder and the consummation by Parent and Acquisition Sub of the transactions contemplated hereby and thereby, do not and will not (a) violate or conflict with any provision of the certificates of incorporation, bylaws or other organizational documents of Parent or Acquisition Sub, (b) violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of purchase, amendment, payment, cancellation, termination or acceleration under, or impair Parent’s or Acquisition Sub’s rights under, or alter their respective obligations or alter the material rights or obligations of any third party under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, Contract, agreement or other instrument or obligation to which Parent or Acquisition Sub is a party or by which Parent, Acquisition Sub or any of their properties or assets may be bound, (c) assuming the Consents referred to in Section 4.4 are obtained or made, violate or conflict with any Law, Order, or rule of the NASDAQ Global Select Market applicable to Parent or Acquisition Sub or by which any of their properties or assets are bound or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent or Acquisition Sub, except in the case of each of clauses (b), (c) and (d) above, for such violations, conflicts, defaults, terminations, accelerations or Liens which would not, individually or in the aggregate, prevent or materially delay the consummation by Parent or Acquisition Sub of the transactions contemplated hereby, or the performance by Parent or Acquisition Sub of their respective covenants and obligations hereunder.

4.4    Required Governmental Approvals. No Consent of any Governmental Authority is required on the part of Parent, Acquisition Sub or any of their Affiliates in connection with the execution and delivery by Parent and Acquisition Sub of this Agreement and all other agreements and documents contemplated hereby to which they are parties, the performance by Parent and Acquisition Sub of their respective covenants and obligations hereunder and thereunder and the consummation by Parent and Acquisition Sub of the transactions contemplated hereby and thereby, except:

(a)    the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware as required by the DGCL and such filings with Governmental Authorities to satisfy the applicable Laws of states in which the Company and its Subsidiaries are qualified to do business,

(b)    such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act,

(c)    Consents required under, and compliance with any other applicable requirements of the HSR Act and any other applicable Antitrust Laws, and

(d)    such other Consents, the failure of which to obtain would not, individually or in the aggregate, prevent or materially delay the consummation by Parent or Acquisition Sub of the transactions contemplated hereby or the performance by Parent or Acquisition Sub of their respective covenants and obligations hereunder.

4.5    Litigation. There are no Legal Proceedings pending or, to the Knowledge of Parent, threatened against or affecting Parent or Acquisition Sub or any of their respective properties that would, individually or in the aggregate, prevent or materially delay the consummation by Parent or Acquisition Sub of the transactions contemplated hereby or the performance by Parent or Acquisition Sub of their respective covenants and obligations hereunder. Neither Parent nor Acquisition Sub is subject to any outstanding Order that would, individually or in the aggregate, prevent or materially delay the consummation by Parent or Acquisition Sub of the transactions contemplated hereby or the performance by Parent or Acquisition Sub of their respective covenants and obligations hereunder.

4.6    Proxy Statement. The information supplied by Parent, Acquisition Sub or any of their respective Affiliates, partners, members, stockholders, directors, officers, employees, agents or other representatives for inclusion or incorporation by reference in the Proxy Statement will not, at the time the Proxy Statement is filed with the SEC, at the time the Proxy Statement is first sent to the Company Stockholders or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

4.7    Ownership of Company Capital Stock. Neither Parent nor Acquisition Sub is, nor at any time during the last three years has it been, an “interested stockholder” of the Company as defined in Section 203(c) of the DGCL (other than as contemplated by this Agreement). Neither Parent nor Acquisition Sub owns any Shares.

4.8    Brokers. No agent, broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission payable by the Company prior to the Effective Time in connection with the transactions contemplated by this Agreement or any of the other agreements contemplated hereby based upon arrangements made by or on behalf of Parent or Acquisition Sub.

4.9    Operations of Acquisition Sub. Acquisition Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, Acquisition Sub will not have engaged in any other business activities and will have incurred no liabilities or obligations other than as contemplated by this Agreement.

4.10    Financial Capacity.

(a)    Parent has delivered to the Company a true, accurate and complete copy of the executed commitment letter, dated as of the Agreement Date, by and among Parent and the lenders party thereto (the “Lenders”), including all exhibits, schedules, annexes and amendments thereto (the “Financing Commitments”) and the related fee letters (the “Fee Letters”) with respect to fees and related arrangements with respect to the Financing Commitments (provided that the provisions in the Financing Commitments and Fee Letters relating to fee amounts, pricing caps, market flex provisions and related provisions may be redacted so long as no redaction covers terms that would reasonably be expected to adversely affect the amount or availability or conditionality of the Financing), pursuant to which, and subject to the terms and conditions of which, the Lenders have committed to lend the amounts set forth therein to Parent for the purpose of funding the Merger (such committed financing, together with (if applicable), unless the context otherwise requires, any debt securities issued in lieu thereof, the “Financing”).

(b)    As of the Agreement Date, (i) the Financing Commitments are in full force and effect (subject to the Enforceability Limitations), and have not been withdrawn, rescinded or terminated, or otherwise amended or modified in any respect, and (ii) each of the Financing Commitments, in the form so delivered, constitutes a legal, valid and binding obligation of Parent and, to the Knowledge of Parent, the other parties thereto, enforceable against it or them, as the case may be, in accordance with its terms except as enforceability may be affected by the Enforceability Limitations. As of the Agreement Date there are, and, subject to the provisions of Section 6.16, as of the Closing there will be, no other agreements, side letters, or arrangements relating to the Financing Commitments that could affect the amount, availability or conditionality of the Financing other than as expressly set forth in the Financing Commitments and the Fee Letters.

(c)    As of the Agreement Date, no event has occurred that, with or without notice, lapse of time or both, would constitute a material default or breach on the part of Parent under any term or condition of the Financing Commitments or, to the Knowledge of Parent, would (i) result in any of the conditions in the Financing Commitments not being satisfied by the Closing Date or (ii) otherwise result in the Financing not being available on the Closing Date. As of the Agreement Date, assuming satisfaction of the conditions set forth in Article VII, and based on facts and events that Parent has Knowledge of, Parent has no reason to believe that it will be unable to satisfy on a timely basis all material terms and conditions of the Financing Commitments to be satisfied by it or the Lenders, or that the Financing will not be available on the Closing Date. As of the Agreement Date, no Lender party to any Financing Commitment has notified Parent of its intention to terminate any of the Financing Commitments or not to provide the Financing.

(d)    Parent has fully paid (or caused to be paid) any and all commitment fees or other fees required by the Financing Commitments to be paid on or before the Agreement Date. The aggregate net proceeds from the Financing constitute all of the financing required for the consummation of the Merger and, together with cash and cash equivalents of Parent, are sufficient in amount for Parent to (i) pay all amounts payable by it or Acquisition Sub pursuant to the Merger under this Agreement, (ii) pay all associated fees, costs and expenses in connection with the Merger, including the Financing, (iii) repay (or refinance pursuant to a credit facility that will permit the Merger and Financing) all outstanding borrowings and other payment obligations under the Existing Parent Credit Agreement if the consent or waiver described in Section 6.16(b) is not obtained, and (iv) repay, retire and redeem in full all Indebtedness of the Company and its Subsidiaries set forth in Section 3.12(a)(viii) of the Company Disclosure Letter (the “Required Amount”). The Financing Commitments and Fee Letters contain all of the conditions precedent to the obligations of the parties thereunder to make the Financing available to Parent on the terms set forth therein. Parent acknowledges that its obligation to consummate the Merger is not contingent on Parent’s ability to obtain any financing whether pursuant to the Financing Commitments or otherwise.

4.11    Non-Reliance; Exclusivity of Representations.

(a)    In connection with the due diligence investigation of the Company by Parent and Acquisition Sub and their respective Affiliates, stockholders, Representatives, or advisors, Parent and Acquisition Sub and their respective Affiliates, stockholders, Representatives, and advisors have received and may continue to receive after the Agreement Date (including pursuant to Section 6.8) from the Company and its Affiliates, stockholders, Representatives, and advisors certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its business and operations. Parent and Acquisition Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, that Parent and Acquisition Sub are making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans). Accordingly, Parent and Acquisition Sub hereby acknowledge and agree that none of the Company or any of its Subsidiaries, nor any of their respective Affiliates, stockholders, Representatives, or advisors, nor any other Person, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements or business plans).

(b)    Except for the representations and warranties expressly set forth in this Article IV, (i) neither Parent nor Acquisition Sub (or any other Person) makes, or has made, any representation or warranty relating to Parent or Acquisition Sub or any of their Affiliates or any of their respective businesses or operations or otherwise in connection with this Agreement or the transactions contemplated hereby and (ii) no Person has been authorized by Parent or Acquisition Sub to make any representation or warranty relating to Parent or Acquisition Sub or any of their Affiliates or any of their respective businesses or operations or otherwise in connection with this Agreement or the transactions contemplated hereby, including as to the accuracy or completeness thereof, and if made, such representation or warranty must not be relied upon by the Company or any of its Affiliates or any Representatives of any of the foregoing as having been authorized by Parent or Acquisition Sub or any of their Affiliates (or any other Person on their behalf).

ARTICLE V

COVENANTS OF THE COMPANY

5.1    Interim Conduct of Business.

(a)    Except (i) as expressly permitted by this Agreement, (ii) as set forth in Section 5.1(a) of the Company Disclosure Letter, or (iii) as approved by Parent (which approval will not be unreasonably withheld, conditioned or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, subject to the restrictions set forth in Section 5.1(b), (A) carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, and (B) use its commercially reasonable efforts, consistent with past practices and policies, to keep available the services of the current officers, key employees and consultants of the Company and each of its Subsidiaries, and preserve the current relationships of the Company and each of its Subsidiaries with customers, suppliers and other Persons whom the Company or any of its Subsidiaries has significant business relations as is reasonably necessary to preserve substantially intact its business organization.

(b)    Except (x) as expressly permitted by this Agreement or as required by Law, (y) as set forth in Section 5.1(b) of the Company Disclosure Letter, or (z) as approved by Parent (which approval will not be unreasonably withheld, conditioned or delayed with respect to Section 5.1(b)(ii)(D), Section 5.1(b)(vii) through Section 5.1(b)(x), Section 5.1(b)(xv), Section 5.1(b)(xvi) and Section 5.1(b)(xviii)), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall not do any of the following and shall not permit any of its Subsidiaries to do any of the following):

(i)    amend its certificate of incorporation or bylaws or comparable organizational documents;

(ii)    issue, sell, deliver, pledge, dispose of, or agree or commit to issue, sell or deliver, pledge, dispose of (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), or subject to any Lien, any securities of the Company or any Subsidiary Securities, or issue or commit to issue any equity interests of any class or issue or become a party to any subscriptions, warrants, rights, options, phantom units, convertible securities or other agreements or commitments of any character relating to the issued or unissued equity interests of the Company or any of its Subsidiaries (other than this Agreement and the agreements contemplated hereby), or grant any stock appreciation or similar rights, except for (A) the issuance and sale of Shares upon the exercise of Company Options outstanding as of the Agreement Date, solely in accordance with their terms as of the Agreement Date, or issued after the Agreement Date in compliance with the terms of this Section 5.1(b), (B) the issuance of Shares upon the vesting or settlement of Company RSUs or Company PSUs outstanding as of the Agreement Date, solely in accordance with their terms as of the Agreement Date, or issued after the Agreement Date in compliance with the terms of this Section 5.1(b), (C) the issuance and sale of Shares to participants in the Company ESPP at the end of the current offering period pursuant to the terms thereof as of the Agreement Date (except to the extent the same may be modified pursuant to Section 2.7(h)), and (D) the grant of Company RSUs to service providers in the ordinary course of business in compliance with the terms set forth in Section 5.1(b)(ii)(D) of the Company Disclosure Letter;

(iii)    directly or indirectly repurchase or redeem or otherwise acquire, or authorize or propose the redemption or acquisition of, directly or indirectly, any securities of the Company (including any subscriptions, warrants, rights, options, phantom units, convertible securities or other agreements or commitments of any character relating to the issued or unissued equity interests of the Company) or any Subsidiary Securities, except (A) repurchases of Shares pursuant to the terms and conditions of Company Options, Company RSUs or Company PSUs outstanding as of the Agreement Date, or issued after the Agreement Date in compliance with the terms of this Section 5.1(b) and (B) in connection with Tax withholdings and exercise price settlements, as applicable, upon the exercise of Company Options or settlement of vested Company RSUs or vested Company PSUs in accordance with their terms as of the Agreement Date;

(iv)    (A) split, combine, subdivide or reclassify, or adjust or amend the rights of any shares of capital stock or other equity interests of the Company of any of its Subsidiaries, (B) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock, or other equity interests, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock or other equity interests, except for cash dividends or other distributions made by any direct or indirect wholly-owned Subsidiary of the Company to the Company or one of its wholly-owned Subsidiaries, (C) adjust the exercise price of any options or make any other payment in respect of any option in connection with the declaration, setting aside or payment of any dividend or distribution or (D) enter into any Contract with respect to the voting or registration of its capital stock;

(v)    merge or consolidate itself with any other Person or propose or adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(vi)    (A) except as required by applicable Law or this Agreement, convene any regular or special meeting of the Company Stockholders or of the holders of any Subsidiary Securities, or (B) take any action to exempt or make not subject to the provisions of Section 203 of the DGCL or any other similar Law, any Person (other than Parent, Acquisition Sub or any Subsidiary of Parent) or any action taken thereby, which Person or action would otherwise have been subject to the restrictive provisions thereof and not exempt therefrom;

(vii)    (A) incur, assume or otherwise become liable for any Indebtedness, including through borrowings under any of the Company’s existing credit facilities, or issue or sell options, warrants, calls or other rights to acquire any Indebtedness of the Company or any of its Subsidiaries, except for (1) the incurrence of Indebtedness under letters of credit issued by the Company and outstanding on the Agreement Date as a result of changes in foreign currency exchange rates as compared to the U.S. dollar, and (2) loans or advances between the Company and any of its direct or indirect wholly-owned Subsidiaries, or between any of its direct or indirect wholly-owned Subsidiaries, (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except with respect to obligations of direct or indirect wholly-owned Subsidiaries of the Company, (C) make any loans, advances or capital contributions to or investments in any other Person (other than the Company or any direct or indirect wholly-owned Subsidiaries of the Company), except for travel or business expense advances in the ordinary course of business consistent with past practice to employees of the Company or any of its Subsidiaries, (D) sell, lease, mortgage or pledge or transfer or dispose of any of its or its Subsidiaries’ assets, tangible or intangible, or create or suffer to exist any Lien thereupon (other than Permitted Liens and except for sales of Company Products or Out-bound Licenses in the ordinary course of business), or (E) or take any action that would result in any amendment, modification or change of any term of any Indebtedness of the Company or any of its Subsidiaries; provided that the Company may, upon the expiration of the term of its existing credit facility negotiate a new credit facility with a term not to exceed 12 months but otherwise on terms no less favorable to the Company that the expired credit facility;

(viii)    except (X) as may be required by applicable Law or the terms of any Employee Plan as in effect on the Agreement Date listed in Section 3.17(a) of the Company Disclosure Letter, or (Y) the treatment of equity awards as specifically provided by this Agreement: (A)(1) accelerate the vesting or payment of any compensation or benefits or the funding of any payment or benefit, payable or to become payable (including taking any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Employee Plan, Stock Plan or other documents governing the terms of equity awards) to be received by, (2) pay or agree to pay any retention, change in control, severance, or termination benefit to, or (3) increase or agree to increase the compensation or benefits payable or to become payable to, its current or former directors, officers, employees, or individual independent contractors (or any of their dependents or beneficiaries), except for (x) increases in salary in connection with the Company’s annual focal review which increases do not, in the aggregate, exceed the amount set forth in Section 5.1(b)(viii) of the Company Disclosure Letter for employees below the level of vice president or whose individual or target cash earnings are less than $225,000, (y) payments of bonuses for the Company’s 2017 fiscal year pursuant to current plans in place and the specific terms thereunder (provided that the Company shall be permitted to pay bonuses for the Company’s fiscal year ending December 31, 2017 pursuant to the applicable Employee Plan as if the applicable performance targets were fully achieved at target levels, and such payments may be made by the Company on the earlier of (i) the payroll date of the last regularly scheduled pay period of the 2017 calendar year or (ii) the payroll date of the last regularly scheduled pay period prior to the Closing), or (z) increases of salary, wages and target incentive compensation in connection with the promotion of an existing employee to a level below vice president and with annual base salary below $225,000; (B) terminate (other than termination for cause), promote or change the title of any director or any employee at the level of vice president or higher (retroactively or otherwise) or terminate more than five employees at a level below vice president without cause without prior consultation with Parent; (C) enter into any material agreement with respect to any labor dispute, organizing activity or proceeding, or any lockouts, slowdowns, strikes or work stoppages, or threats of any thereof; or (D) establish, adopt, enter into, or materially amend any material Employee Plan (or any arrangement that would be a material Employee Plan if in effect on the date hereof), other than (X) ordinary course annual renewals of or modifications to Employee Plans that are employee health and welfare benefit plans consistent with past practice; (Y) adoption of a fiscal year 2018 broad based annual cash bonus plan established on the same terms and conditions as the fiscal year 2017 annual cash bonus plan with the performance metrics to be established in consultation with Parent and consistent with past practice as to performance metrics and payout levels, or (Z) grants of Company RSUs in accordance with Section 5.1(b)(ii)(D) of the Company Disclosure Letter;

(ix)    (x) hire or retain any Person for employment with or to be a consultant to the Company or any of its Subsidiaries, except for (A) the hiring or promotion of any employee who has an aggregate annual or target cash compensation that is not in excess of $225,000 (as may be converted from a foreign currency) and has a title below that of vice president, (B) with prior notification and consultation with Parent, the hiring or promotion of any non-U.S.-based employee, or (C) the hiring to fill any position that becomes vacant after the Agreement Date on terms no less favorable to the Company than the terms of employment of the Person whose position became vacant, in the case of each of (A) through (C), with rights to retention, change in control, severance, or equity-based compensation not greater than those set forth in Section 5.1(b)(ii) of the Company Disclosure Letter or as mandated by applicable Law, and with expatriate benefits no greater than those provided by Parent to similarly situated individuals, or (y) without prior consultation with Parent, assign to work from a location foreign to their ordinary course work location any employee or non-employee service provider of the Company, any of its Subsidiaries, or any of their ERISA Affiliates, or grant new or increased expatriation or repatriation compensation or benefits to any current or former employees;

(x)    settle, compromise, pay, or satisfy any pending or threatened Legal Proceeding, dispute regarding performance under a Contract, or similar claims, grant any price concessions, credits or rebates not required by the terms of the applicable Contract, or commence any Legal Proceeding, in either case involving individually more than $500,000 or in the aggregate more than $1,000,000, except for the settlement by the Company or its directors of any Legal Proceeding, dispute regarding performance under a Contract, or similar claims, or the grant of any price concessions, credits or rebates not required by the terms of the applicable Contract, that are in the ordinary course of business and do not include any obligation to be performed by or on behalf of the Company or its Subsidiaries (including any obligation to refrain from taking or performing any activities or actions);

(xi)    except as may be required as a result of a change in applicable Law or in GAAP, make any material change in any of the accounting methods, principles or practices used by it or write up, write down or write off the book value of any Assets in excess of $100,000 individually or $500,000 in the aggregate, except for depreciation and amortization in accordance with GAAP consistently applied;

(xii)    (A) make, change or revoke any material Tax election, (B) settle, concede, or compromise or abandon any income or other material Tax claim or assessment, (C) amend any income or other material Tax Return, (D) consent to any extension or waiver of any limitation period with respect to any claim or assessment for material Taxes, (E) waive any right to claim a Tax refund, (F) change any annual Tax accounting period or any method of Tax accounting, (G) enter into any “closing agreement” as described in Section 7121 of the Code (or any comparable or similar provisions of applicable Law), or enter into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, or (H) consent to any extension or waiver of the limitations period applicable to any claim or assessment with respect to Taxes;

(xiii)    (A) acquire (by merger, consolidation or acquisition of stock or assets or by purchasing a substantial portion thereof, or by any other manner) any other Person or going concern or any material equity interest therein or, except with respect to wholly owned Subsidiaries of the Company, make any capital contributions or other investments in any Person, (B) acquire any assets (other than acquisitions of assets in the ordinary course of business consistent with past practice), or (C) dispose of any properties or assets of the Company or its Subsidiaries with a fair market value exceeding $100,000 in the aggregate, except pursuant to the sale of inventory or Out-bound Licenses in the ordinary course of business consistent with past practice;

(xiv)    establish or otherwise engage in the conduct of any new line of business material to the Company and its Subsidiaries, taken as a whole;

(xv)    make any capital expenditure or expenditures which (A) involves the purchase of real property, (B) are pursuant to capital expenditure commitments entered into after the Agreement Date or otherwise are made after the Agreement Date (except to the extent described in clause (C) of this Section 5.1(b)(xv)) to the extent such expenditures are more than $1,000,000 in the aggregate, or (C) are pursuant to capital expenditure commitments existing as of the Agreement Date, to the extent such expenditures are made after the Agreement Date and together with expenditures under Section 5.1(b)(xv)(B) are less than $1,000,000 in the aggregate; provided that none of the Company nor any of its Subsidiaries shall collectively commit to make or make any new capital expenditure in excess of $250,000 individually without prior consultation with Parent;

(xvi)    (A) enter into any Contract that would have been a Material Contract if entered into prior to the Agreement Date provided, that the Company and its Subsidiaries may, subject to compliance with the other provisions of this Section 5.1, enter into any Contract of the types described in Section 3.12(a)(iii), 3.12(a)(iv), 3.12(a)(v), 3.12(a)(vi), 3.12(a)(viii), 3.12(a)(ix), 3.12(a)(x), 3.12(a)(xii), 3.12(a)(xiv), 3.12(a)(xviii), 3.12(a)(xix), 3.12(a)(xxi) or 3.12(a)(xxiv) in the ordinary course of business or (B) enter into any Lease with a duration longer than 12 months or for an annual rent exceeding $100,000 without prior consultation with Parent, (C) enter into any Lease for more than 5,000 square feet, (D) amend, renew, extend, modify or terminate, or otherwise waive, release or assign any rights, claims or benefits of the Company or any of its Subsidiaries under, any Material Contract (or Contract that would have been a Material Contract if entered into prior to the Agreement Date) or (E) fail to comply with or breach in any material respect any Material Contract;

(xvii)    enter into any Contract that, curtails or restricts the ability of the Company or any of its Subsidiaries to compete or conduct activities in any geographic area, line of business, or with any Person;

(xviii)    (A) other than Out-bound Licenses entered into in the ordinary course of business, (1) grant to any third Person any license, sublicense, covenant not to sue, immunity, authorization, release or other right under any material Company Intellectual Property

Rights, or (2) sell, assign, or transfer to any third Person any Company Intellectual Property Rights, (B) purchase or otherwise acquire ownership of, or a license to any material Intellectual Property Rights, except licensing of generally commercially available technology or otherwise in the ordinary course of business consistent with past practices, (C) abandon, permit to lapse, or fail to diligently maintain any Company-Registered Intellectual Property Rights or Intellectual Property Rights under In-bound Licenses where the Company has prosecution or maintenance rights or obligations, or (D) divulge, furnish to or make accessible any Trade Secrets to any Person who is not subject to an enforceable written obligation to maintain the confidentiality of such Trade Secrets, provided that neither clause (C) nor clause (D) of this sentence shall be deemed to refer to such events resulting from Company product releases that necessarily reveal the underlying trade secrets of the Company;

(xix)    terminate or cancel, let lapse, or amend or modify in any material respect, other than renewals in the ordinary course of business after consultation with Parent, any material insurance policies maintained by the Company or any of its Subsidiaries which is not promptly replaced by a comparable amount of insurance coverage with reputable independent insurance companies or underwriters on terms no less favorable to the Company, or, without prior consultation with Parent, enter into an insurance policy that expires more than 12 months from the Agreement Date;

(xx)    form any Subsidiary; or

(xxi)    enter into a Contract, or otherwise resolve, authorize, commit, or agree in any legally binding manner, to take any of the actions prohibited by this Section 5.1(b).

(c)    Notwithstanding the foregoing, nothing in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the business or operations of the Company or its Subsidiaries at any time prior to the Effective Time or in any matter that would violate applicable Law. Prior to the Effective Time, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their own business and operations.

5.2    No Solicitation.

(a)    The Company and its Subsidiaries shall (i) immediately cease any and all existing discussions, negotiations and solicitations with any Persons conducted heretofore with respect to any Acquisition Proposal, (ii) immediately revoke or withdraw access of any Person (other than Parent, its Affiliates and its and their Representatives) to any data room (virtual or actual) containing any non-public information with respect to the Company in connection with an Acquisition Proposal, and (iii) within three Business Days following the execution of this Agreement, request from each Person (other than Parent, its Affiliates and its and their Representatives) the prompt return or destruction of all non-public information with respect to the Company previously provided to such Person in connection with an Acquisition Proposal (other than with respect to customary exceptions set forth in any applicable confidentiality agreement with such Person entered into by the Company) and use its commercially reasonable efforts to enforce the terms of any confidentiality agreement with the recipient of such information.

(b)    Subject to Section 5.2(c), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of (A) the termination of this Agreement pursuant to Article VIII and (B) the Effective Time, the Company and its Subsidiaries shall not, and shall instruct (and shall use their respective reasonable best efforts to cause) their respective Representatives not to, directly or indirectly, (i) solicit, initiate, seek, knowingly encourage, knowingly facilitate or knowingly induce the making, submission or announcement of any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (ii) enter into, participate in, maintain or continue any communications (except solely to provide written notice as to the existence of these provisions) or negotiations regarding, or deliver, furnish or make available to any Person any non-public information or afford any Person access to the business, properties, assets, books, records or other non-public information, or the personnel, of the Company or any of its Subsidiaries with respect to, or take any other action regarding, any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (iii) agree to, accept, approve, adopt, endorse or recommend (or propose or announce any intention or desire to agree to, accept, approve, adopt endorse or recommend) any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, (iv) enter into any letter of intent, term sheet, agreement in principle, memorandum of understanding or similar document or agreement or any other Contract contemplating or otherwise relating to, or that would reasonably be expected to lead to, any Acquisition Proposal or enter into any Contract or agreement requiring the Company to abandon, terminate or fail to consummate the Merger or any of the transactions contemplated by this Agreement, or (v) submit any Acquisition Proposal to the vote of any Company Stockholders.

(c)    Notwithstanding anything to the contrary set forth in this Section 5.2 or elsewhere in this Agreement, at any time following the Agreement Date and prior to the receipt of the Requisite Stockholder Approval, if the Company receives from any Person a bona fide, written and unsolicited Acquisition Proposal not involving a breach of Section 5.2(a) or (b) that the Company Board determines in good faith (after consultation with the Company’s financial advisor and outside legal counsel) either constitutes or is reasonably expected to lead to a Superior Proposal, the Company Board may, directly or indirectly through the Company’s Representatives, (i) participate or engage in discussions or negotiations with such Person and/or (ii) furnish to such Person any non-public information relating to the Company or any of its Subsidiaries and/or afford such Person access to the business, properties, assets, books, records or other non-public information, or the personnel, of the Company or any of its Subsidiaries, in each case under this clause (ii) pursuant to an Acceptable Confidentiality Agreement; provided that contemporaneously with furnishing any non-public information to such Person, the Company furnishes such non-public information to Parent to the extent such information has not been previously furnished by the Company to Parent; provided that in the case of each action taken pursuant to the preceding clauses (i) or (ii), prior to taking such action, (A) the Company Board and/or any authorized committee thereof determines in good faith (after consultation with its outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties to the Company Stockholders under Delaware Law, and (B) the Company gives Parent written notice of the identity of such Person and the material terms of such Acquisition Proposal (unless such Acquisition Proposal is in written form, in which case the Company shall give Parent a copy thereof) and of the Company’s intention to participate or engage in discussions or negotiations with, or furnish non-public information to, such Person (and shall include with such notice copies of any written materials received from or on behalf of such Person in connection with or relating to such Acquisition Proposal).

(d)    Notwithstanding anything to the contrary set forth in this Section 5.2 or elsewhere in this Agreement, prior to the Effective Time, neither the Company nor any of its Subsidiaries shall terminate, amend, modify or waive any rights under, or release any Person (other than Parent and Acquisition Sub) from, any “standstill” or other similar agreement between the Company or any of its Subsidiaries, on the one hand, and such Person, on the other, unless the Company Board and/or any authorized committee thereof determines in good faith (after consultation with its outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties to the Company Stockholders under Delaware Law.

(e)    In addition to the obligations of the Company set forth in Section 5.2(b), the Company shall promptly (and in any event within the earlier of one Business Day or 36 hours) notify Parent in writing of, and discuss with Parent to the extent requested by Parent, any receipt by the Company, any of its Subsidiaries or any of their Representatives of (i) any Acquisition Proposal, (ii) any request for information that would reasonably be expected to lead to an Acquisition Proposal, or (iii) any inquiry with respect to, or which would reasonably be expected to lead to, any Acquisition Proposal, including with such notice the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person or group making any such Acquisition Proposal, request or inquiry (and shall include with such notice copies of any written materials received from or on behalf of such Person in connection with or relating to such Acquisition Proposal (including any financial terms)). Commencing upon the provision of any notice referred to above until any such Acquisition Proposal, request or inquiry has been withdrawn, the Company (or its outside counsel) shall (A) keep Parent reasonably informed on a current basis of (and in any event no later than the earlier of one Business Day or 36 hours after) any material change in the status of discussions regarding the material terms (including all amendments) of any such Acquisition Proposal, request or inquiry and (B) promptly (and in any event not later than the earlier of one Business Day or 36 hours) after receipt or delivery thereof, provide Parent (or its outside counsel) with copies of all material documents exchanged between the Company, its Subsidiaries or any of its or their Representatives, on the one hand, and the Person or group (or any of their Affiliates) making an Acquisition Proposal, or their respective Representatives, on the other hand. The Company shall provide Parent with at least 24 hours prior notice (or such shorter notice as may be provided to the Company Board) of a meeting of the Company Board at which the Company Board is reasonably expected to consider an Acquisition Proposal. The Company shall not, and shall cause its Subsidiaries not to, enter into any Contract with any Person subsequent to the Agreement Date that would prohibit the Company from providing the information described in Section 5.2(c) or this Section 5.2(e) to Parent.

(f)    The Company agrees that any action taken by a Representative of the Company or any of its Subsidiaries that, if taken by the Company, would constitute a breach of the restrictions set forth in this Section 5.2 shall be deemed to be a breach of this Section 5.2 by the Company.

ARTICLE VI

ADDITIONAL COVENANTS

6.1    Reasonable Best Efforts(a) . Upon the terms and subject to the conditions set forth in this Agreement, including Section 6.2, each of Parent and Acquisition Sub, on the one hand, and (without limiting the rights of the Company and Parent specifically provided under Section 6.2, Section 6.3, Section 6.4 and Section 6.5) the Company, on the other hand, shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party or parties hereto in doing, all things reasonably necessary, proper or advisable under applicable Law or otherwise to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to, in all cases subject to Section 6.2: (i) cause the conditions to the Merger set forth in Article VII to be satisfied; (ii) obtain all necessary actions or non-actions, waivers, Consents, approvals, Orders and authorizations from Governmental Authorities and make all necessary registrations, declarations and filings with Governmental Authorities that are necessary to consummate the Merger and the other transactions contemplated by this Agreement; and (iii) obtain all necessary or appropriate Consents, waivers and approvals under any Material Contracts or material Permits of the Company or any of its Subsidiaries in connection with this Agreement and the consummation of the transactions contemplated hereby so as to maintain and preserve the benefits under such Material Contracts and material Permits following the consummation of the transactions contemplated by this Agreement provided that, the Company shall coordinate with Parent and reasonably cooperate in determining whether any actions, Consents, approvals or waivers are required to be obtained from third parties (including under any Material Contract) in connection with consummation of the Merger and the transactions contemplated by this Agreement and seeking any such actions, Consents, approvals or waivers. Notwithstanding anything to the contrary herein, neither Parent, the Company nor any of their respective Subsidiaries shall be required to (nor without the prior consent of Parent shall the Company or any of its Subsidiaries agree to) pay any consent or other similar fee (other than immaterial administrative fees or costs), “profit sharing” or other similar payment or other consideration (including increased rent or other similar payments or any amendments, supplements or other modifications to (or waivers of) the existing terms of any Contract), or the provision of additional security (including a guaranty) to obtain the Consent, waiver or approval of any Person under any Contract.

6.2    Regulatory Approvals.

(a)    Each of Parent and Acquisition Sub (and their respective Affiliates, if applicable), on the one hand, and the Company (and its Subsidiaries, if applicable), on the other hand, shall, as promptly as practicable following the Agreement Date but in no event later than 15 Business Days following the execution and delivery of this Agreement file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the transactions contemplated hereby as required by the HSR Act (the “Initial HSR Filing”).

(b)    Each of Parent and the Company shall, to the extent permitted by applicable Law and not prohibited by the applicable Governmental Authority, and subject to all applicable privileges, including the attorney-client privilege, with respect to the filings described in Section 6.2(a):

(i)    cooperate and coordinate with the other in the making of such filings (including providing copies, or portions thereof, of all such documents to the non-filing parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith (provided that highly confidential or sensitive documents may be provided on an outside counsel only basis) and in connection with resolving any investigation or other inquiry of any Governmental Authority under any applicable Laws (including Antitrust Laws) or Orders with respect to any such filing;

(ii)    supply the other with any information that may be required in order to make such filings;

(iii)    supply any additional information that reasonably may be required or requested by the FTC, the DOJ, and the Governmental Authorities of any other applicable jurisdiction in which any such filing is made under any other applicable Laws; and

(iv)     use reasonable best efforts to take, or cause to be taken, or offer to take (and if such offer is accepted, commit to take), all actions and use reasonable best efforts to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act or any other applicable Antitrust Law as soon as practicable, obtain any required Consents under any other Antitrust Laws applicable to the Merger as soon as reasonably practicable, and to avoid any impediment to the consummation of the Merger under any applicable Laws (including Antitrust Laws) or Orders, so as to enable the Closing to occur as promptly as practicable following the Agreement Date, including using reasonable best efforts to take all such action as reasonably may be necessary to resolve such objections, if any, as the FTC, the DOJ, or any other Governmental Authority may assert under any applicable Laws (including Antitrust Laws) or Orders or any other Person may assert under Antitrust Laws, in each case with respect to the Merger; provided that, notwithstanding anything in this Agreement to the contrary, neither Parent, Acquisition Sub, nor the Company shall be required to agree to any term or take any action in connection with the foregoing that is not conditioned upon consummation of the Merger, and neither Parent nor Acquisition Sub shall be required to (and none of the Company or any of its Subsidiaries shall, without Parent’s prior consent) propose, negotiate, or agree to any (i) sale, divestiture or exclusive license of assets, product lines, operations, or businesses of Parent, the Company, or any of their respective Subsidiaries, or to any hold separate order or to take any action (including a consent decree) in furtherance of any of the foregoing, (ii) non-exclusive license (other than an Acceptable Non-Exclusive License) or (iii) other operational restrictions or conduct-based remedy that would, after the Effective Time, limit Parent’s or any of its Affiliates’ freedom of action with respect to any of the assets, product lines, operations, or businesses of any of Parent or the Company or any of their respective Subsidiaries, in each case, if it would be reasonably likely to have a material adverse effect on the business, operations, financial condition, assets, or results of operations of the Company and its Subsidiaries, taken as a whole, or of Parent (any remedy that is contemplated by clause (i), (ii) or (iii) (excluding agreeing to an Acceptable Non-Exclusive License), a “Burdensome Condition”); provided, further, that the Company, if requested by Parent, shall agree to and effect any action, as specified by Parent and on terms and conditions specified by Parent, so long as such agreement is binding upon the Company only following the Effective Time.

(c)    Each of Parent and Acquisition Sub (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, shall promptly (and in any event within 48 hours) inform the other of any material communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement in connection with any filings or investigations with, by or before any Governmental Authority relating to this Agreement or the transactions contemplated hereby, including any proceedings initiated by a private party. If any party hereto or Affiliate thereof shall receive a request for additional information or documentary material from any Governmental Authority with respect to the transactions contemplated by this Agreement pursuant to the HSR Act or any other applicable Antitrust Laws with respect to which any such filings have been made, then such party shall use its reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. In connection with and without limiting the foregoing, to the extent reasonably practicable and unless prohibited by applicable Law or by the applicable Governmental Authority, the parties hereto agree to:

(i)    give each other reasonable advance notice of all substantive discussions or meetings with any Governmental Authority relating to the Merger or any other transactions contemplated hereby;

(ii)    give each other an opportunity to participate in each of such substantive discussions or meetings where permitted by Law and the relevant Governmental Authority;

(iii)    keep the other party reasonably apprised with respect to any substantive communications with any Governmental Authority regarding the Merger or any other transactions contemplated hereby;

(iv)    cooperate in the filing of any analyses, presentations, memoranda, briefs, arguments, opinions or other written communications explaining or defending the Merger or any other transactions contemplated hereby, articulating any regulatory or competitive argument and/or responding to requests or objections made by any Governmental Authority;

(v)    provide each other with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of the other with respect to, all written communications (including any analyses, presentations, memoranda, briefs, arguments and opinions) with a Governmental Authority regarding the Merger or any other transactions contemplated hereby; provided that materials may be withheld or redacted as necessary to comply with contractual arrangements and with Law;

(vi)    provide each other (or counsel of each party, as appropriate) with copies of all written communications to or from any Governmental Authority relating to the Merger or any other transactions contemplated hereby; and

(vii)    cooperate and provide each other with a reasonable opportunity to participate in, and consider in good faith the views of the other with respect to, all material deliberations with any Governmental Authority with respect to all efforts to satisfy the conditions set forth in Section 7.1(b) and Section 7.1(c).

Any such disclosures, rights to participate or provisions of information by one party to the other may be made on a counsel-only basis to the extent required under applicable Law or as appropriate to protect confidential business information.

6.3    Proxy Statement.

(a)    As soon as practicable (and in any event within 30 Business Days) following the Agreement Date, the Company shall prepare and file with the SEC in preliminary form the Proxy Statement for use in connection with the solicitation of proxies from the Company Stockholders for use at the Company Stockholder Meeting. The Company shall also include the Fairness Opinion (in its entirety) in the Proxy Statement together with a summary thereof. The Company shall provide a true and complete signed copy of the Fairness Opinion to Parent for information purposes as soon as reasonably practicable after the Agreement Date. The Company shall cause the Proxy Statement to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and the NYSE. Parent and Acquisition Sub shall furnish in writing to the Company all information concerning Parent and Acquisition Sub as the Company may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement. If at any time prior to the Company Stockholder Meeting, any information relating to the Company, Parent or Acquisition Sub, or any of their respective directors, officers or other Affiliates, should be discovered by the Company, Parent or Acquisition Sub which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other, and the Company shall prepare an appropriate amendment or supplement to the Proxy Statement describing such information and file such amendment or supplement with the SEC and, to the extent required by applicable Law or the SEC or its staff, disseminate such amendment or supplement to the Company Stockholders.

(b)    Subject to applicable Law, the Company shall cause the Proxy Statement to be disseminated to the Company Stockholders as promptly as practicable (and in any event within five Business Days) following the earlier to occur of (i) the 10th Business Day after the filing thereof with the SEC if the SEC or its staff has not indicated that it will review the Proxy Statement and (ii) confirmation from the SEC that it will not comment on, or that it has no additional comments on, the Proxy Statement.

(c)    Except for disclosures made that relate to a Company Board Recommendation Change made by the Company Board or any authorized committee thereof in accordance with the terms of Section 6.5, (i) the Company shall not file with the SEC the Proxy Statement or any amendment or supplement thereto, and (ii) the Company shall not correspond or otherwise communicate with the SEC or its staff with respect to the Proxy Statement, in any such case referenced in the preceding clause (i) or (ii) without providing Parent and Acquisition Sub a reasonable opportunity to review and comment thereon or participate therein, as the case may be, and the Company shall include in the Proxy Statement or any such amendment or supplement thereto all such reasonable comments proposed by Parent in good faith.

(d)    The Company shall advise Parent and Acquisition Sub, promptly after it receives notice thereof, of any receipt of a request by the SEC or its staff for an amendment or revisions to the Proxy Statement, any receipt of comments from the SEC or its staff on the Proxy Statement, or any receipt of a request by the SEC or its staff for additional information in connection therewith, and shall as promptly as practicable provide Parent with copies of all written correspondence between the Company and its Representatives, on the one hand, and the SEC or the staff thereof, on the other hand, with respect to the Proxy Statement and as promptly as practicable provide Parent with a reasonably detailed description of any oral comments received in connection therewith. The Company also shall provide Parent with copies of any written comments or responses to be submitted by the Company in response to any comments or inquiries from the SEC or the staff thereof and shall provide Parent a reasonable opportunity to participate in the formulation of any written response to any such written comments of the SEC or its staff relating to the Proxy Statement and include in such response all reasonable comments proposed by Parent in good faith. The Company shall use its reasonable best efforts to resolve all SEC comments with respect to the Proxy Statement as promptly as practicable.

(e)    Unless the Company Board or any authorized committee thereof shall have effected a Company Board Recommendation Change in accordance with Section 6.5, the Company shall include the Company Board Recommendation in the Proxy Statement.

6.4    Company Stockholder Meeting.

(a)    The Company, acting through the Company Board, shall establish a record date for, call, give notice of, convene and hold a special meeting of the Company Stockholders (or any adjournment or postponement thereof, the “Company Stockholder Meeting”), for the purpose of obtaining the Requisite Stockholder Approval and approve the Merger in accordance with the DGCL. Once the Company has established the record date for the Company Stockholder Meeting, the Company shall not change such record date without the prior written consent of Parent, unless required by applicable Law. The Company shall consult with Parent regarding the date of the Company Stockholder Meeting, shall cooperate with Parent to initially schedule the Company Stockholder Meeting to be held no earlier than 30 days and no later than 50 days after the mailing of the definitive Proxy Statement to the stockholders of the Company, and shall not postpone or adjourn the Company Stockholder Meeting without the prior written consent of Parent; provided that nothing herein shall prevent the Company from postponing or adjourning the Company Stockholder Meeting:

(i)    For sequential periods of up to five Business Days each, if there are holders of insufficient Shares present or represented by a proxy at the Company Stockholder Meeting to constitute a quorum at the Company Stockholder Meeting;

(ii)    For so long as the Company is required to postpone or adjourn the Company Stockholder Meeting by applicable Law, or an Order from the SEC or its staff;

(iii)    For up to five Business Days, if the Company Board or any authorized committee thereof shall have determined in good faith (after consultation with outside legal counsel) that it is necessary or appropriate to postpone or adjourn the Company Stockholder Meeting in order to give Company Stockholders sufficient time to evaluate any information or disclosure that the Company has sent to Company Stockholders or otherwise made available to Company Stockholders by issuing a press release, filing materials with the SEC or otherwise (including in connection with any Company Board Recommendation Change); or

(iv)    For one time only, for up to 10 Business Days from the date on which the Company Stockholder Meeting was initially scheduled if, on a date for which the Company Stockholder Meeting is scheduled, the Company has not received proxies representing a sufficient number of Shares to obtain the Requisite Stockholder Approval.

(b)    Without the prior written consent of Parent, a proposal for the adoption of this Agreement and approval of the Merger and the transactions contemplated hereby (including the Merger), and any matters related thereto, shall be the only matters which the Company shall propose to be acted on at the Company Stockholder Meeting.

(c)    Unless this Agreement has been terminated in accordance with Section 8.1, the Company shall solicit from the Company Stockholders proxies in favor of the adoption of this Agreement and approval of the Merger in accordance with Delaware Law, submit this Agreement for adoption by the Company Stockholders at the Company Stockholder Meeting and, unless the Company Board or any authorized committee thereof shall have effected a Company Board Recommendation Change pursuant to Section 6.5(b), use its reasonable best efforts to secure the Requisite Stockholder Approval for the adoption of this Agreement at the Company Stockholder Meeting.

6.5    Company Board Recommendation.

(a)    Subject to Section 6.5(c), the Company Board shall make the Company Board Recommendation.

(b)    Neither the Company Board nor any committee thereof shall (x) withhold, withdraw, qualify, amend or modify in a manner adverse to Parent, or publicly propose to withhold, withdraw, qualify, amend or modify in a manner adverse to Parent, the Company Board Recommendation, (y) approve, endorse or recommend an Acquisition Proposal or (z) fail to recommend against acceptance of any tender offer or exchange offer for Shares within 10 Business Days after the commencement of such offer (each of clauses (x), (y) and (z), a “Company Board Recommendation Change”); provided that a “stop, look and listen” communication by the Company Board to the Company Stockholders pursuant to Rule 14d-9(f) of the Exchange Act, or any substantially similar communication, shall not be deemed to be a Company Board Recommendation Change.

(c)    Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, prior to the receipt of the Requisite Stockholder Approval, the Company Board and/or any authorized committee thereof may make a Company Board Recommendation Change if and only if:

(i)    (A) the Company has received an unsolicited, bona fide written Acquisition Proposal that did not arise or result from a breach of Section 5.2, that constitutes a Superior Proposal and such Acquisition Proposal has not been withdrawn and continues to be a Superior Proposal;

(B)    the Company Board and/or any authorized committee thereof shall have determined in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to enter into a definitive agreement relating to such Superior Proposal would be inconsistent with its fiduciary duties to the Company Stockholders under Delaware Law;

(C)    the Company shall have notified Parent in writing of the Superior Proposal and that it intends to effect a Company Board Recommendation Change, including providing Parent with the identity of the Person making such Superior Proposal and a copy of the then-current forms of all of the relevant proposed transaction documents related thereto, including definitive agreements (including financing agreements, if any) with respect to such Superior Proposal (a “Superior Proposal Notice”); provided that with respect to any amendment to the financial terms or other material terms of such Superior Proposal, Parent shall be entitled to a new written notice by the Company (a “Superior Proposal Amendment Notice”);

(D)    if requested by Parent, the Company shall have made its Representatives available to discuss with Parent’s Representatives any proposed modifications to the terms and conditions of this Agreement during the period beginning as soon as practicable on the day of delivery by the Company to Parent of such Superior Proposal Notice or such Superior Proposal Amendment Notice, as applicable, and ending at 5:00 p.m. Pacific Time on, in the case of a Superior Proposal Notice, the fourth Business Day following the day of such delivery or, in the case of a Superior Proposal Amendment Notice, the second Business Day following the day of such delivery (provided that such two Business day period shall be extended if applicable through the end of the original four (4) Business Day period);

(E)    the Company has during such four Business Day period or such two Business Day period, as applicable, negotiated, and caused its financial and legal advisors to negotiate, with Parent in good faith (to the extent Parent desires to negotiate) with respect to proposed adjustments to the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal; and

(F)    if Parent shall have delivered to the Company during such four Business Day period or such two Business Day period, as applicable, a written offer to modify the terms of this Agreement that if accepted by the Company in accordance with the terms thereof would be binding upon Parent, the Company Board and/or any authorized committee thereof shall have determined in good faith, after considering the terms of such offer by Parent, that the Superior Proposal giving rise to such Superior Proposal Notice or such Superior Proposal Amendment Notice, as applicable, still constitutes a Superior Proposal and that, in light of such Superior Proposal and the results of any negotiations with Parent and any offer from Parent, that the failure of the Company Board to effect a Company Board Recommendation Change with respect to such Superior Proposal would be inconsistent with its fiduciary duties to the Company Stockholders under Delaware Law; or

(ii)    (A) an Intervening Event has occurred;

(B)    the Company Board and/or any authorized committee thereof shall have determined in good faith (after consultation with its outside legal counsel) that the failure to make a Company Board Recommendation Change in light of such Intervening Event would be inconsistent with the Company Board members’ fiduciary duties under Delaware Law;

(C)    the Company shall have notified Parent in writing of such Intervening Event, including a reasonable description of such Intervening Event, and that it intends to effect a Company Board Recommendation Change (an “Intervening Event Notice”);

(D)    if requested by Parent, the Company shall have made its Representatives available to discuss with Parent’s Representatives the Intervening Event and any proposed modifications to the terms and conditions of this Agreement during the period beginning as soon as practicable on the day of delivery by the Company to Parent of such Intervening Event Notice and ending at 5:00 p.m. Pacific Time on the fourth Business Day following the day of such delivery;

(E)    the Company has during such four Business Day period negotiated, and caused its financial and legal advisors to negotiate, with Parent in good faith (to the extent Parent desires to negotiate) with respect to proposed adjustments to the terms and conditions of this Agreement so that the failure to make such Company Board Recommendation Change is no longer a breach of the Company Board’s fiduciary duties; and

(F)    if Parent shall have delivered to the Company during such four Business Day period a written offer to modify the terms of this Agreement that if accepted by the Company in accordance with the terms thereof would be binding upon Parent, the Company Board and/or any authorized committee thereof shall have determined in good faith, after considering the terms of such offer by Parent, that the failure to make a Company Board Recommendation Change in light of such Intervening Event would still be inconsistent with its fiduciary duties under Delaware Law.

(d)    Nothing in this Agreement shall prohibit the Company Board and/or any authorized committee thereof from taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act (including making any “stop, look and listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act pending disclosure of its position thereunder); provided that, (x) Section 6.5(d) shall not in and of itself permit the Company Board and/or any authorized committee thereof to make a Company Board Recommendation Change that would not otherwise be permitted pursuant to this Section 6.5, and (y) in any such case, any such statement(s) or disclosures made by the Company Board and/or any authorized committee thereof will be subject to the terms and conditions of this Agreement, including the provisions of Section 6.5 and Article VIII.

6.6    Public Statements and Disclosure. The initial press release with respect to the execution and delivery of this Agreement shall be a joint press release reasonably agreed upon by Parent and the Company prior to the Agreement Date. None of the Company, on the one hand, or Parent and Acquisition Sub, on the other hand, shall issue any public release or make any public announcement concerning this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any applicable United States securities exchange or regulatory or Governmental Authority to which the relevant party is subject or submits, wherever situated, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other party or parties hereto reasonable time to comment on such release or announcement in advance of such issuance and shall give due consideration to such comments (it being understood that the final form and content of any such release or announcement, as well as the timing of any such release or announcement, shall be at the final reasonable discretion of the disclosing party); provided that the restrictions set forth in this Section 6.6 shall not apply to any release or announcement made or proposed to be made by the Company or Parent in connection with an Acquisition Proposal, a Company Board Recommendation Change or Superior Proposal.

6.7    Anti-Takeover Laws. In the event that any anti-takeover or other similar Law is or becomes applicable to this Agreement or any of the transactions contemplated by this Agreement, the Company, Parent and Acquisition Sub shall use their respective reasonable best efforts to ensure that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement and otherwise to minimize the effect of such Law on this Agreement and the transactions contemplated hereby.

6.8    Access. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall afford Parent and its Representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books and records and personnel of the Company and its Subsidiaries (and the Company’s outside accountant); provided that the Company may restrict or otherwise prohibit access to any documents or information (i) to the extent that any applicable Law requires the Company to restrict or otherwise prohibit access to such documents or information, (ii) to the extent that access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information, or (iii) pursuant to mutually agreed “clean team” procedures established by the parties, to the extent that access to such documents or information could potentially be used by Parent in a manner that would materially alter the competitive dynamic between Company and Parent if the Merger were not consummated; provided, further, that no information or knowledge obtained by Parent in any investigation conducted pursuant to the access contemplated by this Section 6.8 shall affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or otherwise impair the rights and remedies available to Parent and Acquisition Sub hereunder. In the event that the Company does not provide access or information in reliance on the preceding sentence, it shall use its reasonable best efforts to communicate the applicable information to Parent in a way that would not violate the applicable Law, Contract or obligation or to waive such a privilege, including, to the extent practicable, by providing such information in redacted form as necessary to preserve such a privilege or comply with such Law or otherwise make appropriate substitute disclosure arrangements, to the extent possible. Any investigation conducted pursuant to the access contemplated by this Section 6.8 shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or create a risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries. Any access to the properties of the Company or any of its Subsidiaries shall be subject to the terms and conditions of any applicable Lease and the Company’s reasonable security measures and insurance requirements and shall not include the right to perform invasive Phase 1 or Phase 2 environmental assessments or other invasive testing. The terms and conditions of the confidentiality letter agreement dated May 8, 2017 between the Company and Parent (the “Confidentiality Agreement”), shall apply to any information obtained by Parent or any of its Representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 6.8. Nothing in this Section 6.8 or elsewhere in this Agreement shall be construed to require the Company, any of its Subsidiaries or any Representatives of any of the foregoing to prepare any reports, analyses, appraisals, opinions or other information.

6.9    Section 16(b) Exemption. The Company shall take all actions reasonably necessary to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company (including derivative securities) in connection with the transactions contemplated by this Agreement by each individual who is a director or executive officer of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.10    Directors’ and Officers’ Indemnification and Insurance.

(a)    For a period of six years after the Effective Time, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) honor and fulfill in all respects the obligations of the Company and its Subsidiaries under any and all (i) indemnification agreements between the Company or any of its Subsidiaries identified in Section 3.12(a)(xiv) of the Company Disclosure Letter, and (x) any of their respective current or former directors and officers as of the Agreement Date pursuant to the terms of such agreements as in effect as of the Agreement Date, and (y) any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time and executes an indemnification agreement on terms no less favorable to the Company and no more favorable to such person than the current form of indemnification agreement with its directors that has been made available to Parent (the “Indemnified Persons”) and (ii) indemnification, expense advancement and exculpation provisions in any certificate of incorporation or bylaws or comparable organizational document of the Company or any of its Subsidiaries in effect on the Agreement Date. In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) cause the certificates of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions contained in the certificates of incorporation and bylaws (or other similar organizational documents) of the Company and its Subsidiaries as of the Agreement Date, and during such six-year period, such provisions shall not be repealed, amended or otherwise modified in any manner adverse to the Indemnified Persons except as required by applicable Law. Any claims for indemnification made under this Section 6.10 on or prior to the sixth anniversary of the Effective Time shall survive such anniversary until the final resolution thereof, and Parent shall cause the Surviving Corporation and its applicable Subsidiaries to maintain sufficient funds for the payment of their respective obligations to the Indemnified Persons under this Section 6.10(a).

(b)    Prior to the Effective Time, the Company shall bind and purchase directors and officers runoff insurance coverage in respect of acts or omissions occurring at or prior to the Effective Time (“D&O Runoff Insurance”), which by its terms shall survive the Merger for not less than six years and covering each Person covered by the Company’s current directors’ and officers’ liability insurance policy in effect as of the Agreement Date (which has been made available to Parent) (the “Current D&O Insurance”). The D&O Runoff Insurance shall be on terms with respect to the coverage and amounts that are substantially equivalent to those of the Current D&O Insurance or, if substantially equivalent insurance is unavailable, the best available coverage. The Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain the D&O Runoff Insurance in full force and effect and continue to honor its obligations thereunder for so long as such D&O Runoff Insurance shall be maintained in full force and effect. Neither the Company nor the Surviving Corporation shall be permitted or required to pay an annual premium for the D&O Runoff Insurance in excess of 300% (the “Maximum Amount”) of the last annual premium paid prior to the Agreement Date for the Current D&O Insurance (it being understood and agreed that in the event the cost of such D&O Runoff Insurance exceeds the Maximum Amount, in the aggregate, the Company shall remain obligated to provide, and the Surviving Corporation shall be obligated to maintain, the broadest D&O Runoff Insurance coverage as may be obtained for the Maximum Amount). The Company and Indemnified Parties may be required to make reasonable application and provide reasonable and customary representations and warranties to applicable insurance carriers for the purpose of obtaining such D&O Runoff Insurance.

(c)    If Parent or the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 6.10.

(d)    The obligations set forth in this Section 6.10 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other Person who is a beneficiary under the D&O Runoff Insurance (and their heirs and Representatives)) without the prior written consent of such affected Indemnified Person or other Person who is a beneficiary under the D&O Runoff Insurance (and their heirs and Representatives). The rights of the Indemnified Persons (and other Persons who are beneficiaries under the D&O Runoff Insurance (and their heirs and Representatives)) under this Section 6.10 shall be in addition to, and not in substitution for, any other rights that such Persons may have under the certificates of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by the Company or any of its Subsidiaries, or applicable Law (whether at law or in equity).

(e)    Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.10 is not prior to or in substitution for any such claims under such policies.

(f)    Each of the Indemnified Persons or other Persons who are beneficiaries under the D&O Runoff Insurance (and their heirs and Representatives) are intended to be third party beneficiaries of this Section 6.10, with full rights of enforcement as if a party thereto.

(g)    This Section 6.10 shall survive the consummation of the Merger.

6.11    Employee Matters.

(a)    Parent shall, and shall cause the Surviving Corporation or any Subsidiary thereof to, for a period ending on the date that is 12 months following the Effective Time (or, if earlier, the date of termination of the applicable Continuing Employee), provide the Continuing Employees with (i) at least the same level of base salary or base hourly wage levels, if applicable, that were provided to such Continuing Employees immediately prior to the Effective Time, (ii) target cash incentive compensation opportunities (excluding any one-time stay, retention, transaction or other discretionary bonuses) that are at least equal with respect to individual target bonus levels to that provided to such Continuing Employees immediately prior to the Effective Time, (iii) subject to the requirements of applicable Law in jurisdictions outside of the United States, employee health, welfare and tax-qualified defined contribution retirement benefits (excluding, for the avoidance of doubt, equity-based awards, defined benefit, and non-qualified arrangements) that are in the aggregate substantially comparable to either (A) the employee health, welfare and tax-qualified defined contribution retirement benefits (excluding, for the avoidance of doubt, equity-based awards, defined benefit, and non-qualified arrangements) offered to similarly situated employees of Parent or Parent’s Affiliates (each, a “Parent Plan”), or (B) the employee health, welfare and tax-qualified defined contribution retirement benefits (excluding, for the avoidance of doubt, equity-based awards, defined benefit, and non-qualified arrangements) offered to such Continuing Employees immediately prior to the Effective Time, as disclosed in Section 6.11(a)(iii)(B) of the Company Disclosure Letter, with the determination of the employee benefits and their comparability under this clause (iii) to be reasonably made by Parent from time to time, and (iv) upon an involuntary termination without cause of a Continuing Employee, severance benefits that are required by applicable Law, or, if none, that are no less favorable than those that would have been provided to each such Continuing Employee under the applicable Employee Plans that are severance benefit plans, programs, policies or arrangements as in effect immediately prior to the Effective Time, as disclosed in Section 6.11(a)(iv) of the Company Disclosure Letter (such payments and benefits, the “Transaction Severance Benefits”), in all cases (i) through (iv), as measured on an individual basis. In the event the Company has not then made a determination of bonus amounts to be paid and paid such amounts due under its 2017 annual bonus or incentive plan as of immediately prior to the Effective Time, Parent shall cause each employee of the Company or any of its Subsidiaries who is a participant in the Company’s 2017 annual bonus or incentive plan to be paid a bonus in respect of the fiscal year ending December 31, 2017 in accordance with the terms of such plan as in effect on the Agreement Date, as if the applicable performance targets were fully achieved at target levels, except that Parent reserves the right to cause such bonuses to be paid solely in cash.

(b)    With respect to the employee health and welfare benefit plans and defined contribution retirement plans of Parent and its Subsidiaries in which Continuing Employees participate following the Closing, Parent shall, or shall cause the Surviving Corporation or one of its Subsidiaries to, cause to be granted to each Continuing Employee credit for all service with the Company and its Subsidiaries and any predecessor employer (to the extent the Company and its Subsidiaries recognized or provided such past service credit) prior to the Effective Time, to the same extent as such Continuing Employee was entitled, before the Effective Time, for purposes of eligibility to participate, vesting and, with respect to vacation, sick time or paid time off, accrual and severance pay entitlement); provided that such service will not be credited to the extent that it would result in duplication of coverage or benefits, or with respect to employees outside of the United States if applicable foreign Law would forbid the provision of such service credit. For purposes of each Parent Plan in which any Continuing Employee is eligible to participate after Closing, Parent shall use commercially reasonable efforts to, or shall cause the Surviving Corporation or one of its Subsidiaries to use commercially reasonable efforts to, cause its third party administrators or third party insurance providers to (x) cause all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such Parent Plan to be waived for such Continuing Employee and his or her covered dependents to the extent it would have been waived under the comparable Company Employee Plan, and (y) cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents under a comparable Company Employee Plan during the plan year of the Company Employee Plan in which the Closing Date occurs to be given full credit for amounts paid by such Continuing Employee and his or her covered dependents pursuant to such Parent Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable Parent Plan year as if such amounts had been paid in accordance with such Parent Plan. Any vacation or paid time off that is accrued but unused by a Continuing Employee as of immediately prior to the Effective Time shall continue to be credited to such Continuing Employee following the Effective Time, and shall be subject to the terms of the vacation or paid time off policy of Parent or one of its Subsidiaries following the Effective Time.

(c)    Notwithstanding anything to the contrary set forth in this Agreement, no provision of this Agreement shall be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Parent, the Surviving Corporation or their Subsidiaries to terminate, any Continuing Employee for any reason; (ii) prevent the amendment, modification, or termination of any agreement with a Continuing Employee after the Effective Time; or (iii) constitute the establishment or adoption of or an amendment to any employee benefit or compensation plan, program, agreement, Contract, policy or arrangement or otherwise be treated as an adoption of, or amendment or modification of, any Employee Plan, Parent Plan or other benefit plan arrangement. No provision of this Agreement shall create any third party beneficiary rights in any employee, officer, director, consultant, or other service provider of the Company or any of its Subsidiaries, any beneficiary or dependents thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and benefits that may be provided to any officer, director, consultant, or other service provider of the Company or any of its Subsidiaries by Parent, the Surviving Corporation or any of the Affiliates or under any benefit plan which any of them may maintain, or otherwise, except that the Company may enforce these provisions on behalf of any impacted Continuing Employee.

(d)    If directed in writing by Parent at least 10 Business Days prior to the Closing Date, the Company and any ERISA Affiliate of the Company shall take (or cause to be taken) all actions reasonably necessary or appropriate to terminate each Employee Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (a “401(k) Plan”), with such termination effective as of the Business Day immediately prior to the Closing Date. The Company shall provide Parent with evidence that such 401(k) Plan(s) have been timely terminated pursuant to resolutions of the Company Board and, as applicable, any ERISA Affiliate of the Company. The form and substance of such resolutions shall be subject to the prior review and approval of Parent, which approval shall not be unreasonably withheld, conditioned or delayed. The Company also shall take such other actions in furtherance of terminating such 401(k) Plan(s) as Parent may reasonably request.

(e)    In order to ensure or effect compliance of the Company’s Welfare Benefit Plans with the requirements of ERISA, the Company will take the actions set forth in Section 6.11(e) of the Company Disclosure Letter within the timeframes set forth therein.

(f)    Parent shall (i) file with the SEC, no later than one Business Day after the Closing Date, a registration statement on Form S-8 and, if unavailable as to any Adjusted Options or Adjusted RSUs, another form of registration statement available therefor (or shall otherwise maintain the effectiveness of an existing registration statement on Form S-8 previously filed by Parent and, if applicable, such other appropriate form of registration statement) with respect to those shares of Parent Common Stock issuable with respect to the Adjusted Options and Adjusted RSUs, and (ii) shall use its reasonable best efforts to maintain the effectiveness of such registration statement for so long as such Adjusted Options and Adjusted RSUs remain outstanding; and (iii) deliver to each holder of an Adjusted Option and Adjusted RSU an appropriate notice setting forth such holder’s rights pursuant to such Adjusted Option or Adjusted RSU.

(g)    Following the date hereof, each of Parent and the Company (and their respective Affiliates) will use their reasonable best efforts, and will use their reasonable best efforts to cause each of their respective Representatives, including legal, human resources and regulatory compliance personnel, to (i) cooperate and provide each other with all necessary and reasonable assistance and information to ensure that any works councils or committees, trade unions and/or employee representatives applicable to the Continuing Employees are provided with the information required in order for proper consultation, notification and other required processes under applicable Law to take place, (ii) exchange information and data relating to compensation and benefits, including reports prepared in connection with bonus plan participation and related data of Continuing Employees, relating to compensation, employee benefits and employee benefit plan coverages, including information and data that are necessary to support or perform any of the covenants in this Agreement or any compensation consultant process or that is otherwise reasonably requested in connection with any of the covenants in this Agreement or any compensation consultant process (in each case, except to the extent prohibited by applicable Law or to the extent that such information and data relates to performance ratings or assessments of employees of the Company and its Subsidiaries), and (iii) make any and all required filings and notices and any and all required communications with Company Employees and obtaining any governmental consents required hereunder. Such cooperation will include the provision of any information and consultation required by applicable Law, the terms of any Contract, or as reasonably requested by the other party. Each of Parent and the Company will make available its Representatives at such times and in such places as the other party may reasonably request for purposes of enabling the other party to comply with its obligations under this Section 6.11.

6.12    Obligations of Acquisition Sub. Parent shall take all action necessary to cause Acquisition Sub and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement.

6.13    Notification of Certain Matters.

(a)    At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, (i) subject to applicable Law, and upon Parent’s request, the executive officers of the Company shall consult in good faith on a regular basis with Parent to report material (individually or in the aggregate) operational developments, the status of relationships with customers, resellers, partners, suppliers, licensors, licensees, distributors, and others having material business relationships with the Company or any of its Subsidiaries, the status of ongoing operations and other matters reasonably requested by Parent under procedures reasonably requested by Parent, and (ii) the Company shall give prompt notice to Parent and Acquisition Sub upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect, or of any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in any such case if and only to the extent that such untruth or inaccuracy, or such failure, would cause or reasonably be expected to cause any of the conditions to the obligations of Parent and Acquisition Sub to consummate the transactions contemplated hereby set forth in Section 7.2(a) and Section 7.2(b) to not be satisfied at the Closing; provided that no such information or notification shall affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or the conditions to the obligations of Parent and Acquisition Sub to consummate the transactions contemplated by this Agreement or the remedies available to the parties hereunder; provided, further, that the terms and conditions of the Confidentiality Agreement shall apply to any information provided to Parent pursuant to this Section 6.13(a).

(b)    At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, Parent shall give prompt notice to the Company upon becoming aware that any representation or warranty made by Parent or Acquisition Sub in this Agreement has become untrue or inaccurate in any material respect, or of any failure of Parent or Acquisition Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in any such case if and only to the extent that such untruth or inaccuracy, or such failure, would reasonably be expected to cause any of the conditions to the obligations of the Company to consummate the transactions contemplated hereby set forth in Section 7.3(a) and Section 7.3(b) to not be satisfied at the Closing; provided that no such notification shall affect or be deemed to modify any representation or warranty of Parent or Acquisition Sub set forth in this Agreement or the conditions to the obligations of the Company to consummate the transactions contemplated by this Agreement or the remedies available to the parties hereunder; provided, further, that the Company shall maintain the confidentiality of information provided to the Company pursuant to this Section 6.13(b) in the same manner as Parent would be required to maintain the confidentiality of such information under the Confidentiality Agreement if such information had been disclosed to it by the Company.

(c)    No investigation pursuant to this Section 6.13 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

6.14    M&A Litigation. The Company shall promptly advise Parent of the commencement of any M&A Litigation, shall give Parent the opportunity to participate in the defense, settlement, or compromise of any M&A Litigation or related investigation against the Company and/or its directors relating to the Merger or the transactions contemplated by this Agreement and will obtain the written consent of Parent prior to settling or satisfying any such M&A Litigation or investigation (such consent not to be unreasonably withheld). For purposes of this paragraph, “participate” means that Parent will be kept reasonably apprised of proposed strategy and other significant decisions with respect to M&A Litigation or any investigation by the Company (to the extent that attorney-client privilege between the Company and its counsel is not waived), and Parent may offer comments or suggestions with respect to M&A Litigation or such investigation but will not be afforded any decision-making power or other authority over M&A Litigation or such investigation, except for the settlement or compromise consent set forth above.

6.15    FIRPTA. Immediately prior to the Closing, the Company shall deliver to Parent a properly executed statement in a form reasonably acceptable to Parent that meets the requirements of Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3), along with written authorization for Parent to deliver such certificate to the IRS on behalf of the Company upon the Closing.

6.16    Parent Financing.

(a)    Parent shall, and shall cause its Affiliates to, use its reasonable best efforts to obtain the Financing on the terms, and subject only to the conditions described in, the Financing Commitments (including, to the extent applicable, compliance with any market flex provisions), including using its reasonable best efforts to (i) negotiate and execute definitive agreements with respect to the Financing on the terms and subject only to the conditions contained in the Financing Commitments (including any market flex provisions) so that such agreements are in effect on the Closing Date, (ii) satisfy (or obtain a waiver to) or cause the satisfaction (or waiver) of all conditions to funding in the Financing Commitments and the definitive agreements for the Financing that are in the control of Parent, (iii) as promptly as practicable, provide the Lenders with such information as is required under the Financing Commitments to commence the Marketing Period (subject to the availability of the Required Information), (iv) consummate the Financing on the terms and subject only to the conditions contained in the Financing Commitments and the definitive documents on or prior to the Closing Date, (v) in the event that the conditions set forth in the Financing Commitments have been satisfied or, upon funding would be satisfied, enforce its rights under the Financing Commitments in the event of any breach thereof, (vi) maintain in effect the Financing Commitments in accordance with the terms and subject only to the conditions thereof until the earlier to occur of the Effective Time or the termination of this Agreement under Article VIII, and (vii) in the event that the conditions set forth in the Financing Commitments have been satisfied or, upon funding would be satisfied, use reasonable best efforts to cause the Lenders to fund the full amount of the Financing at or prior to the Closing (or if lesser, the Required Amount).

(b)    Parent shall either (i) obtain the consent of the lenders under the $725,000,000 Amended and Restated Credit Agreement among Parent, the borrower parties thereto, the lenders party thereto, and Wells Fargo Bank National Association, as administrative agent, dated as of June 23, 2015 (as amended on June 13, 2016 and as further amended or otherwise modified prior to the date hereof, the “Existing Parent Credit Agreement”) to the Merger and the Financing, (ii) obtain a waiver by such lenders of any covenants or other provisions under the Existing Parent Credit Agreement that would conflict with, be breached by, or otherwise impede, the Merger and the Financing, or (iii) repay all outstanding borrowings and pay other payment obligations under the Existing Parent Credit Agreement (or refinance such outstanding borrowings and other payment obligations pursuant to a credit facility that will permit the Merger and Financing).

(c)    In the event that, notwithstanding the use of reasonable best efforts by Parent to satisfy its obligations under Section 6.16(a), any portion of the Financing becomes unavailable on the terms (including any market flex provisions) and subject to the conditions contemplated in the Financing Commitments (unless such portion is not reasonably required to consummate the Transactions), Parent shall promptly notify the Company thereof and use its reasonable best efforts to obtain alternative financing for the Required Amount as promptly as reasonably practicable following the occurrence of such event; provided that such alternative financing shall not have any of the effects described in clause (d)(i) below. Parent shall deliver to the Company true and complete copies of all agreements pursuant to which any such alternative source shall have committed to provide Parent with any portion of such alternative financing substantially concurrently with the execution thereof.

(d)    Parent shall have the right from time to time to amend, replace, supplement or otherwise modify, or waive any of its rights under, the Financing Commitments or definitive agreement relating to the Financing (including any amendments or modifications to the Financing pursuant to any market flex provisions, or to add lenders, arrangers, bookrunners, agents, managers or similar entities that have not executed the Financing Commitments as of the Agreement Date); provided that without the prior written consent of the Company, no such amendment, replacement, supplement, modification or waiver shall (A) reduce (or have the effect of reducing) the aggregate amount of the Financing (including by increasing the amount of fees to be paid or original issue discount in respect of the Financing) below the amount required to consummate the transactions contemplated by this Agreement, (B) add conditions precedent to the Financing or amend, replace, supplement or modify any existing conditions precedent to the Financing that could reasonably be expected to (1) prevent, impede or delay the Closing Date or (2) prevent, impede or materially delay the availability of the Financing or the satisfaction of the conditions to the Financing by the Closing Date, (C) adversely impact the ability of Parent to enforce or cause the enforcement of its rights under the Financing Commitments or the definitive agreements relating to the Financing or (D) impose additional obligations on the Company or its Affiliates prior to the Effective Time which are not already in effect. Parent shall deliver to the Company true, complete copies of any such amendment, replacement, supplement, modification, or waiver substantially concurrently with the execution thereof.

(e)    To the extent Parent obtains alternative financing pursuant to Section 6.16(c) or amends, replaces, supplements, modifies or waives any of the Financing pursuant to Section 6.16(d), references to the “Financing” and “Financing Commitments” (and other like terms in this Agreement) shall be deemed to refer to such alternative financing, or the Financing as so amended, replaced, supplemented, modified or waived.

(f)    Parent shall keep the Company reasonably informed on a reasonably timely basis and in reasonable detail of the status of Parent’s efforts to arrange and obtain the Financing. Without limiting the foregoing, Parent shall notify the Company promptly if at any time prior to the Closing Date: (i) the Financing Commitments expire or are terminated for any reason, (ii) Parent obtains Knowledge of any material breach or default by any party to any Financing Commitment, (iii) Parent receives any written communication from any Person providing a Financing Commitment with respect to any actual, potential or threatened breach, default, termination or repudiation by any party to the Financing Commitments with respect to a material provision of the Financing Commitments, or (iv) any other event or development occurs that Parent expects to have a material and adverse impact on the ability of Parent to obtain all or any material portion of the Financings contemplated by the Financing Commitments sufficient to consummate the transactions contemplated by this Agreement on the terms, in the manner or from the sources contemplated by the Financing Commitments or the definitive documents related to the Financing, or Parent, for any reason, otherwise no longer believes in good faith that it will be able to obtain all or any portion of the Financing sufficient to consummate the transactions contemplated by this Agreement on the terms described in the Financing Commitments. As soon as reasonably practicable, Parent shall provide any information reasonably requested by the Company relating to any circumstance referred to in clause (i) through (iv) of the immediately preceding sentence. Notwithstanding anything in this Section 6.16(f) to the contrary, Parent is not required to disclose or provide any information the disclosure of which in Parent’s reasonable good faith judgment is prohibited by applicable Law or Order, is subject to attorney-client privilege, or would reasonably be expected to result in the disclosure of any Trade Secrets of third parties or violate any obligation of Parent with respect to confidentiality not entered into to avoid the disclosure obligations of this Section 6.16(f).

(g)    The Company shall use its reasonable best efforts to, and shall cause each of its Subsidiaries to use their reasonable best efforts to, provide Parent with such cooperation as is reasonably necessary in connection with satisfying the conditions to the Financing Commitments or as may be reasonably requested by Parent, including (i) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions and sessions with the Parent’s Financing Sources (including with prospective Financing Sources) and ratings agencies, and their respective advisors, and reasonably cooperating with the marketing efforts of Parent and its Financing Sources, in each case in connection with the Financing, as may be reasonably requested by Parent or the Financing Sources in connection with the Financing, (ii) furnishing Parent and its Financing Sources with historical financial and other pertinent information regarding the Company (to the extent reasonably available to the Company) as may be reasonably requested by Parent or the Financing Sources in connection with the Financing, (iii) providing information regarding the Company and its Subsidiaries reasonably necessary to assist Parent in preparing pro forma financial statements (including in accordance with Regulation S-X under the Securities Act, if requested by Parent) if Parent determines such pro forma financial statements are legally required or customary in connection with the Financing or any SEC filing required to be made by the Parent, it being understood that the Company need only assist in the preparation thereof, but shall not be required to independently prepare any separate pro forma financial statements, it being understood that the Company shall not be responsible for any pro forma adjustments, (iv) assisting with the preparation of materials for rating agency presentations, bank information memoranda, offering documents, private placement memoranda, road show presentations and similar documents required in connection with the Financing, (v) taking such steps reasonably requested by Parent as may be necessary to perfect the liens and security interests to be granted as security for the Financing in the assets of the Company and its Subsidiaries; provided that any such liens or security interests do not attach or otherwise become effective prior to the occurrence of the Closing, (vi) assisting Parent with the timely preparation of, and executing and delivering, on behalf of the Company’s Subsidiaries, any necessary pledge and security documents and otherwise reasonably facilitating the granting of a security interest (and perfection thereof) in collateral, guarantees, mortgages and other definitive financing documents as may reasonably be requested by Parent; provided that any obligations contained in all such agreements and documents shall be subject to the occurrence of the Closing and effective no earlier than the Closing; (vii) obtaining and delivering any pay-off letters and other cooperation in connection with the repayment or other retirement of existing Indebtedness and the release and termination of any and all related Liens at least three Business Days prior to the Closing Date, (viii) providing customary authorization letters with respect to the information regarding the Company in the bank information memoranda, and using reasonable best efforts to obtain consents of accountants for use of their reports in any materials relating to the Financing, in each case as reasonably requested by Parent, (ix) using reasonable best efforts to cause the Company’s independent accountants to provide reasonable assistance to Parent in connection with the Financing consistent with their customary practice, including causing such independent accountants to (A) participate in a reasonable number of accounting due diligence sessions and (B) provide any customary comfort letters (including customary “negative assurance” comfort) (x) using reasonable best efforts to obtain surveys and title insurance at the expense of and as reasonably requested by Parent on behalf of the Financing Sources, (xi) taking all corporate and other actions, subject to the occurrence of the Closing, reasonably requested by Parent to permit the consummation of the Financing, and (xii) at least five Business Days prior to the Closing Date, providing all documentation and other information about the Company and each of its Subsidiaries as is reasonably requested in writing by a Financing Source at least 10 Business Days prior to the Closing Date which relates to applicable “know your customer” and anti-

money laundering rules and regulations including without limitation the USA PATRIOT Act; provided that nothing herein shall require such cooperation to the extent it would require the Company or any of its Subsidiaries to take any action that would interfere unreasonably and materially with the operations of the Company or any of its Subsidiaries; provided, further, that the Company, its Subsidiaries and its and their respective officers, directors or employees shall not be required, prior to Closing, to (A) authorize, execute, deliver or perform under any agreement with respect to the Financing that is not contingent upon the Closing or that would be effective prior to the Closing, (B) disclose any confidential information to any party who is not subject to customary confidentiality undertakings with respect thereto, (C) deliver any assets to the possession of any other party as collateral prior to the Closing, (D) pay any commitment or other fees in connection with the Financing prior to the Closing, (E) execute or deliver any closing or officer’s certificate, solvency certificate or similar certificate that could reasonably be expected to result in any personal liability to such officer, director, or employee, (F) publicly disclose any projections or other forward-looking information (provided that projections and other forward-looking information may be disclosed to lenders or prospective lenders in connection with the Financing, subject to the last sentence of this Section 6.16(g) and to the rating agencies) or (G) require any corporate authorization or approval, or adoption of any resolutions, by the Company Board or the Board of Directors of any of its Subsidiaries (except that concurrently with the Closing, the Board of Directors of any of the Company’s Subsidiaries may be required to give corporate authorization or approval, or adopt resolutions, that do not become effective until the Effective Time, but that any such authorization, approval or adoption will only be required of the directors of the Board of Directors of any of the Company’s Subsidiaries who retain their respective position as of, and after the Closing). The Company hereby consents to the use of the Company’s logos in connection with the Financing; provided that such logos are used solely in a manner that is not intended to, nor reasonably likely to, harm or disparage the Company or its Subsidiaries. Parent shall be responsible for all fees and expenses related to the Financing and shall promptly reimburse upon request of the Company, all reasonable out-of-pocket costs and expenses (including reasonable fees and expenses of counsel) incurred by the Company or its Subsidiaries in connection with the cooperation of the Company as contemplated by this Section 6.16. Parent shall, and hereby agrees to, indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all Liabilities suffered or incurred by them to the extent resulting from their cooperation in arranging the Financing pursuant to this Agreement or the provision of information utilized in connection therewith (other than information provided by or on behalf of the Company or any of its Subsidiaries), in each case, except for any liabilities to the extent resulting from the gross negligence, fraud, intentional misrepresentation, or willful misconduct of the Company or any of its Subsidiaries or any of their respective Representatives. All non-public or other confidential information provided by the Company or its Representatives pursuant to this Agreement will be kept confidential in accordance with the Confidentiality Agreement, except that Parent will be permitted to disclose such information to any Financing Sources or prospective Financing Sources and other financial institutions and investors that may become parties to the Financing (and, in each case, to their respective counsel and auditors) so long as such Persons (i) agree to be bound by the Confidentiality Agreement as if parties thereto; or (ii) are subject to other customary confidentiality undertakings.

(h)    Notwithstanding anything to the contrary contained herein, Parent acknowledges and agrees that its obligations to consummate the Merger is not contingent upon Parent obtaining the Financing or any other third-party financing.

6.17    Company SEC Reports. From the date of this Agreement to the Effective Time, the Company shall timely file with the SEC all Company SEC Reports required to be filed or furnished, as applicable, by it under the Exchange Act or the Securities Act. As of its filing date, or if amended after the date of this Agreement, as of the date of the last such amendment, each such Company SEC Report shall comply with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. As of its filing date or, if amended after the date of this Agreement, as of the date of the last such amendment, each such Company SEC Report filed pursuant to the Exchange Act shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each Company SEC Report that is a registration statement, as amended or supplemented, if applicable, filed after the date of this Agreement pursuant to the Securities Act, as of the date such registration statement or amendment became effective after the date of this Agreement, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made in light of the circumstances under which they were made, not misleading.

6.18    Revenue Recognition and Accounting Matters. The Company shall use commercially reasonable efforts to (a) timely adopt and comply with the Revenue Recognition Rule and the provisions of the Sarbanes-Oxley Act, and (b) to the extent that further action by the Company is necessary or is requested by the Company’s auditors, remediate as promptly as practical each material weakness in the system of internal accounting controls utilized by the Company and its Subsidiaries that has not been remediated at or after the Agreement Date. The Company further agrees that it shall use commercially reasonable efforts to effect compliance with the covenants set forth in subclause (a) of this Section 6.18 in accordance with the plan and schedule set forth in Section 6.18 of the Company Disclosure Letter. Parent shall, at its sole cost and expense, have the right to participate in the implementation of such plan and schedule and the Company shall give Parent and its Representatives reasonable access to its and its Subsidiaries’ books, records, properties, systems, and personnel as Parent shall reasonably request in connection therewith and shall give due consideration to comments and input reasonably provided by Parent or its Representatives in connection therewith. Parent and its Representatives shall, at Parent’s sole cost and expense, also have the right to work with the Company to streamline the Company’s revenue accounting processes with the goal of reducing the cycle time to produce fully compliant GAAP financials each month.

6.19    Tax Matters.

(a)    The Company shall provide drafts of all income Tax Returns that it proposes to file (or cause to be filed) between the Agreement Date and the Closing Date to Parent for Parent’s review and comment as promptly as practicable and in any event a reasonable period of time prior to the due date of such income Tax Return, and the Company shall consider in good faith any reasonable comments that are provided by Parent prior to the due date of such income Tax Return.

(b)    Between the Agreement Date and the Closing Date, the Company shall, as promptly as practical, provide Parent with written notice of any material audits by any Taxing Authority relating to Taxes of the Company or any Subsidiary thereof.

ARTICLE VII

CONDITIONS TO THE MERGER

7.1    Conditions to Each Party’s Obligations. The respective obligations of Parent, Acquisition Sub and the Company to consummate the Merger shall be subject to the satisfaction or waiver (where permissible under applicable Law) at or prior to the Effective Time, of each of the following conditions:

(a)    Requisite Stockholder Approval. The Company shall have received the Requisite Stockholder Approval, which shall be in full force and effect at the Effective Time.

(b)    Antitrust Approvals and Government Approvals. Any waiting period (and extensions thereof) applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or otherwise been terminated.

(c)    No Prohibitive Laws or Injunctions. No Governmental Authority of competent jurisdiction shall have enacted, issued or promulgated any Law or issued or granted any Order, in each case that is in effect and has the effect of making the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Merger, or imposes, individually or together with other Orders or Laws, a Burdensome Condition; provided that in no event shall this paragraph be deemed to refer to any non-U.S. Antitrust Law or any non-U.S. Order issued under an Antitrust Law.

7.2    Conditions to the Obligations of Parent and Acquisition Sub. The obligations of Parent and Acquisition Sub to consummate the Merger shall be subject to the satisfaction or waiver (where permissible under applicable Law) prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by Parent in its sole discretion:

(a)    Representations and Warranties. Each of the representations and warranties of the Company set forth in:

(i)    Section 3.1 (Organization; Good Standing), Section 3.2 (Corporate Power; Enforceability), Section 3.3 (Requisite Stockholder Approval), Section 3.7(a) (Subsidiaries) and Section 3.25 (Brokers) shall be true and correct in all material respects, without regard to any “materiality” or “Company Material Adverse Effect” or similar qualifications contained in them, at and as of the Agreement Date and at and as of the Effective Time as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time);

(ii)    Section 3.6 (Company Capitalization) and Sections 3.7(b), 3.7(c), and 3.7(d) (Subsidiaries (capitalization)) shall be true and correct in all respects at and as of the Agreement Date and at and as of the Effective Time as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time) and except for any failures to be true and correct that would not, individually or in the aggregate, increase the aggregate Merger Consideration payable (including in respect of all Company Options, Company RSUs and Company PSUs) by more than one-half of one percent; and

(iii)    Article III (other than the representations and warranties listed in clauses (i) and (ii) of this Section 7.2(a)) shall be true and correct in all respects, without regard to any “materiality,” “Company Material Adverse Effect,” “liability material to the Company and its Subsidiaries” or similar qualifications contained in them, at and as of the Agreement Date and at and as of the Effective Time as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), except for any failure of such representations and warranties to be so true and correct which has not had, individually or in the aggregate, a Company Material Adverse Effect.

(b)    Performance of Obligations of the Company. The Company shall have complied with or performed in all material respects the covenants and obligations that the Company is required to comply with or to perform under this Agreement prior to the Effective Time; provided, that, with respect to the covenants set forth in Section 6.18 and Section 6.19, respectively, the Company shall be deemed to be in compliance with the foregoing provisions of this Section 7.2(b) unless the Company has Willfully Breached its covenants set forth in Section 6.18 or Section 6.19.

(c)    Company Material Adverse Effect. Since the Agreement Date, there shall not have occurred and be continuing any Company Material Adverse Effect.

(d)    Officer’s Certificate. Parent and Acquisition Sub shall have received a certificate of the Company, validly executed for and on behalf of the Company and in its name by a duly authorized officer thereof, certifying that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

7.3    Conditions to the Company’s Obligations to Effect the Merger. The obligations of the Company to consummate the Merger shall be subject to the satisfaction or waiver (where permissible under applicable Law) prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by the Company:

(a)    Representations and Warranties. The representations and warranties of Parent and Acquisition Sub set forth in this Agreement shall be true and correct at and as of the Agreement Date and at and as of the Effective Time as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), except for any failure to be so true and correct would not, individually or in the aggregate, prevent the consummation of the transactions contemplated by this Agreement or the ability of Parent and Acquisition Sub to fully perform their respective covenants and obligations under this Agreement.

(b)    Performance of Obligations of Parent and Acquisition Sub. Each of Parent and Acquisition Sub shall have complied with or performed in all material respects the covenants and obligations that it is required to comply with or to perform under this Agreement prior to the Effective Time.

(c)    Officer’s Certificate. The Company shall have received a certificate of Parent and Acquisition Sub, validly executed for and on behalf of Parent and Acquisition Sub and in their respective names by a duly authorized officer thereof, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1    Termination. This Agreement may be terminated and the Merger and the other transactions contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Requisite Stockholder Approval:

(a)    by mutual written agreement of Parent and the Company;

(b)    by either Parent or the Company, if:

(i)    the Effective Time shall not have occurred on or before the date that is the six month anniversary of the Agreement Date; provided, that upon the request of either Parent or the Company prior to such Termination Date (including as it may be extended pursuant to this proviso) the Termination Date shall be extended for all purposes under this Agreement until the date specified in such request that is not later than the nine month anniversary of the Agreement Date (the “Termination Date”); provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party hereto whose action or failure to act has been a principal cause of (A) the failure to satisfy any of the conditions to the obligations of the terminating party to consummate the Merger set forth in Article VII prior to the Termination Date and such action or failure to act constitutes a material breach of this Agreement, or (B) the failure of the Effective Time to have occurred prior to the Termination Date, and such action or failure to act constitutes a material breach of this Agreement;

(ii)    any Governmental Authority of competent jurisdiction shall have (A) enacted, issued or promulgated any Law (other than a non-U.S. Antitrust Law) that is in effect, or (B) issued or granted any Order (other than an Order under a non-U.S. Antitrust Law) that is in effect and has become final and non-appealable, in each case that has the effect of permanently making the Merger illegal or which has the effect of permanently prohibiting or otherwise preventing the consummation of the Merger, or imposes a Burdensome Condition; or

(iii)    the Company shall have failed to obtain the Requisite Stockholder Approval at the Company Stockholder Meeting (or any adjournment or postponement thereof) at which a vote on the adoption of this Agreement was taken;

(c)    by the Company, in the event that (i) the Company is not then in material breach of this Agreement, (ii) the representations and warranties of Parent and/or Acquisition Sub contained in this Agreement shall have become inaccurate or been breached such that the condition set forth in Section 7.3(a) would not be satisfied, or the covenants or obligations of Parent and/or Acquisition Sub contained in this Agreement shall have been breached such that the condition set forth in Section 7.3(b) would not be satisfied, and (iii) such breach is not capable of being cured by the Termination Date or, if capable of being so cured, Parent and/or Acquisition Sub shall have failed to cure such breach within 20 Business Days after Parent and Acquisition Sub have received written notice of such breach from the Company (it being understood that the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.1(c) in respect of the breach set forth in any such written notice (A) at any time during such 20 Business Day-period, and (B) at any time after such 20 Business Day-period if Parent and/or Acquisition Sub shall have cured such breach during such 20 Business Day-period);

(d)    by Parent, in the event that (i) Parent and Acquisition Sub are not then in material breach of this Agreement, (ii) the representations and warranties of the Company contained in this Agreement shall have become inaccurate or been breached such that the condition set forth in Section 7.2(a) would not be satisfied, or the covenants or obligations of the Company contained in this Agreement shall have been breached such that the condition set forth in Section 7.2(b), would not be satisfied, and (iii) such breach is not capable of being cured by the Termination Date or, if capable of being so cured, the Company shall have failed to cure such breach within 20 Business Days after the Company has received written notice of such breach from Parent (it being understood that Parent shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) in respect of the breach set forth in any such written notice (A) at any time during such 20 Business Day-period, and (B) at any time after such 20 Business Day-period if the Company shall have cured such breach during such 20 Business Day-period);

(e)    by the Company, at any time prior to receiving the Requisite Stockholder Approval, in the event that the Company Board shall have effected a Company Board Recommendation Change in compliance with the terms of Section 6.5(c)(i), to enter into a definitive agreement providing for the consummation of a Superior Proposal; provided that the Company has not violated Section 5.2 or Section 6.5 in any material respect; provided, further, that concurrently with such termination of this Agreement, the Company pays Parent the Termination Fee payable pursuant to Section 8.3(b)(ii) and enters into a binding definitive agreement with respect to such Superior Proposal;

(f)    by Parent, at any time prior to receiving the Requisite Stockholder Approval, in the event that:

(i)    the Company Board or any authorized committee thereof shall have effected a Company Board Recommendation Change (whether or not in compliance with Section 6.5) or failed to include the Company Board Recommendation in the Proxy Statement;

(ii)    the Company Board shall have failed to publicly reconfirm the Company Board Recommendation as promptly as reasonably practicable (and in any event within 10 Business Days) after receipt of a written request from Parent that it do so if such request is made following (A) the making by any Person or group an Acquisition Proposal that has become publicly known or (B) any Person or Group having publicly announced an intention (whether or not conditional) to make an Acquisition Proposal or the existence of an intention to make an Acquisition Proposal shall have otherwise become publicly known;

(iii)    a tender or exchange offer for Company Common Stock that constitutes an Acquisition Proposal (whether or not a Superior Proposal) is commenced by a Person unaffiliated with Parent and, within 10 Business Days after the public announcement of the commencement of such Acquisition Proposal, the Company shall not have filed a Schedule 14D-9 pursuant to Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act recommending that the Company Stockholders reject such Acquisition Proposal and not tender any Shares into such tender or exchange offer; or

(iv)    the Company has breached the terms of Section 5.2 or Section 6.5 in any material respect;

(g)    by the Company if (i) the Company is not in material breach of this Agreement, (ii) all the conditions set forth in Section 7.1 and Section 7.2 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing but provided such conditions are then capable of being fulfilled), (iii) the Company has thereafter confirmed in writing to Parent and Acquisition Sub that it is ready and able to consummate the Merger, and (iv) Parent and Acquisition Sub shall have failed (due to the failure of the Financing to have timely occurred in accordance with its terms and the terms of this Agreement) to consummate the Merger within 20 Business Days following the date the Closing should have occurred in accordance with Section 2.3; provided that during such period of 20 Business Days following the date the Closing should have occurred pursuant to Section 2.3 and for 24 hours thereafter, no party shall be entitled to terminate this Agreement pursuant to Section 8.1(b)(i).

8.2    Notice of Termination; Effect of Termination. Any proper and valid termination of this Agreement pursuant to Section 8.1 shall be effective immediately upon the delivery of written notice of the terminating party to the other party or parties hereto, as applicable. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall be of no further force or effect without liability of any party or parties hereto, as applicable (or any Affiliate or other Representative of such party or parties) to the other party or parties hereto, as applicable, except (a) for Section 6.6, this Section 8.2, Section 8.3 and Article IX, each of which provisions shall survive the termination of this Agreement and (b) that nothing herein shall relieve any party or parties hereto, as applicable, from any liability or damages resulting from fraud or any Willful Breach prior to such termination, in which case the aggrieved party shall be entitled to all remedies available at law or in equity. In addition to the foregoing, no termination of this Agreement shall affect the obligations of the parties hereto set forth in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

8.3    Fees and Expenses.

(a)    General. Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party or parties, as applicable, incurring such expenses whether or not the Merger is consummated. Notwithstanding the foregoing, each of the Company and Parent shall pay one-half of the filing fees and the costs of filings made pursuant to Antitrust Laws and of printing and mailing the Proxy Statement.

(b)    Company Payments.

(i)    The Company shall pay to Parent $32,300,000 (the “Termination Fee”), within two Business Days after the satisfaction of the following conditions: (A) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b)(i), Section 8.1(b)(iii), or Section 8.1(d) (for Section 8.1(d), only if terminated as a result of a breach by the Company of its covenants or obligations, and not its representations or warranties, such that the condition set forth in Section 7.2(b) would not be satisfied); (B) following the execution and delivery of this Agreement and prior to any such termination of this Agreement, a Competing Acquisition Transaction shall have been publicly announced or shall have become publicly disclosed and was not publicly withdrawn at least 10 Business Days prior to such termination; and (C) concurrently with or within 12 months following any such termination of this Agreement, the Company or any of its Affiliates either (x) consummates a Competing Acquisition Transaction or (y) enters into a definitive agreement for a Competing Acquisition Transaction, in each case, whether or not the Competing Acquisition Transaction was the same Competing Acquisition Transaction referred to in clause (B) of this Section 8.3(b). For purposes of the foregoing provisions of this Section 8.3(b)(i) only, a “Competing Acquisition Transaction” shall have the same meaning as an “Acquisition Transaction” except that all references therein to “15%” shall be deemed to be references to “50%”.

(ii)    In the event that this Agreement is terminated by the Company pursuant to Section 8.1(e), the Company shall pay to Parent the Termination Fee concurrently with and as a condition to the effectiveness of such termination.

(iii)    In the event that this Agreement is terminated by Parent pursuant to Section 8.1(f), the Company shall pay to Parent the Termination Fee within two Business Days after such termination.

(iv)    Notwithstanding anything to the contrary set forth in this Agreement, but subject to Parent’s rights set forth in Section 9.7, in any circumstance in which Parent receives payment of the Termination Fee pursuant to this Section 8.3(b), the receipt of the Termination Fee in such circumstance shall, except in the case of fraud or Willful Breach of this Agreement by the Company, constitute the sole and exclusive remedy of Parent, Acquisition Sub, Parent’s Subsidiaries and any of their respective former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, Affiliates or assignees (“Parent Related Parties”) against the Company and its Subsidiaries or any of its or their former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, Affiliates or assignees (collectively, the “Company Related Parties”) for any and all losses and damages suffered or incurred as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder prior to the date of such termination, and, upon Parent’s receipt of the Termination Fee in such circumstance, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement, the transactions contemplated hereby or in respect of any other document, theory of law or equity or oral representations made or alleged to be made in connection herewith or therewith, in contract, in tort or otherwise (except that (x) the Company shall be obligated pursuant those provisions that expressly survive such termination in accordance with Section 8.2, (y) the obligations under the Confidentiality Agreement shall continue to survive, and (z) the Company shall also be obligated with respect to Section 8.3(e)). Except as expressly provided in this clause (iv), following the receipt of the Termination Fee in such circumstance, and, except in the case of fraud or Willful Breach of this Agreement by the Company, (A) none of Parent, Acquisition Sub or any Parent Related Party shall be entitled to bring, maintain or support any Legal Proceedings against the Company or any Company Related Party arising out of or in connection with this Agreement, the negotiation, execution or performance hereof or the transactions contemplated hereby (or the abandonment or termination thereof) or any matters forming the basis for such termination, and (B) Parent and Acquisition Sub shall use their reasonable best efforts to cause any Legal Proceedings pending in connection with this Agreement, the negotiation, execution or performance hereof or the transactions contemplated hereby, to the extent maintained by Parent, Acquisition Sub or any Parent Related Party against the Company or any Company Related Party to be dismissed with prejudice promptly.

(v)    The Company shall make any required payment of the Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

(c)    Equitable Relief. Notwithstanding the foregoing or anything else in this Agreement, it is explicitly agreed that the Company shall be entitled to obtain an injunction, or other appropriate form of equitable relief, to cause Parent and Acquisition Sub to consummate the Merger at any time if, and only if, and the Company shall not otherwise be entitled to obtain any injunction or other form of equitable relief to cause Parent and Acquisition Sub to effectuate the Merger, unless, each of the following conditions has been satisfied: (A) all conditions in Section 7.1 and Section 7.2 (other than those conditions that by their nature cannot be satisfied until the Closing, but subject to the fulfillment or waiver of those conditions) have been satisfied, and remain satisfied, at the time when the Closing would have occurred, (B) Parent and Acquisition Sub fail to complete the Closing by the date the Closing is required to have occurred pursuant to Section 2.3 (taking into account any extension of the Termination Date in accordance with Section 8.1(b)(i)), and (C) the Company has irrevocably confirmed that if specific performance is granted, then the Closing will occur. For the avoidance of doubt, nothing in this Section 8.3(c) shall prohibit the Company from seeking an injunction, specific performance and/or other equitable relief pursuant to Section 9.7 prior to the conditions to Closing set forth in Section 7.1 and Section 7.2 being satisfied or waived.

(d)    Single Payment Only. The parties hereto acknowledge and hereby agree that in no event shall the Company be required to pay the Termination Fee on more than one occasion, whether or not the Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(e)    Liquidated Damages. Each of the Company, Parent and Acquisition Sub acknowledges and agrees that (i) the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, (ii) the Termination Fee is not a penalty, but is liquidated damages, in a reasonable amount that will compensate Parent, in the circumstances in which such fee is payable, and which do not involve fraud or Willful Breach of this Agreement, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision and (iii) without these agreements, the Parent would not have entered into this Agreement. Accordingly, if the Company fails to timely pay any amount due pursuant to this Section 8.3 and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the payment of any amount set forth in this Section 8.3, the Company shall pay Parent its costs and expenses in connection with such suit, together with interest on such amount at the annual rate of two percent plus the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable Law.

(f)    No Recourse. Notwithstanding anything in this Agreement to the contrary, the Company, on behalf of itself and its Affiliates, (i) agrees that none of the Financing Sources or their respective current, former, or future Affiliates and Representatives shall have any liability or obligation (whether at law or equity, in contract, in tort or otherwise) to the Company or its Subsidiaries or Affiliates relating to this Agreement or the breach, termination, or validity hereof or any transactions contemplated by this Agreement (including the Financing and the Financing Commitments) (ii) waives any rights or claims against any of the Financing Sources and their respective current, former, or future Affiliates and Representatives in any way relating to this Agreement or the breach, termination, or validity hereof or any transactions contemplated by this Agreement (including the Financing and the Financing Commitments), whether at law or equity, in contract, in tort or otherwise and (iii) agrees not to, and shall not, seek to enforce this Agreement against, make any claims for breach of this Agreement, or seek to recovery monetary damages (including, for the avoidance of doubt, any special, consequential, punitive, indirect, speculative, or exemplary damages or damages of a tortious nature) from, any Financing Source or any of their respective current, former. or future Affiliates and Representatives (in each case without limitation to any rights the Company may have against Parent and/or Acquisition Sub).

ARTICLE IX

GENERAL PROVISIONS

9.1    Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company, Parent and Acquisition Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall so survive the Effective Time in accordance with their respective terms. After the Effective Time, neither Parent nor Acquisition Sub shall be permitted to claim that any breach by the Company of any of its covenants or obligations under this Agreement results in a failure of a condition to consummate the Merger or excuses performance by Parent or Acquisition Sub of any of its obligations hereunder.

9.2    Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, (iii) immediately upon delivery if delivered before 5:00 p.m. in the time zone of the receiving party on a Business Day and delivered by hand, by facsimile (with a written or electronic confirmation of delivery) or by e-mail (so long as a receipt with respect to such e-mail is requested and received) or (iv) on the next Business Day if delivered on a day other than a Business Day or after 5:00 p.m. in the time zone of the receiving party and delivered by hand, by facsimile (with a written or electronic confirmation of delivery) or by e-mail (so long as a receipt with respect to such e-mail is requested and received), in each case to the intended recipient as set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

(a)    if to Parent or Acquisition Sub, to:

        Itron, Inc.

        2111 North Molter Road

        Liberty Lake, WA 99019

        Attention: Shannon Votava, Senior Vice President, General Counsel

        Email: shannon.votava@itron.com

with a copy (which shall not constitute notice) to:

        Jones Day

        1755 Embarcadero Road,

        Palo Alto, CA 94303

        Attention: Daniel Mitz and Jonn Beeson

        Email: drmitz@jonesday.com and jbeeson@jonesday.com

        Facsimile: (650) 739-3900

(b)    if to the Company, to:

        Silver Spring Networks, Inc.

        230 West Tasman Drive

        San Jose, CA 95134

        Attention: Richard S. Arnold, Jr., General Counsel

        Email: rarnold@ssni.com

        Facsimile: (650) 521-5838

with a copy (which shall not constitute notice) to:

        Fenwick & West LLP

        801 California Street

        Mountain View, CA 94041

        Attention: David W. Healy

        Email: dhealy@fenwick.com

        Facsimile: (650) 938-5200

9.3    Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties, except that (i) Parent may assign all or any portion of its rights and interests herein for collateral security purposes to any Financing Sources and (ii) each of Parent and Acquisition Sub may assign, in Parent’s sole discretion, any of or all Parent’s and/or Acquisition Sub’s rights, interests and obligations under this Agreement to any direct or indirect wholly owned Subsidiary of Parent or Acquisition Sub; provided that no such assignment shall relieve Parent or Acquisition Sub of any of their obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.4    Entire Agreement. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter, the Annexes hereto, and the Confidentiality Agreement, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; provided that the Confidentiality Agreement shall not be superseded, shall survive any termination of this Agreement and shall continue in full force and effect until the earlier to occur of (a) the Effective Time and (b) the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto.

9.5    No Third Party Beneficiaries. This Agreement is not intended to, and shall not, confer upon any other Person any rights or remedies hereunder, except (a) from and after the Effective Time, as set forth in or contemplated by the terms and provisions of Section 6.10, (b) from and after the Effective Time, the rights of holders of Shares and other securities of the Company to receive the consideration pursuant to the Merger, subject to and as set forth in Article II, (c) for the right of the Company to pursue damages and other relief (including equitable relief) in the event of Parent’s or Merger Sub’s Willful Breach of this Agreement (associated with a failure of the Financing to timely occur) (whether or not this Agreement has been terminated pursuant to Article VII), (d) the Financing Sources are express third-party beneficiaries of, and are entitled to rely on and enforce directly, Section 8.3(f), Section 9.3, Section 9.8, Section 9.9, Section 9.10, Section 9.11, this Section 9.5, and the definition of “Financing Sources,” and (e) this Article IX in respect of the Sections set forth under the foregoing clauses (a) through (d). The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto, without notice or liability to any other Person. The representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the Knowledge of any of the parties hereto. Accordingly, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.6    Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable in such jurisdiction, such provisions in other jurisdictions will remain in effect and, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.7    Remedies.

(a)    Subject to Section 8.3(b) and Section 8.3(c), and except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

(b)    The parties hereto hereby agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the parties hereto acknowledge and hereby agree that, in the event of any breach or threatened breach by the Company, on the one hand, or Parent and/or Acquisition Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, and Parent and Acquisition Sub, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement, by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement. The Company, on the one hand, and Parent and Acquisition Sub, on the other hand hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by such party (or parties), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party (or parties) under this Agreement. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such Order or injunction.

9.8    Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of law thereof. Notwithstanding the foregoing, without limiting anything set forth in Section 8.3(f), each party hereto agrees that any Legal Proceeding, cause of action, claim, cross-claim, or third-party claim of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement, the Financing, or any of the transactions contemplated hereby or thereby, including any dispute arising out of or relating in any way to the Financing Commitments or the performance thereof, are governed by, and construed in accordance with, the Laws specified therefor in the Financing Commitments.

9.9    Jurisdiction and Venue. Except as set out below, each of the Company, Parent and Acquisition Sub hereby irrevocably and unconditionally (i) consents to submit to the sole and exclusive jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) (“Delaware Courts”) for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), (ii) waives any objection to the laying of venue of any such litigation in the Delaware Courts and (iii) agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum. Notwithstanding the foregoing, without limiting anything set forth in Section 8.3(f), each party hereto agrees that any Legal Proceeding, cause of action, claim, cross-claim, or third-party claim of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement, the Financing, or any of the transactions contemplated hereby or thereby, including any dispute arising out of or relating in any way to the Financing Commitments or the performance thereof, are subject to the jurisdiction, venue, and forum provisions specified therefor in the Financing Commitments.

9.10    WAIVER OF JURY TRIAL. EACH OF PARENT, ACQUISITION SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, ACQUISITION SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF (INCLUDING ANY ACTION, PROCEEDING, OR COUNTERCLAIM INVOLVING THE FINANCING SOURCES (AND THEIR RESPECTIVE AFFILIATES AND REPRESENTATIVES)).

9.11    Amendment. Subject to applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent, Acquisition Sub and the Company; provided that (a) in the event that this Agreement has been adopted by the Company Stockholders in accordance with Delaware Law, no amendment shall be made to this Agreement that requires the approval of such Company Stockholders under Delaware Law without such approval and (b) Section 8.3(f), Section 9.3, Section 9.8, Section 9.9, Section 9.10, this Section 9.11, and the definition of “Financing Sources” (in each case, together with any related definitions and other provisions of this Agreement to the extent an amendment thereof would serve to modify the substance or provisions of any such Section) shall not be amended in a manner that is adverse to any Financing Source or any of its Affiliates or Representatives without the prior written consent of such Financing Source.

9.12    Extension; Waiver. At any time and from time to time prior to the Effective Time, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

9.13    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

SILVER SPRING NETWORKS, INC.

By:	/s/ Michael A. Bell
Name:	Michael A. Bell
Title:	Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

ITRON, INC.

By:	/s/ Philip Mezey
Name:	Philip Mezey
Title:	President and Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

IVORY MERGER SUB, INC.

By:	/s/ Tom Deitrich
Name:	Tom Deitrich
Title:	President

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]